                                                                   EXHIBIT 10.23


================================================================================

                       ASSET AND STOCK PURCHASE AGREEMENT


                                      AMONG


                            STERLING CHEMICALS, INC.


                                       AND


                              STERLING CANADA, INC.
                        STERLING PULP CHEMICALS US, INC.
                          STERLING PULP CHEMICALS, INC.


                                       AND


                      STERLING CHEMICALS ACQUISITIONS, INC.


                                   AS SELLERS


                                       AND


                              SUPERIOR PROPANE INC.


                                  AS PURCHASER


                             DATED NOVEMBER 13, 2002




================================================================================

                                TABLE OF CONTENTS

                                                                                                       PAGE

ARTICLE I CERTAIN DEFINITIONS............................................................................1
         Section 1.1     Definitions.....................................................................1
         Section 1.2     Interpretation.................................................................18

ARTICLE II SALE AND PURCHASE OF STOCK AND ASSETS........................................................20
         Section 2.1     Transfer of Assets.............................................................20
         Section 2.2     Assumed Liabilities............................................................22
         Section 2.3     Purchase Price.................................................................24
         Section 2.4     Canadian Withholding Tax.......................................................26
         Section 2.5     Purchase Price Allocation......................................................27
         Section 2.6     Closing; Deliveries by the Parties.............................................27
         Section 2.7     Nonassignable Assets...........................................................29
         Section 2.8     No Licenses....................................................................30
         Section 2.9     Adjustments to Purchase Price..................................................30
         Section 2.10      Determination of Adjustments.................................................31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS...................................................33
         Section 3.1     Organization...................................................................35
         Section 3.2     Authority......................................................................35
         Section 3.3     Capitalization of Certain Subsidiaries.........................................35
         Section 3.4     No Conflict; Required Filings and Consents.....................................35
         Section 3.5     Compliance With Law; Licenses..................................................35
         Section 3.6     Financial Information..........................................................37
         Section 3.7     Absence of Certain Changes or Events...........................................38
         Section 3.8     Title to Assets; Sufficiency of Purchased Assets...............................38
         Section 3.9     Material Assumed Contracts.....................................................38
         Section 3.10      Real Property................................................................39
         Section 3.11      Environmental Matters........................................................41
         Section 3.12      Taxes........................................................................41
         Section 3.13      Employee Matters.............................................................43
         Section 3.14      Litigation...................................................................45
         Section 3.15      Brokers......................................................................45
         Section 3.16      Intellectual Property........................................................45
         Section 3.17      Customers....................................................................47
         Section 3.18      Warranties; Product Claims...................................................47
         Section 3.19      Insurance....................................................................48
         Section 3.20      Affiliate Transactions.......................................................48
         Section 3.21      Labor Matters................................................................49

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER..................................................49
         Section 4.1     Organization...................................................................49
         Section 4.2     Authority......................................................................49
         Section 4.3     No Conflict; Required Filings and Consents.....................................50

                                                                                                       PAGE
                                                                                                       ----

         Section 4.4     Litigation.....................................................................51
         Section 4.5     Financing......................................................................51
         Section 4.6     Brokers........................................................................51
         Section 4.7     Investigation by Purchaser.....................................................51
         Section 4.8     Investment Canada Act..........................................................52

ARTICLE V COVENANTS.....................................................................................52
         Section 5.1     Conduct of the Business........................................................52
         Section 5.2     Access to Information; Confidentiality.........................................55
         Section 5.3     Bankruptcy Actions.............................................................57
         Section 5.4     Books and Records..............................................................58
         Section 5.5     Appropriate Action; Consents; Filings..........................................59
         Section 5.6     Further Assurances; Financing..................................................60
         Section 5.7     Tax Matters....................................................................61
         Section 5.8     Publicity......................................................................62
         Section 5.9     Use of Holdings Group Trademarks and Logos.....................................62
         Section 5.10      Contacts with Suppliers, Customers and Other Parties.........................62
         Section 5.11      Employee Matters.............................................................63
         Section 5.12      Certain Shareholder Agreements...............................................65
         Section 5.13      Transition Services Agreement................................................65
         Section 5.14      Ancillary Agreements.........................................................65
         Section 5.15      Intercompany Balances........................................................65
         Section 5.16      Cure of Defaults.............................................................66
         Section 5.17      Certain Litigations..........................................................66
         Section 5.18      Debt Facilities..............................................................66
         Section 5.19      Notification of Certain Matters..............................................66
         Section 5.20      No Solicitation..............................................................66

ARTICLE VI CONDITIONS...................................................................................68
         Section 6.1     Conditions to Each Party's Obligations.........................................68
         Section 6.2     Conditions to Obligations of Purchaser.........................................69
         Section 6.3     Conditions to Obligations of Seller Parties....................................71

ARTICLE VII TERMINATION.................................................................................72
         Section 7.1     Termination....................................................................72
         Section 7.2     Termination for Alternative Transaction........................................74
         Section 7.3     Effect of Termination..........................................................74
         Section 7.4     Extension; Waiver..............................................................75

ARTICLE VIII MISCELLANEOUS..............................................................................76
         Section 8.1     Survival of Representations, Warranties and Agreements.........................76
         Section 8.2     Holdings Merger................................................................76
         Section 8.3     Notices........................................................................76
         Section 8.4     Descriptive Headings...........................................................77
         Section 8.5     Counterparts...................................................................77
         Section 8.6     Amendment......................................................................77
         Section 8.7     Entire Agreement...............................................................77

                                                                                                       PAGE
                                                                                                       ----

         Section 8.8     Fees and Expenses..............................................................77
         Section 8.9     Governing Law..................................................................77
         Section 8.10      WAIVER OF JURY TRIAL.........................................................78
         Section 8.11      Assignment...................................................................78
         Section 8.12      Parties in Interest; Certain Consent Matters.................................78
         Section 8.13      Interpretation...............................................................78
         Section 8.14      Severability.................................................................78
         Section 8.15      Payments.....................................................................79
         Section 8.16      Bulk Sales Laws..............................................................79

EXHIBITS

Exhibit A         Bill of Sale

Exhibit B         Assignment and Assumption Agreement

Exhibit C         Deposit Escrow Agreement

Exhibit D         Lease Assignment Agreement

Exhibit E         Agreed Upon Budget

                  ASSET AND STOCK PURCHASE AGREEMENT, dated as of November 13, 2002 (as amended, modified or supplemented from time to time, this "AGREEMENT"), by and among Sterling Chemicals, Inc., a Delaware corporation ("CHEMICALS"), Sterling Canada, Inc., a Delaware corporation ("STERLING CANADA"), Sterling Pulp Chemicals US, Inc., a Delaware corporation ("PULP-DE"), Sterling Pulp Chemicals, Inc., a Georgia corporation ("PULP-GA"), Sterling Chemicals Acquisitions, Inc., a Delaware corporation ("STERLING ACQUISITIONS" and together with Sterling Canada, Pulp-DE and Pulp-GA, the "SELLERS" and together with Chemicals, the "SELLER PARTIES"), and Superior Propane Inc., a Canadian corporation ("PURCHASER").

                                   WITNESSETH:

                  WHEREAS, Sellers and the Purchased Subsidiaries (as defined herein) are engaged in the business of producing, marketing and distributing chemicals for use primarily in the pulp and paper and water treatment industries, engineering and constructing large scale chlorine dioxide generators, licensing related technology and providing related services (the "BUSINESS");

                  WHEREAS, on July 16, 2001, Sterling Chemicals Holdings, Inc., a Delaware corporation ("Holdings"), the indirect parent company of each of the Sellers, and the other Debtors (as defined herein) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "BANKRUPTCY CODE") with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "BANKRUPTCY COURT"), Case No. 01-37805-H4-11 (the "BANKRUPTCY CASE"), and the Debtors remain in possession and control of their respective assets and businesses as debtors-in-possession; and

                  WHEREAS, upon the terms and subject to the conditions contained herein, the parties desire for the Seller Parties to sell to Purchaser and for Purchaser to purchase the Purchased Assets (as defined herein), including the Non-U.S. Subsidiary Stock (as defined herein), from the Seller Parties and, as part of such sale and purchase, for Purchaser to assume the Assumed Liabilities (as defined herein) (the "ACQUISITION").

                  NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

                  Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "Accounts Receivable" shall mean all accounts receivable, notes receivable and trade receivables arising in connection with the operation or conduct of the Business, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor, including recoverable deposits.

                  "Acquisition" shall have the meaning ascribed to it in the recitals hereto.

                  "Acquisition Proposal" shall mean an inquiry, offer or proposal regarding any of the following involving the Sellers or the Purchased Subsidiaries or the Business: (i) any merger, consolidation, stock sale, share exchange, recapitalization, business combination or other similar transaction; or (ii) any sale, transfer or other disposition of all or substantially all the assets of the Business, taken as a whole, in a single transaction or series of related transactions.

                  "Actions" shall have the meaning ascribed to it in Section 5.1(a)(ii).

                  "Affiliate" of a specified Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

                  "Agreement" shall have the meaning ascribed to it in the preamble hereto.

                  "Alien Employees" shall have the meaning ascribed to it in
Section 5.11(j).

                  "Ancillary Agreements" shall mean the Bill of Sale, the Assignment and Assumption Agreement, the Deposit Escrow Agreement and the Transition Services Agreement.

                  "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement in substantially the form of Exhibit B hereto.

                  "Assumed Contracts" shall mean all Contracts, other than Excluded Contracts, to which a Seller is a party and which affect the Purchased Assets or the operation of the Business, including the Valdosta Lease and those set forth on Section 3.9(a) of the Seller Disclosure Schedule.

                  "Assumed Liabilities" shall have the meaning ascribed to it in
Section 2.2(a).

                  "Audited Financial Statements" shall have the meaning ascribed to it in Section 3.6(a).

                  "Balance Sheet" shall mean the unaudited consolidated balance sheet of the Business as of September 30, 2002.

                  "Bankruptcy Case" shall have the meaning ascribed to it in the recitals hereto.

                  "Bankruptcy Code" shall have the meaning ascribed to it in the recitals hereto.

                  "Bankruptcy Court" shall have the meaning ascribed to it in the recitals hereto.

                  "Bill of Sale" shall mean the Bill of Sale in substantially the form of Exhibit A hereto.

                  "Books and Records" shall mean all files, documents, instruments, papers, books and records (whether stored or maintained in hard copy, digital or electronic format or otherwise) used or intended for use by the Sellers in connection with the ownership, operation or conduct of the Business or the Purchased Assets, including Assumed Contracts, customer lists, customer information and account records, computer files, data processing records, employment and personnel records, advertising and marketing data and records, credit records, records relating to suppliers and other data.

                  "Budget" shall mean the Agreed Upon Budget attached as Exhibit E hereto.

                  "Budgeted Capital Expenditure Amount" shall mean for each month from October 1, 2002 through the last day of the month in which the Closing occurs the aggregate amount budgeted by the Sellers with respect to the Capital Expenditures Amount as indicated on the Budget (on a pro rata basis based on the number of days elapsed during the month in which the Closing occurs).

                  "Budgeted Working Capital Amount" shall mean the aggregate amount budgeted by the Sellers with respect to the Working Capital Amount as indicated on the Budget (determined for the month in which the Closing occurs; provided, however, that if the Closing occurs on or prior to January 15, 2003, the amount set forth on the Budget in respect of the month of December shall be used).

                  "Business" shall have the meaning set forth in the recitals hereto.

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Calgary (Alberta), Canada are required or authorized by Law to close.

                  "Business Employees" shall have the meaning ascribed to it in
Section 5.11(b).

                  "Canadian Assets" shall mean the Contracts, Licenses, Intellectual Property, Owned Real Property and Leased Real Property of the Purchased Subsidiaries and all other assets, properties, rights, contractual rights and Claims of the Purchased Subsidiaries, wherever located, whether tangible or intangible.

                  "Canadian Employee Benefit Plans" shall have the meaning ascribed to it in Section 3.13(d).

                  "Canadian Facilities" means (i) the Credit Agreement, dated as of July 9, 2002, among Sterling Pulp Chemicals (Sask) Ltd., as Borrower, Bank of Montreal, as Agent, and the Lenders party thereto, and (ii) the Financing Agreement, dated as of July 11, 2001, between CIT Business Credit Canada Inc., as Agent and Lender, and Sterling Pulp Chemicals, Ltd., as Borrower.

                  "Capital Expenditure Adjustment" shall have the meaning ascribed to it in Section 2.9(b).

                  "Capital Expenditure Amount" shall mean the aggregate amount of Capital Expenditures made in respect of the Business during the period from October 1, 2002 to the Closing Date.

                  "Capital Expenditures" shall mean for any period, the aggregate amount of all cash expenditures or accruals included in the current liability amount used to calculate the Working Capital Amount in respect of the Business for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures of the Business.

                  "CCRA" shall have the meaning ascribed to it in Section 2.4(a)(ii).

                  "Chapter 11 Expenses" shall mean (a) any and all costs incurred and expenses paid or payable by the Debtors (or any of their Affiliates) in connection with the administration of the Bankruptcy Case, (b) any and all costs incurred and expenses paid or payable by the Seller Parties (or any of their Affiliates) in connection with the sale of the Business; including, without limitation, (i) obligations to pay any professionals' fees and expenses in connection with the Chapter 11 Case, the sale of the Business, this Agreement, and the transactions contemplated hereby incurred by the Debtors, the Seller Parties, the Creditors Committee, and any other compensation for making a substantial contribution in the Chapter 11 Case (including, without limitation, fees of attorneys, accountants, investment bankers, financial advisors, auditors and consultants), (ii) fees and expenses payable to the United States Trustee under Section 1930 of title 28, United States Code, (iii) fees and expenses of the members of the Unofficial Noteholders Committee, (iv) fees and expenses of the Indenture Trustees, (v) fees and expenses of members of the Creditors Committee and (vi) fees and expenses related to DIP Facility and
(c) any and all liabilities, costs and expenses relating to the transactions described in Section 5.1(c) hereof, including the preparation of any Tax Returns relating thereto.

                  "Chemicals" shall have the meaning set forth in the preamble hereto.

                  "Claim" shall mean any claim (including any cross-claim or counterclaim), demand, investigation, cause of action, suit, default, assessment, litigation, third party action, arbitral proceeding or proceeding by or before any Governmental Entity or any other Person.

                  "Class 1 Representations and Warranties" shall mean the representations and warranties set forth in Sections 3.2, 3.3, 3.4(a) 3.5(b), 3.6(a), 3.8, 3.9, 3.10(a) and (b), 3.10(g), 3.12, 3.15 and 3.21 hereof.

                  "Class 2 Representations and Warranties" shall mean the representations and warranties set forth in Sections 3.1, 3.4(b), 3.5(a), 3.6(b), 3.7, 3.10(c) through (f), 3.11, 3.13, 3.14, 3.16, 3.17, 3.18, 3.19 and
3.20 hereof.

                  "Closing" shall have the meaning ascribed to it in Section 2.6(a).

                  "Closing Date" shall have the meaning ascribed to it in
Section 2.6(a).

                  "Closing Delay Adjustment Amount" shall mean an amount, if any, not to exceed $4,650,000, equal to $150,000 per day for each day (up to but not including the Closing Date) following December 31, 2002 that shall have passed without the Closing having occurred; provided, however, that such $150,000 per day shall not accrue in respect of any period of time during which the conditions set forth in Sections 6.2(i), 6.3(a) or 6.3(b) hereof shall not have been satisfied (or, in the case of conditions which by their nature can only be satisfied at Closing, shall not have been capable of being satisfied at such time were the Closing to occur on such date).

                  "COBRA" shall mean Section 4980B of the Code.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Collective Bargaining Agreements" shall have the meaning ascribed to it in Section 3.21(a).

                  "Confidentiality Agreement" shall have the meaning ascribed to it in Section 5.2(d).

                  "Contest" shall have the meaning ascribed to it in Section 5.7(b).

                  "Contract" shall mean any written or oral agreement, arrangement, understanding, lease, purchase order or instrument or other contractual or similar arrangement.

                  "Control" or "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

                  "CPA-Determined Differences" shall have the meaning ascribed to it in Section 2.10(d).

                  "CPA Firm" shall have the meaning ascribed to it in Section 2.10(d).

                  "Creditors Committee" shall mean the official committee of unsecured creditors appointed in the Bankruptcy Case.

                  "Creditors Committee Majority" shall mean a majority of the members of the Creditors Committee.

                  "Cure Costs" shall have the meaning ascribed to it in Section 2.2(b)(x).

                  "Damages" shall mean the excess, if any, of (a) the sum of (i) the Purchase Price, and (ii) the reasonable out-of pocket costs and expenses, including reasonable attorneys' and other professional fees and expenses, incurred to re-market the Business for sale, over (b) the value of the aggregate consideration received in any subsequent sale of the Business and the Purchased Assets whether in a single transaction or series of transactions, if any. For the avoidance of doubt, "Damages" shall in no event include (i) Losses relating to the failure or delay of the consummation of the Plan, (ii) Losses relating to the Bankruptcy Case, (iii) Losses (including operating losses) that arise in the conduct or operation of the Business or the ownership of the Purchased Assets and (iv) any consequential damages.

                  "Debtors" shall mean Holdings, Chemicals, Sterling Canada, Pulp-DE, Pulp-GA, Sterling Chemicals Energy, Inc., a Delaware corporation, Sterling Fibers, Inc., a Delaware corporation, and Sterling Chemicals International, Inc., a Delaware corporation, collectively.

                  "Deposit Escrow Agreement" shall have the meaning ascribed to it in Section 2.3(b).

                  "Differences" shall have the meaning ascribed to it in Section 2.10(d).

                  "DIP Facility" shall mean the Revolving Credit Agreement, dated as of July 19, 2001, among each of the Debtors (except for Holdings), The CIT Group/Business Credit, Inc., as Administrative Agent, and various financial institutions, as lenders thereunder, and any related documents, agreements and instruments.

                  "Disagreement Notice" shall have the meaning ascribed to it in
Section 2.10(c).

                  "Employment Offer" shall have the meaning ascribed to it in
Section 5.11(a).

                  "Environmental Indemnification Agreements" shall have the meaning ascribed to it in Section 3.9(a).

                  "Environmental Laws" shall mean any Law or common law principle relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, exposure to, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

                  "Equipment" shall mean all equipment, furniture, fixtures, machinery, tools, plant, inventory, supplies, testing equipment, motor vehicles, office equipment, computers and peripheral equipment and supplies, which are used or intended for use in connection with the ownership, conduct or operation of the Business and the Purchased Assets.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

                  "ERISA Affiliate" shall mean any entity or trade or business (whether or not incorporated) other than Sellers that together with Sellers is considered under common control or treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

                  "Escrow Account" shall have the meaning ascribed to it in
Section 2.3(b).

                  "Escrow Agent" shall have the meaning ascribed to it in
Section 2.3(b).

                  "Excluded Assets" shall have the meaning ascribed to it in
Section 2.1(b).

                  "Excluded Contracts" shall mean each Contract set forth on
Section 2.1(b) of the Seller Disclosure Schedule, as it may be amended from time to time.

                  "Excluded Intellectual Property" shall mean (i) the Holdings Group Trademarks and Logos and (ii) that Intellectual Property identified on
Section 2.1(b) of the Seller Disclosure Schedule.

                  "Excluded Liabilities" shall have the meaning ascribed to it in Section 2.2(b).

                  "Excluded Stock" shall mean the capital stock of each of Sterling Australia, Pulp-DE and Pulp-GA.

                  "Expense Reimbursement" shall have the meaning ascribed to it in Section 7.3(a).

                  "Final Allocation" shall have the meaning ascribed to it in
Section 2.5(a).

                  "Final Order" means an order of the Bankruptcy Court or other court of competent jurisdiction: (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal or rehearing thereon; (b) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (c) as to which no stay is in effect; provided, however, that the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024 shall not cause an order not to be deemed a "Final Order" unless such motion shall be filed within ten (10) days of the entry of the order at issue. In the case of the Sale Order, a Final Order shall also consist of an order as to which an appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been filed, but as to which the Purchaser, in its sole and absolute discretion, elects to proceed with Closing.

                  "Financial Statements" shall have the meaning ascribed to it in Section 3.6(a).

                  "Financing" shall have the meaning ascribed to it in Section 4.5.

                  "Financing Letter" shall have the meaning ascribed to it in
Section 4.5.

                  "GAAP" shall mean U.S. generally accepted accounting principles applied on a consistent basis during the relevant periods.

                  "General Liabilities" shall mean all of Sellers' Liabilities arising from, related to or in connection with the Business (whenever arising and whether or not fixed, contingent or absolute, accrued or unaccrued, known or unknown, arising in or outside of the ordinary course of business, or consistent or inconsistent with past practice (including all Liabilities related to the employment of Transferred Employees and any other current or former employee of the Sellers)) other than (a) those Liabilities (all of which are being assumed by Purchaser hereunder) set forth in Sections 2.2(a)(i) through (vi) hereof and
(b) those Liabilities (all of which are being retained by Sellers hereunder) set forth in Section 2.2(b)(i) through (xi).

                  "Good Faith Deposit" shall have the meaning ascribed to it in
Section 2.3(b).

                  "Governmental Entity" shall mean (i) any nation or government,
(ii) any foreign or domestic (federal or otherwise) governmental entity, including any state, county, locality, province, city, town, municipality, commonwealth, territory, possession or other political subdivision thereof,
(iii) any agency, authority, instrumentality, council, court, tribunal, arbitrator, department, bureau, commission, board or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and (iv) any other governmental entity, agency or authority having or exercising jurisdiction over any relevant Person, item or matter.

                  "Hazardous Materials" shall mean any substance, whether liquid, solid or gas, listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous in or under any applicable Environmental Law, whether by type or by quantity.

                  "Holdback Amount" shall mean $1,000,000, which amount shall be held by Purchaser as security for Chemicals' obligations pursuant to Sections
2.9 and 2.10 hereof.

                  "Holdings" shall have the meaning ascribed to it in the recitals hereto.

                  "Holdings Group" shall mean Holdings and its Affiliates (other than the Sellers and the Purchased Subsidiaries).

                  "Holdings Group Trademarks and Logos" shall have the meaning ascribed to it in Section 5.9.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

                  "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency and (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); and (e) any guaranty of, or any contingent obligation in respect of, any Indebtedness or other obligation of any other Person (other than an obligation of the Business); provided, however, it is agreed and understood that none of (i) the Valdosta Lease nor any lease payments thereunder, (ii) intercompany Indebtedness among any of Holdings, the Seller Parties or the Purchased Subsidiaries and (iii) trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business shall constitute "Indebtedness" hereunder.

                  "Indenture Trustees" shall mean, collectively, (i) The Bank of New York, as Indenture Trustee under the Indenture dated July 23, 1999 governing the 12-3/8% Senior Secured Notes due 2006 issued by Chemicals, (ii) HSBC Bank USA, as Indenture Trustee under the Indenture dated August 15, 1996 governing the 11-3/4% Senior Subordinated Notes due 2006 issued by Chemicals, (iii) HSBC Bank USA, as Indenture Trustee under the Indenture dated April 7, 1997 governing the 11-1/4% Senior Subordinated Notes due 2007 issued by Chemicals and (iv) State Street Bank and Trust Company, as Indenture Trustee under the Indenture dated August 15, 1996 governing the 13-1/2% Senior Secured Discount Notes due 2008 issued by Holdings.

                  "INS" shall have the meaning ascribed to it in Section
5.11(j).

                  "Intellectual Property" shall mean all of the following, as they exist anywhere in the world: trademarks, service marks, trade names, corporate names, Internet domain names and addresses, web sites and web pages, identifying logos and designs, slogans and general intangibles of like nature, registrations and applications therefor, and the goodwill associated with the foregoing; patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); copyrights and mask work (including all registrations and applications); confidential or proprietary information or technology, including confidential or proprietary know-how, inventions, processes, formulae, algorithms, models and methodologies, trade secrets, databases, ideas, research or development information, technical information and discoveries, and modifications, extensions and improvements thereof (whether or not patentable or subject to copyright, mask work or trade secret protection); computer software programs, including all source code, object code, specifications and documentation related thereto; and all licenses, sublicenses, distributor agreements or permissions relating to the foregoing.

                  "Inventory" shall mean all inventories of raw materials, work-in-process, finished goods, supplies, parts, packaging materials and other accessories related thereto which are used or intended for use in the conduct or operation of the Business, together with all rights against suppliers of such inventories (including claims receivable for rejected inventory), and all prepayments and amounts paid on deposit with respect to the same (including any of the foregoing owned by Sellers but in the possession of manufacturers, suppliers or dealers or in transit or returned goods).

                  "Investor" shall mean Resurgence Asset Management, L.L.C. and its affiliated funds and accounts.

                  "IRS" shall mean the Internal Revenue Service.

                  "Knowledge" or "knowledge" shall mean (i) with respect to any individual, the actual knowledge of such individual, and (ii) with respect to any Person that is not an individual, the actual knowledge of one or more of such Person's executive officers or any other officer of such Person having responsibility for such matter after reasonable due inquiry.

                  "Law" shall mean any law, statute, code, regulation, rule, ordinance, order, treaty, judgment, writ, injunction, directive or decree of any Governmental Entity (or other pronouncement of any Governmental Entity having the force and effect of law) and any enforceable judicial or administrative order (including any binding arbitration award), consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, pronouncement or agency requirement, in each case having the force and effect of law.

                  "Lease Assignment Agreement" shall mean the Assignment and Assumption of Lease regarding the Valdosta Lease in substantially the form of Exhibit D hereto.

                  "Leased Real Property" shall have the meaning ascribed to it in Section 3.10(b).

                  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "Licenses" shall mean all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, leases, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Entity, which are used or intended for use in connection with the ownership, conduct or operation of the Business and the Purchased Assets.

                  "Lien" shall mean any conditional sale agreement, easement, encroachment, encumbrance, deed of trust, claim, lease, charge, option, right of first refusal, restrictive covenant, hypothecation, lien, mortgage, pledge, security interest, title retention or other security arrangement on, of, or with respect to any property or property interest.

                  "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), suits, civil and criminal penalties and fines, Taxes, levies, imposts, duties, deficiencies, charges, liabilities, costs and expenses, including interest, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

                  "Material Adverse Effect" shall mean any event, condition or matter affecting any Purchased Subsidiary, the Purchased Assets, the Business or the Assumed Liabilities that, in the aggregate and taking into account all events, conditions or matters that impact the Business, result in a material adverse effect on (a) the condition (financial or otherwise), operations, assets or liabilities of the Business taken as a whole, or (b) the ability of any Seller to perform its obligations hereunder. Material Adverse Effect shall exclude any effects that (i) relate to general national, international or regional economic conditions, (ii) affect the pulp and paper industry or the pulp chemicals industry generally, (iii) are due to, result from or are otherwise attributable to any act of war or terrorism, or (iv) are due to, result from, or are otherwise attributable to the identity of Purchaser and, in the case of the foregoing clauses (i), (ii) and (iii), which do not have an effect on any Purchased Subsidiary, the ownership, conduct or operation of the Business or the Purchased Assets that is disproportionate in a material and adverse manner to the effect of such circumstances on general national, international or regional economic conditions or on the pulp and paper industry or the pulp chemicals industry generally.

                  "Material Contracts" shall have the meaning ascribed to it in
Section 3.9(a).

                  "Nonassignable Assets" shall have the meaning ascribed to it in Section 2.7(a).

                  "Non-U.S. Subsidiary" shall mean each of (i) Sterling Pulp Chemicals Fuzhou, Ltd., an Ontario corporation, (ii) Sterling (Sask) Holdings Ltd., an Ontario corporation, (iii) Pulp-Ontario, and (iv) NRO.

                  "Non-U.S. Subsidiary Stock" shall mean the capital stock of each Non-U.S. Subsidiary.

                  "NRO" shall mean Sterling NRO, Ltd., an Ontario corporation.

                  "Offered Employees" shall have the meaning ascribed to it in
Section 5.11(a).

                   "Owned Real Property" shall have the meaning ascribed to it in Section 3.10(a).

                  "Permitted Liens" shall mean, collectively, (i) Liens for Taxes or other assessments or charges of Governmental Entities which are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been made and are reflected on the Financial Statements, (ii) mechanics', warehousemens', materialmens', contractors', workmens', repairmens' and carriers' liens arising in the ordinary course of business and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made and are reflected on the Financial Statements or which arise in the ordinary course of business consistent with past practice since the date of the Financial Statements, (iii) Liens incurred or deposits made in the ordinary course of business consistent with past practice to secure the performance of government Contracts, (iv) Liens identified on Section 3.10(a) or (b) of the Seller Disclosure Schedule and all matters of record and any state of facts that are identified on a survey delivered by Sellers to Purchaser prior to the date of this Agreement, (v) (A) easements, rights-of-way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other rights, (B) conditions, covenants or other restrictions, and (C) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other easements and rights-of-way on, over or in respect of any Real Property and (vi) such other matters which would not, and would not reasonably be expected to, individually or in the aggregate, materially detract from the value or use or operation of such Real Property for the use and operation to which such real property is currently employed or materially impair the operations of the Business as currently conducted consistent with past practice.

                  "Person" shall mean any individual, firm, group, corporation, company, joint stock company, limited liability company, partnership, joint venture, trust, association, Governmental Entity, labor union or other organization, entity or enterprise.

                  "Plan" shall mean the Chapter 11 plan of reorganization, dated October 11, 2002, proposed by the Debtors in the Bankruptcy Case and providing for, among other things, the sale of the Purchased Assets, as such plan may be modified, supplemented and amended from time to time.

                  "Post-signing Returns" shall have the meaning ascribed to it in Section 5.1(a)(ii).

                  "Pre-Closing Tax Returns" shall have the meaning ascribed to it in Section 5.7(c).

                  "Preliminary Allocation" shall have the meaning ascribed to it in Section 2.5(a).

                  "Prepaid Expenses" shall mean all credits, prepaid expenses, deferred charges, advance payments, security deposits, and prepaid items arising in connection with the operation or conduct of the Purchased Assets or the Business, in each case which are prepaid by Sellers on or prior to the Closing Date and that correspond to a period after the Closing Date.

                  "Pulp-DE" shall have the meaning ascribed to it in the preamble hereto.

                  "Pulp-GA" shall have the meaning ascribed to it in the preamble hereto.

                  "Pulp-Ontario" shall mean Sterling Pulp Chemicals, Ltd., an Ontario corporation.

                  "Purchase Price" shall have the meaning ascribed to it in
Section 2.3(a).

                  "Purchase Price Adjustment Payment" shall have the meaning ascribed to it in Section 2.10(f).

                  "Purchased Assets" shall have the meaning ascribed to it in
Section 2.1(a).

                  "Purchased Subsidiary" shall mean each Non-U.S. Subsidiary and Sterling Pulp Chemicals (Sask) Ltd., an Ontario corporation, 619220 Saskatchewan Ltd., a Saskatchewan corporation, and Sterling Pulp Chemicals (Australia) Pty Limited, an Australian corporation.

                  "Purchased U.S. Non-Stock Assets" shall mean the Purchased Assets other than the Non-U.S. Subsidiary Stock.

                  "Purchaser" shall have the meaning ascribed to it in the preamble hereto.

                  "Purchaser Disclosure Schedule" shall mean the disclosure schedule delivered by Purchaser to Sellers as of the date of this Agreement.

                  "Purchaser Indemnified Parties" shall mean the Purchaser and its Affiliates and each of their respective directors, officers, equity holders and employees and each of their respective heirs, executors, personal representatives, administrators, successors and assigns.

                  "Purchaser Statement of Adjustments" shall have the meaning ascribed to it in Section 2.10(b).

                  "Real Property" shall have the meaning ascribed to it in
Section 3.10(c).

                  "Real Property Leases" shall have the meaning ascribed to it in Section 3.10(b).

                  "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of Hazardous Materials into the environment.

                  "Remittance Date" shall have the meaning ascribed to it in
Section 2.4(a)(i).

                  "Required Consents" shall mean (i) with respect to Sellers, the consents, approvals, authorizations, permissions, filings and notifications described in Section 3.4(b), and (ii) with respect to Purchaser, the consents, approvals, authorizations, permissions, filings and notifications described in
Section 4.3(b).

                  "Resolved Objections" shall have the meaning ascribed to it in
Section 2.10(d).

                  "Retained Information" shall mean any and all files, documents, instruments, papers, books and records and any other written or recorded information (i) that do not relate and are not intended for use in the Business, (ii) that relate exclusively to Excluded Assets or Excluded Liabilities, (iii) that are part of the general books and records of any member of the Holdings Group or (iv) that are required by Law to be retained by any member of the Holdings Group or any Seller, in each case, notwithstanding their relation to the Business (in which case, in the case of this clause (iv), such Seller or member of the Holdings Group shall provide a true and complete copy thereof to Purchaser).

                  "Review Period" shall have the meaning ascribed to it in
Section 2.10(c).

                  "Sale Order" means an order or orders of the Bankruptcy Court, in form and substance reasonably satisfactory to Purchaser and otherwise consistent with this Agreement, confirming the Plan and approving the sale of the Purchased Assets and assumption/assignment of the Assumed Contracts to which a Seller Debtor is a party and

Assumed Liabilities under this Agreement pursuant to the Plan and Sections 105, 365, 1123, 1129 and 1141(c) of the Bankruptcy Code, and which: (i) approves the Acquisition on the terms set forth herein; (ii) finds that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Purchased Assets to Purchaser and shall vest Purchaser with title to the Purchased Assets free and clear of all Liens, other than Permitted Liens, and to the extent contemplated by this Agreement and the Ancillary Agreements; (iii) finds that the consideration provided by Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Purchased Assets; (iv) finds that, as of the Closing Date, the contracts to be assumed by Seller Debtors and assigned to Purchaser pursuant to this Agreement will have been duly assigned to Purchaser in accordance with Sections 365 and 105 of the Bankruptcy Code; (v) finds that Purchaser is a good faith purchaser of the Purchased Assets; (vi) orders that the Seller Parties shall be solely responsible for any and all Cure Costs relating to the assumption and assignment of the Assumed Contracts; (vii) orders that the contracts to be assumed by Seller Debtors and assigned to Purchaser pursuant to this Agreement will be transferred to, and remain in full force and effect for the benefit of Purchaser (or its designated transferee(s)), notwithstanding any provision in any such contract or lease or in applicable law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts or limits in any way such assignment or transfer;
(viii) approves any other agreement contemplated by this Agreement; and (ix) finds that Seller Parties gave due and proper notice of the Acquisition to each party entitled thereto, (x) orders that, notwithstanding Section 6004(g) and 6006(d) of the Bankruptcy Code, the Sale Order is not stayed and is effective immediately upon entering.

                  "Section 116 Certificate" shall have the meaning ascribed to it in Section 2.4(a).

                  "Sell-off Period " shall have the meaning ascribed to it in
Section 5.9.

                  "Seller Benefit Plan" shall have the meaning ascribed to it in
Section 3.13(a).

                  "Seller Debtors" shall mean those Sellers which are also Debtors.

                  "Seller Disclosure Schedule" shall mean the disclosure schedule delivered by the Seller Parties to Purchaser as of the date of this Agreement.

                  "Seller Indemnified Parties" shall mean the Holdings Group, the Seller Parties and their respective Affiliates and each of their respective directors, officers, equity holders and employees and each of their respective heirs, executors, personal representatives, administrators, successors and assigns.

                  "Seller Parties" shall have the meaning ascribed to it in the preamble hereto.

                  "Sellers" shall have the meaning ascribed to it in the preamble hereto.

                  "Sellers Statement of Adjustments" shall have the meaning ascribed to it in Section 2.10(a).

                  "Sterling Acquisitions" shall have the meaning ascribed to it in the preamble hereto.

                  "Sterling Australia" shall mean Sterling Australia Holdings, Inc., a Delaware corporation.

                  "Sterling Canada" shall have the meaning ascribed to it in the preamble hereto.

                  "Subsidiary" of any specified Person shall mean any corporation, partnership, joint venture or other legal entity of which such specified Person owns, directly or indirectly, a majority of the stock, membership interests or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors, managers or other governing body of such entity.

                  "Tax Amount" shall have the meaning ascribed to it in Section 2.4(a)(ii).

                  "Tax Return" shall mean any report, declaration, statement, return or other information filed in respect of Taxes, and any claims for refund of Taxes, including any amendments or supplements to any of the foregoing, with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Business.

                  "Taxes" shall mean any and all taxes, levies or other like assessments, including income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital, capital stock, franchise, value-added and goods and services taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity, any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not), any transferee or secondary liability in respect of tax (whether imposed by law, Contract or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

                  "Termination Fee" shall have the meaning ascribed to it in
Section 7.3(a).

                  "3-Day Response Period" shall have the meaning ascribed to it in Section 2.5(a).

                  "Thunder Bay Property" shall have the meaning ascribed to it in Section 3.9(g).

                  "Top Customers" shall have the meaning ascribed to it in
Section 3.17.

                  "Transfer Taxes" shall have the meaning ascribed to it in
Section 5.7(a).

                  "Transferred Employees" shall have the meaning ascribed to it in Section 5.11(a).

                  "Transferred Intellectual Property" shall mean all interests of Sellers in Intellectual Property other than the Excluded Intellectual Property.

                  "Transition Services Agreement" means the transition services agreement to be executed at the Closing pursuant to which the Sellers shall provide to Purchaser certain transition services, as contemplated by Section 5.13.

                  "Unaudited Financial Statements" shall have the meaning ascribed to it in Section 3.6(a).

                  "Unofficial Noteholders Committee" shall mean the unofficial ad hoc committee of certain holders of the 12-3/8% Senior Secured Notes due 2006, issued by Chemicals.

                  "Unofficial Noteholders Committee Majority" shall mean the holders of a majority in outstanding principal amount of the 12 3/8% Senior Secured Notes due 2006 held by all members of the Unofficial Noteholders Committee.

                   "Unpaid Purchased Subsidiary Tax Amount" shall mean the amount of income Taxes of the Purchased Subsidiaries payable in respect of the period from October 1, 2001 to September 30, 2002 and the period from October 1, 2002 to the Closing Date, which amount shall include the amounts relating to any matter set forth in Section 3.12 of the Seller Disclosure Schedule and income Taxes, if any, payable in respect of the transactions permitted by Section 5.1(c) hereof, as reduced by the amount of any income Taxes and installments thereof relating to such periods paid on or before the Closing Date.

                   "Valdosta Lease" shall mean that certain Indenture of Lease, dated as of October 1, 1995, by and between Valdosta-Lowndes County Industrial Authority and Pulp-DE relating to real property located in the County of Lowndes, State of Georgia as more particularly described therein.

                  "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988.

                  "Withheld Amount" shall have the meaning ascribed to it in
Section 2.4(a).

                  "Working Capital Adjustment" shall have the meaning ascribed to it in Section 2.9(a).

                  "Working Capital Amount" shall mean the amount of working capital of the Business on the Closing Date calculated in accordance with the Budget and, in addition, subject to the following adjustments, without duplication (whether or not under

GAAP such amounts would be included or excluded from working capital or included as a current asset or current liability in the computation thereof): (i) cash and cash equivalents shall be excluded from current assets; (ii) accrued and unpaid interest on Indebtedness shall be excluded from current liabilities;
(iii) amounts owing among the members of the Holdings Group, the Seller Parties and the Purchased Subsidiaries shall be excluded from current assets and current liabilities; (iv) the aggregate amount of any checks of the Business that have been written and not cleared during the period from October 1, 2002 to the Closing Date shall be included as current liabilities; (v) any lump-sum prepaid royalties in respect of generator sales during the period from October 1, 2002 to the Closing Date that would be included under Deferred Credit and other Liabilities on a balance sheet prepared in accordance with GAAP shall be included as current liabilities; (vi) prepaid insurance as of the Closing Date calculated on a pro rata basis based on the number of days elapsed during the month of the Closing Date shall be included as a current liability; (vii) the aggregate amount of any insured loss that is subject to a deductible (to the extent of the applicable deductible) (excluding business interruption losses) in respect of the period from October 1, 2002 to the Closing Date shall be included as current liabilities; (viii) the Unpaid Purchased Subsidiary Tax Amount shall be included as a current liability; and (ix) Excluded Assets and Excluded Liabilities shall be excluded from current assets and current liabilities.

                  Section 1.2 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:

                           (a) the words, "herein," "hereto," "hereof" and words
of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof;

                           (b) words importing the masculine gender shall also
include the feminine and neutral genders, and vice versa;

                           (c) words importing the singular shall also include
the plural, and vice versa;

                           (d) reference to any Person includes such Person's
heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

                           (e) reference to a Person in a particular capacity or
capacities excludes such Person in any other capacity;

                           (f) reference to any Contract means such Contract as
amended, supplemented or modified from time to time in accordance with the terms thereof;

                           (g) all references to Articles and Sections shall be
deemed to be references to the Articles and Sections of this Agreement;

                           (h) all references to Exhibits shall be deemed to be
references to the Exhibits attached hereto which are made a part hereof and incorporated herein by reference;

                           (i) with respect to the determination of any period
of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

                           (j) reference to any Law or any License means such
Law or License as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

                           (k) references to sections of the Code shall be
construed to also refer to any successor sections;

                           (l) accounting terms used but not defined herein
shall be construed in accordance with GAAP, and whenever the character or amount of any asset, liability or item of income or expense is required to be determined, or any consolidation or accounting computation is required to be made, such determination or computation shall be made in accordance with GAAP;

                           (m) where any provision of this Agreement refers to
action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person;

                           (n) references to any financial statement includes
the notes thereto;

                           (o) whenever the words "include," "includes" or
"including" are used in this Agreement they shall be deemed to be followed by the words "without limitation;"

                           (p) the phrases "delivered" or "made available" when
used in this Agreement shall mean that the information referred to has been delivered if requested by the party to whom such information is to be delivered or made available; and

                           (q) for the purpose of the definition of "Closing
Delay Adjustment Amount" in Section 1.1 and for purposes of Section 2.3(c) and
Section 7.3(a), the condition set forth in Section 6.2(i) will be deemed to be satisfied as of the date on which the determination is made under such section if the Purchaser shall deliver a true and correct officer's certificate, dated as of the date of such determination, to Chemicals to the effect that the Purchaser has (i) funds on hand, (ii) funds in escrow subject only to the consummation of the transactions provided for hereunder as a condition to release (and other conditions that would be satisfied or waived at the time of such release), (iii) definitive documents for the Financing (or an alternative financing) that are in substantially final form and that, after due inquiry, the Purchaser knows of no condition to funding thereunder (other than consummation of the transactions provided for hereunder) that will not be satisfied or waived or (iv) any combination of (i), (ii) and (iii) hereof.

                                   ARTICLE II

                      SALE AND PURCHASE OF STOCK AND ASSETS

                  Section 2.1 Transfer of Assets.

                           (a) Upon the terms and subject to the conditions set
forth in this Agreement and the Sale Order, on the Closing Date, Sellers shall transfer, sell, assign, convey and deliver (or cause to be transferred, sold, assigned, conveyed and delivered) to Purchaser, and Purchaser shall purchase and accept from Sellers, all properties, tangible and intangible assets, rights and Claims used or intended for use in connection with the operation or conduct of the Business (other than Excluded Assets) which Sellers have any right, title or interest in or to as the same may exist on the Closing Date, including those assets set forth below (collectively, the "PURCHASED ASSETS"):

                                    (i) the Non-U.S. Subsidiary Stock;

                                    (ii) all Assumed Contracts;

                                    (iii) the Valdosta Lease;

                                    (iv) all Transferred Intellectual Property;

                                    (v) all Accounts Receivable;

                                    (vi) all Inventory;

                                    (vii) all Equipment;

                                    (viii) all Prepaid Expenses;

                                    (ix) all Books and Records;

                                    (x) all Licenses;

                                    (xi) all rights under all warranties,
representations, and guarantees made by suppliers, manufacturers and contractors in connection with the ownership, operation or conduct of the Purchased Assets or the Business;

                                    (xii) any insurance proceeds under insurance
policies of the Holdings Group with respect to Claims made in respect of, and to the extent attributable to, the Business (it being agreed and understood that the Holdings Group shall have no obligation to maintain any insurance policies in respect of the Business in respect of periods following the Closing Date);

                                    (xiii) any rights to refunds, rebates,
abatements or other refunds of any Taxes with respect to any Purchased Subsidiary, the Purchased Assets

(including the Canadian Assets) or the Business, in each case other than those set forth in Section 2.1(b)(v) hereof;

                                    (xiv) all telephone numbers, addresses
(including electronic mail addresses) used by the Sellers in connection with the operation or conduct of the Business; and

                                    (xv) all goodwill arising in connection with
the ownership, operation or conduct of the Purchased Assets and the Business.

                  Except as expressly set forth in the representations and warranties in Article III of this Agreement and the Ancillary Agreements, which representations and warranties shall not survive the Closing, THE SELLER PARTIES MAKE NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES AS TO THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING AS TO THEIR PHYSICAL CONDITION, USABILITY, MERCHANTABILITY, PROFITABILITY OR FITNESS FOR ANY PURPOSE. Without limiting Article III, all Purchased Assets and all Real Property, when transferred (directly or indirectly) to Purchaser on the Closing Date, shall be transferred to Purchaser "AS IS, WHERE IS, WITH ALL FAULTS (IF ANY)" subject to all latent and patent defects, based solely on Purchaser's own inspection, analysis and evaluation of the Purchased Assets.

                           (b) Notwithstanding anything to the contrary
contained in this Agreement, "Purchased Assets" shall not include the following (collectively, the "EXCLUDED ASSETS"):

                                    (i) the Excluded Stock;

                                    (ii) all Excluded Contracts;

                                    (iii) all Excluded Intellectual Property;

                                    (iv) all Nonassignable Assets;

                                    (v) (A) any rights to refunds, rebates,
abatements or other refunds of any income or withholding Taxes owed at the time of the Closing or that may become owed thereafter to any of the Sellers for any period (or portion thereof) and (B) any rights to refunds, rebates, abatements or other refunds of any Taxes related to the NRO and set forth on Section 2.1(b)(v) of the Seller Disclosure Schedule whenever paid;

                                    (vi) all intercompany balances, indebtedness
and Accounts Receivables owing to any Seller or any Purchased Subsidiary from any member of the Holdings Group or owing to any Seller from any Purchased Subsidiary (all of which shall be forgiven and canceled or settled pursuant to the transactions provided in Section 6.5 of the Plan);

                                    (vii) any cash, cash equivalents, bank
deposits or similar cash items, in each case, as of the Closing Date (whether or not reflected on Sellers' books and records on such date);

                                    (viii) the Retained Information;

                                    (ix) all assets of any employee benefit plan
(or of any related trust or other funding vehicle) maintained by Sellers or any ERISA Affiliate (other than an ERISA Affiliate which is a Purchased Subsidiary); and

                                    (x) all of the rights and claims of Sellers
for avoidance actions available to Sellers under the Bankruptcy Code, of whatever kind or nature, as set forth in Sections 544 through 551 and any other applicable provisions of the Bankruptcy Code, and any related claims and actions arising under such sections by operation of law or otherwise, including any and all proceeds of the foregoing.

                  Section 2.2 Assumed Liabilities.

                           (a) In partial consideration of the sale of the
Purchased Assets to Purchaser, at the Closing, Purchaser shall assume from Sellers only the following Liabilities of the Sellers, but excluding the Excluded Liabilities (collectively, the "ASSUMED LIABILITIES"):

                                    (i) all Liabilities arising in the ordinary
course of business consistent with past practice resulting from the ownership, use, operation or maintenance of the Purchased Assets or the conduct of the Business;

                                    (ii) all Liabilities (other than Cure Costs)
arising in the ordinary course of business consistent with past practice under the Assumed Contracts (including all blanket purchase orders to vendors and unfilled sales orders) and the Licenses;

                                    (iii) all Liabilities, including wages for
Transferred Employees, under any accounts payable incurred by Sellers in the ordinary course of business consistent with past practice;

                                    (iv) all Liabilities of Sellers arising in
the ordinary course of business consistent with past practice in connection with any products sold by the Business at any time, including Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty and merchantability;

                                    (v) all Liabilities arising out of or under
the Seller Benefit Plans to the extent assumed by Purchaser pursuant to Section 5.11(d);

                                    (vi) all Liabilities for Taxes attributable
to the Business or relating to the Purchased Assets, other than income Taxes of the Sellers for any period (or portions thereof); and

                                    (vii) to the extent not discharged in the
Bankruptcy Case, all General Liabilities.

                           (b) Notwithstanding anything to the contrary
contained in this Agreement, the term "Assumed Liabilities" shall not include the following (collectively, the "EXCLUDED LIABILITIES"):

                                    (i) Liabilities relating to the Excluded
Assets;

                                    (ii) Liabilities under the DIP Facility,
including any entitlement to post-petition interest thereunder;

                                    (iii) Liabilities related to (A) the 12-3/8%
Senior Secured Notes due 2006 issued by Chemicals, (B) the 11-3/4% Senior Subordinated Notes due 2006 issued by Chemicals, (C) the 11-1/4% Senior Subordinated Notes due 2007 issued by Chemicals and (D) the 13-1/2% Senior Secured Discount Notes due 2008 issued by Holdings;

                                    (iv) Chapter 11 Expenses;

                                    (v) all Liabilities relating to income Taxes
of Sellers for any period (or portions thereof);

                                    (vi) all intercompany balances, accounts
payable and indebtedness owing to any member of the Holdings Group from any Seller or any Purchased Subsidiary or owing to any Purchased Subsidiary from any Seller (all of which shall be forgiven and canceled or settled pursuant to the transactions provided for in Section 6.5 of the Plan);

                                    (vii) all Liabilities related to any benefit
plans not maintained by a Purchased Subsidiary or expressly assumed by Purchaser pursuant to Section 5.11;

                                    (viii) all Liabilities related to the
employment of any Person who is not a Business Employee or a former employee of a Purchased Subsidiary (other than those Assumed Liabilities described in Section 2.2(a)(v));

                                    (ix) all Liabilities related to (i) any
"employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code; (ii) any "multiemployer plan" as defined in Section 3(37) of ERISA; or (iii) any obligation to provide or make available post-retirement welfare benefits or welfare benefit coverage to any employee or former employee of the Sellers except as may be required by COBRA or a similar legal requirement in respect of a "qualifying event" (as defined for purposes of COBRA) or similar qualifying event under applicable law after the Closing Date;

                                    (x) any and all Liabilities for the cure,
compensation and restatement costs and expenses of or relating to the assumption and assignment of the contracts, leases and other agreements included in the Assumed Contracts and all Licenses related to the Business assumed by and assigned to the Purchaser hereunder pursuant to Section 365 of the Bankruptcy Code (the "CURE COSTS");

                                    (xi) all Liabilities related to the Amended
and Restated Retention Bonus Plan, the Amended and Restated Supplemental Bonus Plan and the Amended and Restated Supplemental Pay Plan; and

                                    (xii) all General Liabilities to the extent
discharged in the Bankruptcy Case.

                           (c) From and after the Closing, (i) Purchaser shall
be solely and exclusively liable with respect to the Assumed Liabilities, (ii) Purchaser shall pay, honor, perform and discharge promptly when due the Assumed Liabilities and (iii) Purchaser shall defend, indemnify and hold harmless the Seller Indemnified Parties from and against any Claims, Liabilities and Losses that are imposed on, incurred by or asserted against any Seller Indemnified Party arising out of, related to or resulting from, directly or indirectly, the Purchased Assets or the Assumed Liabilities.

                           (d) From and after the Closing, subject to the terms
and provisions of any confirmed reorganization plan for the Bankruptcy Case, the Bankruptcy Code and any order of the Bankruptcy Court, (i) the Seller Parties (including, for purposes of this Section 2.2(d), any reorganized Seller Debtors however existing from time to time following consummation of a confirmed reorganization plan in the Debtors' Bankruptcy Case, including their respective successors and assigns) shall (to the extent not discharged in the Bankruptcy
Case) be jointly and severally liable with respect to the Excluded Assets, Excluded Liabilities and Nonassignable Assets, (ii) the Seller Parties shall (to the extent not discharged in the Bankruptcy Case) pay, honor, perform and discharge promptly when due the Excluded Liabilities and (iii) the Seller Parties shall defend, indemnify and hold harmless the Purchaser Indemnified Parties from and against any Claims, Liabilities and Losses that are imposed on, incurred by or asserted against the Purchaser Indemnified Parties arising out of, related to or resulting from, directly or indirectly, the Excluded Assets, the Excluded Liabilities, the Nonassignable Assets, the actions identified in
Section 5.17 of the Seller Disclosure Schedule and any broker or finder fee payable by any Purchased Subsidiary in connection with the transactions contemplated hereby. For greater certainty, no Liabilities of the Purchased Subsidiaries shall be Excluded Liabilities.

                  Section 2.3 Purchase Price.

                           (a) In consideration for the sale of the Purchased
Assets, at the Closing, Purchaser shall (i) assume the Assumed Liabilities and
(ii) pay a purchase price equal to US$375,000,000 (A) less the Good Faith Deposit, (B) less the Holdback Amount, (C) less the Closing Delay Adjustment Amount, if any, and (D) as adjusted pursuant to Section 2.10(a) hereof (collectively, the "PURCHASE PRICE"), to Sellers (or to such Sellers or accounts (including accounts of lenders) as are designated by Chemicals prior to the Closing, in such amounts thereof as are specified by Chemicals prior to the

Closing). The Purchase Price (including the payment of the Good Faith Deposit by the Escrow Agent) shall be payable in cash in U.S. dollars by wire transfer of immediately available funds to an account or accounts designated by Chemicals to the Purchaser at least two (2) Business Days prior to the Closing.

                           (b) Concurrently with the execution of this
Agreement, the Purchaser shall deposit with JP Morgan Chase Bank, as escrow agent (the "ESCROW AGENT"), US$11,250,000 in immediately available funds (the "GOOD FAITH Deposit"), which will satisfy the requirements for and function as a good faith deposit of Purchaser and will be held in an escrow account (the "ESCROW ACCOUNT") pending the Closing in accordance with the terms of an escrow agreement (the "DEPOSIT ESCROW AGREEMENT"), a copy of which is attached as Exhibit C hereto.

                           (c) In the event that (i) this Agreement is
terminated by Sellers (x) pursuant to Section 7.1(e) or (y) pursuant to Section 7.1(b)(1) as of December 31, 2002, (ii) all of the conditions contained in
Article VI of this Agreement shall have been satisfied (other than those conditions which, by their nature, can only be satisfied at Closing), except that the condition set forth in Section 6.2(i) of this Agreement shall not have been satisfied, and (iii) the conditions set forth in Sections 6.1(a) and 6.1(b) are satisfied as of such date (except to the extent that such conditions by their nature can only be satisfied at Closing), then the Good Faith Deposit (excluding any interest accrued thereon) will be released from the Escrow Account and paid to Chemicals. Interest accrued on the Escrow Amount prior to the date of release shall be retained by the Purchaser. In the event that this Agreement is terminated or abandoned under any circumstance other than the circumstances set forth in the first sentence of this Section 2.3(c), the Good Faith Deposit (and any interest thereon) will be released from the Escrow Account and refunded to the Purchaser, and none of the Seller Parties shall have any rights or interests therein.

                           (d) The parties hereby agree that, subject to the
proviso hereto, the sole and exclusive remedy of the Seller Parties for any breach of the representations, warranties, covenants and other agreements of the Purchaser in this Agreement shall be payment of the Good Faith Deposit to Chemicals and that the Good Faith Deposit will serve as liquidated damages in respect of such breach by Purchaser of its representations, warranties, covenants and other agreements hereunder; provided, however, that if (i) this Agreement is terminated by Sellers pursuant to Section 7.1(e) and (ii) such termination is effected by reason of a material breach by Purchaser of its covenants and agreements contained herein, the Good Faith Deposit shall not constitute liquidated damages hereunder and no such limitation on the remedies available to the Seller Parties shall exist; provided, further, that it is agreed and understood that the maximum liability of Purchaser in respect of any such breach of a covenant or agreement by Purchaser shall be limited to (A) the Good Faith Deposit plus (B) the lesser of (i) the excess of (x) the amount of Damages of the Seller Parties, over (y) the Good Faith Deposit and (ii) $16,875,000.

                           (e) In furtherance of mitigating the amount of
Damages payable to the Seller Parties and without limiting the obligation of the Seller Parties to mitigate pursuant to applicable Law, the Sellers shall use commercially reasonable efforts to promote, market and consummate a sale of the Business to the highest or best bidder available under the circumstances as soon as is reasonably practicable following the termination of this Agreement; including, without limitation, by contacting and soliciting the interest of all parties (other than Purchaser) who previously submitted a written indication of interest to acquire the Business in the marketing and auction processes preceding or leading up the execution of this Agreement.

                  Section 2.4 Canadian Withholding Tax. The provisions of this
Section 2.4 shall apply only in the event that Chemicals waives the condition contained in Section 6.3(f) of this Agreement.

                           (a) The Purchaser and the Sellers acknowledge that
pursuant to Section 116 of the Income Tax Act (Canada) the Purchaser must withhold and within 30 days of the end of the month which includes the Closing Date (or such later time as permitted in writing by the Minister of National Revenue) remit to the Receiver General of Canada 25% of the amount, if any, by which the amount of the Purchase Price allocable to the capital stock of each Non-U.S. Subsidiary exceeds the certificate limit fixed in the certificate of compliance obtained by the Sellers in respect of the sale of such stock for the purposes of Section 116 of the Income Tax Act (Canada) (each, a "SECTION 116 CERTIFICATE"). If the Section 116 Certificate with respect to the disposition of the capital stock of any such Non-U.S. Subsidiary by the Sellers to the Purchaser with a certificate limit at least equal to the amount of the Purchase Price allocable to such stock has not been provided to the Purchaser by the Sellers on or before Closing, the Purchaser shall withhold such amount (the "WITHHELD AMOUNT") which is equal to: (i) 25% of the amount by which the amount of the Purchase Price allocable to such Non-U.S. Subsidiary Stock exceeds the certificate limit of the Section 116 Certificate with respect thereto, if any, provided by the Sellers to the Purchaser on or before Closing; or (ii) if the
Section 116 Certificate is not provided, 25% of the amount of the Purchase Price allocated to such stock in respect of which a Section 116 Certificate has not been provided. The Purchaser shall invest the Withheld Amount in interest-bearing instruments selected by the Sellers and the Withheld Amount shall be released by the Purchaser as follows:

                                    (i) if the Section 116 Certificate in
respect of the disposition of the capital stock of any Non-U.S. Subsidiary is delivered to the Purchaser before 12:00 p.m. (Calgary time) on the last Business Day of the month following the month which includes the Closing Date or such later day as permitted in writing by the Minister of National Revenue (the "REMITTANCE DATE") and the certificate limit of such Section 116 Certificate is not less than the amount of the Purchase Price allocated to such stock, then the Withheld Amount in respect of such stock shall be released to the Sellers on account of the Purchase Price;

                                    (ii) if the Canada Customs and Revenue
Agency (the "CCRA") indicates that payment of an amount (the "TAX AMOUNT") which is not more than the Withheld Amount would allow the CCRA to issue a Section 116 Certificate, meeting the criteria described in this Section 2.4, in respect of the disposition of the capital stock of any Non-U.S. Subsidiary, the Purchaser shall pay the Tax Amount to the

CCRA from the Withheld Amount and, upon delivery of the relevant Section 116 Certificate to the Purchaser, the amount by which the Withheld Amount in respect of such stock exceeds the Tax Amount in respect of that stock shall be released to the Sellers on account of the Purchase Price; and

                                    (iii) any funds held on account of the
Withheld Amount by the Purchaser which are not paid or payable pursuant to Sections 2.4(a)(i) and (ii) by 12:00 p.m. (Calgary time) on the Remittance Date shall be remitted by the Purchaser to the CCRA pursuant to Section 116 of the Income Tax Act (Canada).

                  All interest earned on the Withheld Amount shall be paid to the Sellers, net of all applicable withholdings, which shall be remitted by the Purchaser to the CCRA in accordance with Part XIII of the Income Tax Act (Canada). For greater certainty, the Purchaser shall not be liable for any amounts deducted or withheld from the Purchase Price pursuant to this Section 2.4.

                  Section 2.5 Purchase Price Allocation. (a) As promptly as practicable after the date of this Agreement, but in any event within three (3) days after the date of this Agreement, Chemicals shall prepare (with such reasonable assistance to be provided by Purchaser as Chemicals may request) and provide to Purchaser an allocation (including the allocation of purchase price report prepared by Deloitte & Touche LLP) of the consideration paid for the Purchased Assets pursuant to this Agreement (including, with limitation, the Assumed Liabilities and the Good Faith Deposit) pursuant to Section 1060 of the Code and the Treasury regulations promulgated thereunder (the "PRELIMINARY ALLOCATION"). Within 3 days following such provision (the "3-DAY RESPONSE PERIOD"), Purchaser shall have the right to propose changes in writing to the Preliminary Allocation, provided that Chemicals shall have ultimate discretion to reject any such proposals unless such rejection would be patently unreasonable. If Purchaser shall raise any objections within the 3-Day Response Period, the Purchaser and Chemicals shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute as promptly as practicable, but in no event later than November 20, 2002 (such allocation once finalized, the "FINAL ALLOCATION").

                  The Sellers and the Purchaser shall (i) be bound by the Final Allocation for all Tax purposes, (ii) timely file all forms (including IRS Form
8594) and Tax Returns required to be filed in connection with the Final Allocation, (iii) prepare and file all Tax Returns in a manner consistent with the Final Allocation and (iv) take no position inconsistent with the Final Allocation in any Tax Return, any audit or examination by, or any proceeding before, any taxing authority or otherwise. In the event that the Final Allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.

                  Section 2.6 Closing; Deliveries by the Parties.

                           (a) Unless the parties mutually agree to extend, the
consummation of the transactions contemplated by this Agreement (the "CLOSING") will take place within two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions which, by their nature, can only be satisfied at Closing), at 10:00 a.m. (New York time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, or at such other time and place as shall be mutually agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "CLOSING DATE."

                           (b) At the Closing, the Seller Parties shall deliver
or cause to be delivered to Purchaser the following:

                                    (i) stock certificates representing the
Non-U.S. Subsidiary Stock, duly endorsed or accompanied by other duly executed instruments of transfer;

                                    (ii) a duly executed Bill of Sale;

                                    (iii) a duly executed Assignment and
Assumption Agreement;

                                    (iv) a duly executed Transition Services
Agreement;

                                    (v) the certificates of Sellers signed by
the officers referred to in Section 6.2(c) hereof;

                                    (vi) a certified copy of the Sale Order and
the docket of the Bankruptcy Court evidencing the entry of the Sale Order;

                                    (vii) a duly executed Lease Assignment
Agreement;

                                    (viii) duly executed resignations and
releases of each director of the Purchased Subsidiaries; and

                                    (ix) all other documents, certificates,
agreements, instruments and writings required to be delivered by the Seller Parties at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith or which Purchaser may otherwise reasonably request.

                           (c) At the Closing, Purchaser shall deliver or cause
to be delivered to the Seller Parties the following:

                                    (i) cash in the amount of the Purchase Price
by wire transfer of immediately available funds to an account (or accounts) designated by Chemicals at least two (2) Business Days prior to the Closing;

                                    (ii) a duly executed Bill of Sale;

                                    (iii) a duly executed Assignment and
Assumption Agreement;

                                    (iv) a duly executed Transition Services
Agreement;

                                    (v) duly completed resale exemption
certificates and such other forms or other evidence, reasonably requested by and acceptable to Chemicals, which may be required by applicable Law in order to establish an exemption from or a reduction of Transfer Taxes or the proper payment of any applicable Transfer Taxes;

                                    (vi) the certificate of the Purchaser signed
by an officer of the Purchaser referred to in Section 6.3(c) hereof;

                                    (vii) a duly executed Lease Assignment
Agreement; and

                                    (viii) all other documents, instruments and
writings required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith or which any Seller Party may otherwise reasonably request.

                           (d) Required Documents. Except for the exhibits
hereto, all documents to be delivered by the Sellers or to be entered into by the Sellers and the Purchaser necessary to carry out the transactions contemplated by this Agreement or contemplated by the terms of this Agreement shall be in form and substance reasonably satisfactory to the Purchaser and counsel to the Purchaser and all documents to be delivered by the Purchaser necessary to carry out the transactions contemplated by this Agreement or to be entered into by the Sellers and the Purchaser necessary to carry out the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Sellers and counsel to the Sellers.

                  Section 2.7 Nonassignable Assets.

                           (a) Nothing in this Agreement nor the consummation of
the transactions contemplated hereby shall be construed as an attempt or agreement to assign or transfer any Purchased Asset (including any Assumed Contract) to Purchaser which by its terms or by Law is not assignable or transferable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment or transfer (a "NONASSIGNABLE ASSET"), unless and until such consent shall have been obtained or unless such consent is not required by virtue of the Bankruptcy Code.

                           (b) Sellers and Purchaser shall each use commercially
reasonable efforts to obtain as expeditiously as possible any consent that may be required to the assignment or transfer of a Nonassignable Asset to Purchaser; provided, however that Sellers shall not be required to remain secondarily liable or to make any payment to obtain any such consent with respect to any Nonassignable Asset.

                           (c) Unless and until any consent that may be required
is obtained, to the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, Chemicals and Purchaser will cooperate and use commercially reasonable efforts to establish an arrangement reasonably satisfactory to Purchaser and Chemicals under which Purchaser would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations under such Nonassignable Asset (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which each Seller would enforce for the benefit of Purchaser, with Purchaser assuming and agreeing to pay such Seller's obligations, any and all claims, rights and benefits of such Seller against a third party thereto; provided, that, in no event shall Purchaser or any Seller Party be required to enter into any such arrangement with respect to any Nonassignable Asset for which any such consent is a Required Consent.

                           (d) Each Seller or the applicable Affiliate of such
Seller shall promptly pay over to Purchaser the net amount (after costs and taxes) of all payments received by it in respect of all Nonassignable Assets, and Purchaser shall promptly pay, perform or discharge, when due, any and all obligations and liabilities arising thereunder and Purchaser shall indemnify and hold harmless each Seller Indemnified Party from and against any and all Claims, Liabilities and Losses that are imposed on, incurred by or asserted against any Seller Indemnified Party arising out of, related to or resulting from, directly or indirectly, the arrangements contemplated by this Section 2.7.

                  Section 2.8 No Licenses. Unless expressly provided for under this Agreement or any Ancillary Agreement, no title, right or license of any kind is granted to Purchaser pursuant to this Agreement with respect to any Excluded Intellectual Property, either directly or indirectly, by implication, by estoppel or otherwise.

                  Section 2.9 Adjustments to Purchase Price.

                           (a) The Purchase Price shall be (i) increased on a
dollar for dollar basis by the excess, if any, of the Working Capital Amount over the Budgeted Working Capital Amount and (ii) decreased on a dollar for dollar basis by the excess, if any, of the Budgeted Working Capital Amount over the Working Capital Amount (the "WORKING CAPITAL ADJUSTMENT").

                           (b) The Purchase Price shall be (i) increased on a
dollar for dollar basis by the excess, if any, of the Capital Expenditure Amount over the Budgeted Capital Expenditure Amount and (ii) decreased on a dollar for dollar basis by the excess, if any, of the Budgeted Capital Expenditure Amount over the Capital Expenditure Amount (the "CAPITAL EXPENDITURE ADJUSTMENT").

Notwithstanding anything to the contrary contained in this Agreement, (i) the Purchase Price shall not be adjusted in accordance with the foregoing if the aggregate amount of all such adjustments would be equal to or less than $1,000,000 (however, the provisions of Section 2.10 hereof shall continue to apply (although no such adjustment shall be made to the extent that, after the application of the provisions thereof, the aggregate amount of all such adjustments would be equal to or less than $1,000,000)) and (ii) if the aggregate amount of all such adjustments exceeds $1,000,000, an adjustment shall be made without regard to such $1,000,000 threshold.

                  Section 2.10 Determination of Adjustments.

                           (a) No later than the fifth Business Day prior to the
Closing Date, the Sellers shall prepare and deliver to the Purchaser an officer's certificate, certifying as to (i) the estimated Working Capital Amount and (ii) the estimated Capital Expenditure Amount (the "SELLERS STATEMENT OF ADJUSTMENTS"), in each case as of the Closing Date, which certificate shall be accompanied by a statement of such amounts prepared in good faith from the books and records of the Business in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements. The Purchase Price payable at the Closing shall be determined using the Sellers Statement of Adjustments and the Seller's Statement of Adjustments shall also stipulate the manner in which any adjustments to the Purchase Price are to be allocated among the Purchased Assets.

                           (b) As soon as practicable, but in any event within
60 days after the Closing Date, the Purchaser shall cause to be prepared and delivered to the Sellers a statement (the "PURCHASER STATEMENT OF ADJUSTMENTS") certifying as to the Purchaser's determination of (i) the Working Capital Amount and (ii) the Capital Expenditure Amount, in each case as of the Closing Date, each prepared in good faith from the books and records of the Business in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements. The Purchaser Statement of Adjustments shall stipulate the manner in which any adjustments to the Purchase Price are to be allocated among the Purchased Assets and shall certify the amount payable by the Sellers to the Purchaser, or by the Purchaser to the Sellers, pursuant to Section 2.10(e).

                           (c) Upon receipt of the Purchaser Statement of
Adjustments, the Sellers shall have the right during the succeeding 30-day period (the "REVIEW PERIOD") to examine the Purchaser Statement of Adjustments, and all books and records used to prepare the Purchaser Statement of Adjustments. If the Sellers object to the Purchaser's determination of any of
(i) the Working Capital Amount, (ii) the Capital Expenditure Amount or (iii) Purchaser's allocation of adjustments to the Purchased Assets, they shall so notify the Purchaser in writing (such notice, a "DISAGREEMENT NOTICE") on or before the last day of the Review Period, setting forth a specific description of the Sellers' objection and the amount of the adjustment to the Purchaser's determination of such amounts and allocation which the Sellers believe should be made. If no Disagreement Notice is delivered within the Review Period, the Purchaser Statement of Adjustment shall be deemed to have been accepted by the parties hereto. The Purchaser will, and will cause the Business to, provide the Sellers full access (during normal business hours and upon reasonable notice) to the books, ledgers, files, reports and operating records of the Business and the then current employees of the Business, and will fully cooperate in allowing Sellers to review the Purchaser Statement of Adjustments. Any amounts and allocation that are not in dispute shall be paid promptly (and prior to the resolution of any amounts that are in dispute) in accordance with Section 2.10(e) and the last sentence of Section 2.10(f).

                           (d) Dispute Resolution.

                                    (i) In the event that a Disagreement Notice
is delivered in accordance with Section 2.9(c) and the Disagreement Notice or the Purchase Statement of Adjustments provide for aggregate adjustments in excess of $1,000,000, the Purchaser and the Sellers shall attempt to resolve the objections set forth therein within 30 days of receipt of such Disagreement Notice. The objections set forth in the Disagreement Notice that are resolved by the Purchaser and the Sellers in accordance with this Section 2.9(d)(i) shall collectively be referred to herein as the "RESOLVED OBJECTIONS." The Purchaser Statement of Adjustments shall be adjusted to reflect any Resolved Objections. Any amounts that constitute Resolved Objections shall be paid promptly (and in any event no later than three (3) Business Days following such resolution in accordance with Section 2.10(e) and the last sentence of Section 2.10(f)).

                                    (ii) If the Purchaser and the Sellers are
unable to resolve all the objections set forth in the Disagreement Notice within such 30-day period and the Disagreement Notice or Purchaser Statement of Adjustments provide for aggregate adjustments in excess of $1,000,000, they shall jointly appoint within five days of the end of such 30-day period a mutually agreeable nationally recognized audit firm that has not been engaged by any of the parties hereto (or their respective Affiliates) within a period of three years prior to the date hereof (the "CPA FIRM"). If the Purchaser and Sellers cannot agree on the appointment of a CPA Firm, then the CPA Firm shall be drawn by lot from the names of an equal number of nationally recognized audit firms submitted by the Purchaser and Chemicals hereto that have not been engaged by any of the parties hereto (or their respective Affiliates) within a period of three years prior to the date hereof. The CPA Firm, acting as experts and not as arbitrators, shall review the objections set forth in the Disagreement Notice that are not Resolved Objections (collectively, the "DIFFERENCES"). The CPA Firm shall determine, only with respect to Differences submitted to the CPA Firm, the
(i) the Working Capital Amount, (ii) the Capital Expenditure Amount and (iii) the allocation of adjustments among the Purchased Assets, each prepared from the books and records of the Business in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements. The CPA Firm shall be instructed to make its determination within 15 days after its appointment. The Purchaser and the Sellers shall each pay 50% of the fees and disbursements of the CPA Firm. The Purchaser and the Sellers shall, and the Purchaser shall cause the Business to, provide to the CPA Firm full cooperation. The CPA Firm's resolution of the Differences shall be conclusive and binding upon the parties, except in the case of manifest error. The Differences as resolved by the CPA Firm in accordance with this Section 2.9(d)(ii) shall collectively be referred to herein as the "CPA-DETERMINED DIFFERENCES."

                           (e) The (i) the Working Capital Amount, (ii) the
Capital Expenditure Amount and (iii) the Unpaid Purchased Subsidiary Tax Amount, each as finally determined in accordance with Section 2.10(c) and (d), shall be used to recalculate the adjustment, if any, to the Purchase Price initially made pursuant to Section 2.10(a).

                           (f) On or before the fifth day following (or, if not
a Business Day, on the next Business Day) the latest to occur of (x) the 30th day following receipt by the Sellers of the Purchaser Statement of Adjustments,
(y) the resolution by the Purchaser
and the Sellers of all objections set forth in the Disagreement Notice, if any, and (z) the resolution by the CPA Firm of all Differences, if any, the recalculation required by Section 2.10(e) shall be made and the Purchaser shall pay to the Sellers the amount of any increase in the Purchase Price beyond that received by the Sellers in the aggregate prior thereto, or the Sellers shall return to the Purchaser the excess amount of the Purchase Price received by the Sellers in the aggregate prior thereto (in either case, a "PURCHASE PRICE ADJUSTMENT PAYMENT"). A Purchase Price Adjustment Payment shall be made (i) in the case of a payment to the Purchaser, by the Seller Parties by wire transfer of immediately available funds to a bank account or accounts designated by the Purchaser and (ii) in the case of a payment to the Sellers, by the Purchaser by wire transfer of immediately available funds to a bank account or accounts designated by the Sellers.

                           (g) Notwithstanding anything to the contrary
contained in this Agreement, (i) the Holdback Amount shall be credited toward any Purchase Price Adjustment Payment payable to Purchaser by Sellers hereunder, and Purchaser shall promptly return to Sellers any portion of the Holdback Amount less the amount credited in accordance with the foregoing and (ii) to the extent no Purchase Price Adjustment Payment is payable by Sellers to Purchaser hereunder, the entire Holdback Amount shall be delivered by Purchaser to Sellers. In addition, to the extent any Purchase Price Adjustment Payment is payable by Purchaser to Sellers hereunder, the entire Holdback Amount shall be delivered by Purchaser to Sellers plus any such amounts payable by Purchaser hereunder, and if the portion of the adjusted Purchase Price allocable to the capital stock of a Non-U.S. Subsidiary exceeds the certificate limit fixed in the Section 116 Certificate in respect of the sale of such stock, the Purchaser shall be entitled to withhold 25% of the difference. Any amount so withheld shall be invested in interest-bearing instruments selected by the Sellers, and shall be released to the Sellers if a Section 116 Certificate with a revised certificate limit is delivered to the Purchaser before 12 p.m. Calgary time on the last Business Day of the third month following the month in which the amount was withheld, or otherwise shall be remitted to the CCRA. All interest, less applicable withholding taxes, shall be released to the Sellers at the same time as the withheld amount if so released or remitted.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Except (i) as disclosed in the Seller Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant readily apparent), (ii) as expressly permitted under this Agreement and except for actions required to be taken under this Agreement and (iii) to the extent that any of the following representations and warranties are or become untrue by virtue of the actions taken in accordance with Section 6.5 of the Plan, the Sellers, jointly and severally, represent and warrant to the Purchaser as follows (it being agreed and understood that the Sellers are making no representations and warranties in respect of the Excluded Assets):

                  Section 3.1 Organization. Except as a result of the commencement of the Bankruptcy Case, each of the Sellers and each of the Purchased Subsidiaries is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts are recognized therein). Each of the Sellers and each of the Purchased Subsidiaries has the requisite power and authority to own, lease, use and operate the properties and to carry on its business as it is now being conducted or presently proposed to be conducted, except where the failure to have such power and authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  Section 3.2 Authority. Subject to entry of the Sale Order (a) each Seller Party has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by each Seller Party of the transactions contemplated hereby and thereby have been authorized by all requisite action on the part of such Seller Party. This Agreement has been duly and validly executed and delivered by the Seller Parties and, upon entry of the Sale Order (assuming this Agreement constitutes a valid and binding obligation of the Purchaser), will constitute, and each Ancillary Agreement that is to be executed and delivered by the Seller Parties will constitute when executed and delivered by the Seller Parties (assuming this Agreement constitutes a valid and binding obligation of the Purchaser), a legal, valid and binding obligation of the Seller Parties enforceable against the Seller Parties in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                  Section 3.3 Capitalization of Certain Subsidiaries. The authorized and outstanding equity interests of each of the Purchased Subsidiaries are as set forth on Section 3.3 of the Seller Disclosure Schedule. All of the issued and outstanding equity interests of each of the Purchased Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the equity interests of the Purchased Subsidiaries are owned beneficially and of record as set forth on Section 3.3 of the Seller Disclosure Schedule, and will be transferred at Closing free and clear of all Liens. There are no existing (a) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating a Purchased Subsidiary to issue, transfer or sell any equity interests in such Purchased Subsidiary or securities convertible into or exchangeable for such equity interests, (b) contractual obligations of a Purchased Subsidiary to repurchase, redeem or otherwise acquire any equity interests in such Purchased Subsidiary or (c) voting trusts or similar agreements to which a Purchased Subsidiary is a party with respect to the voting of equity interests in such Purchased Subsidiary. Other than as set forth on
Section 3.3 of the Seller Disclosure Schedule, none of the Purchased Subsidiaries holds any equity interest in any other Person.

                  Section 3.4 No Conflict; Required Filings and Consents.

                           (a) Assuming entry of the Sale Order, the execution
and delivery of this Agreement by each Seller Party does not, and the performance by each Seller Party of its obligations under this Agreement (including the sale of the Non-U.S. Subsidiary Stock) will not, (i) conflict with or violate any provision of such Seller Party's articles of incorporation or bylaws, or (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and that all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, (A) conflict with or violate any Law applicable to any Seller Party or any Purchased Subsidiary or by which any of the Purchased Assets or Canadian Assets are bound, or (B) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any Purchased Asset or Canadian Asset, except, with respect to clause (ii), for any such conflicts, violations, consents, approvals, breaches, losses, changes in control, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, to materially impair the conduct of the Business following the Closing in a manner consistent with past practices.

                           (b) Assuming entry of the Sale Order, the execution
and delivery of this Agreement by each Seller does not, and the performance of this Agreement by such Seller (including the sale of the Non-U.S. Subsidiary Stock) will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court, (ii) under the HSR Act or the Competition Act (Canada), to the extent necessary, (iii) as set forth in Section 3.4(b) of the Seller Disclosure Schedule, (iv) consents, approvals or authorizations, declarations, filings or registrations already obtained or (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  Section 3.5 Compliance With Law; Licenses.

                           (a) Except with respect to Environmental Laws covered
by Section 3.11 hereof, Sellers' and the Purchased Subsidiaries' conduct of the Business does not conflict with or violate (i) any Law applicable to the Business or by which any Purchased Asset or Canadian Asset is bound or affected or (ii) any Licenses, except, with respect to clauses (i) and (ii), for any such conflicts or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Subject to receipt of the Required Consents and assuming entry of the Sale Order, there are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Purchased Assets (or the Canadian Assets) that materially restrict the ownership, disposition or use of the Purchased Assets (or the Canadian Assets).

                           (b) To the knowledge of the Sellers and the Purchased
Subsidiaries, the Sellers and Purchased Subsidiaries have all material Licenses (other than Licenses relating to Intellectual Property) required to conduct the Business as currently conducted consistent with past practice and there are no other material Licenses (other than Licenses relating to Intellectual Property) necessary to enable the Purchaser to carry on the Business as presently conducted consistent with past practice. To the knowledge of the Sellers and the Purchased Subsidiaries, all such material Licenses (other than Licenses relating to Intellectual Property) required to conduct the Business as currently conducted consistent with past practice are valid and in full force and effect and there exists no material default thereunder.

                  Section 3.6 Financial Information. (a) Sellers have delivered to Purchaser true and complete copies of the unaudited consolidated balance sheet of the Business as of September 30, 2002, and the related unaudited statements of income and cash flows for such period (the "UNAUDITED FINANCIAL STATEMENTS"). On or prior to November 20, 2002, Sellers shall have delivered to Purchaser (i) the audited consolidated balance sheets of the Business as of September 30, 2001 and 2002, (ii) the related audited statements of cash flows for the applicable periods ending on such dates, (iii) the related audited statements of income for the applicable periods ending on September 30, 2000, 2001 and 2002 and (iv) a note to such statements effecting a reconciliation of such statements to generally accepted accounting principles in Canada (the "AUDITED FINANCIAL STATEMENTS," and together with the Unaudited Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements shall have been prepared from the books and records of Sellers and their Subsidiaries in accordance with GAAP consistently applied (except as may otherwise be noted therein), and present fairly, in all material respects, the financial position, results of operations and cash flows of the Business on a consolidated basis as of the dates and for the periods indicated (subject to normal audit adjustments and lack of footnote disclosure in the case of the Unaudited Financial Statements). Following delivery thereof, the Audited Financial Statements shall be deemed to constitute the Financial Statements for all purposes of this Agreement and the Unaudited Financial Statements shall be disregarded for purposes of this Agreement.

                           (b) No Seller or Purchased Subsidiary has any
Liabilities, except Liabilities which (i) are accrued or reserved against in the consolidated balance sheet of the Business as of September 30, 2002, included in the Financial Statements or reflected in the notes, if any, thereto, (ii) are incurred in the ordinary course of business consistent with past practices since September 30, 2002, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) are set forth in Section 3.6(b) of the Seller Disclosure Schedule or (v) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.7 Absence of Certain Changes or Events. Except (i) as set forth in Section 3.7 of the Seller Disclosure Schedule, (ii) as expressly permitted under this Agreement and (iii) for actions required to be taken under this Agreement, since September 30, 2002, (a) there has not been any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or (b) Sellers and the Purchased Subsidiaries have conducted the Business in the ordinary course consistent with past practices.

                  Section 3.8 Title to Assets; Sufficiency of Purchased Assets.

                           (a) Sellers have, and (subject to entry of, and the
provisions of, the Sale Order and receipt of all Required Consents) at the Closing Sellers will have, the power and right to deliver to Purchaser all of the Purchased Assets (and the Canadian Assets) free and clear of all Liens, other than Permitted Liens.

                           (b) The Purchased Assets (and the Canadian Assets)
(together with the Purchaser's rights under the Transition Services Agreement) include all real property and related rights and interests and all personal property of the Sellers and the Purchased Subsidiaries, both tangible and intangible, that are necessary to conduct the Business immediately following the Closing in substantially the same manner as conducted by Sellers and the Purchased Subsidiaries prior thereto consistent with past practice.

                  Section 3.9 Material Assumed Contracts.

                           (a) Section 3.9(a) of the Seller Disclosure Schedule
sets forth a list of each Contract to which a Purchased Subsidiary or a Seller is a party, in each case that exists as of the date hereof and falls within any of the following categories (collectively, "MATERIAL CONTRACTS"): (A) Contracts pursuant to which payments were made to or by a Seller or any Purchased Subsidiary in excess of $500,000 (exclusive of goods and services and sales and similar Taxes) in connection with the Business during the fiscal year ended September 30, 2001 or pursuant to which a Seller or any Purchased Subsidiary has been paid or is required to be paid or has made or is required to make a payment in excess of $500,000 (exclusive of goods and services and sales and similar Taxes) in connection with the Business for the fiscal year ending September 30, 2002; (B) Contracts containing covenants which materially limit the freedom of a Seller or any Purchased Subsidiary to operate the Business in any geographic area; (C) Contracts of the type described in clause (A) above containing "most favored nation" provisions or any similar provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties; (D) Contracts providing for "earn-outs," "performance guarantees" or contingent payments involving more than $500,000 (exclusive of goods and services and sales and similar Taxes) over the remaining term of the Contract; (E) Contracts relating to any material joint venture, partnership, strategic alliance or similar arrangement (including any franchising agreement);
(F) employment agreements between a Seller or any Purchased Subsidiary and employees of the Business; (G) Contracts between a Seller or any Purchased Subsidiary and any member of the Holdings Group; (H) Contracts relating to any Intellectual Property that is material to the Business; and (I) any Contract providing for indemnification of any material Liability arising under or in connection with any Environmental Law or guaranteeing such indemnification obligations (the "ENVIRONMENTAL INDEMNIFICATION AGREEMENTS"). True and complete copies of each such written Material Contract have been heretofore provided or made available to the Purchaser.

                           (b) To the knowledge of Sellers, as of the date of
this Agreement, subject to payment of the Cure Costs, if applicable, the Material Contracts are in full force and effect and enforceable in accordance with their terms in all material respects, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Subject to the Bankruptcy Case (including any breaches or defaults relating to the commencement thereof and any payables that would have been paid but for the commencement thereof), and subject to payment of the Cure Costs, no Seller or Purchased Subsidiary is in violation or breach of or default under any Material Contract nor, to the Sellers' knowledge, is any other party to any such Material Contract except to the extent, individually or in the aggregate, such violation, breach or default would not materially and adversely impair the Business (or, in the case of the license agreements identified on Exhibit A to Section 3.9(a) of the Seller Disclosure Schedule, would not materially and adversely impair the business of Sterling Canada). Except as set forth in
Section 3.9(b)(i) of the Seller Disclosure Schedule, no Seller and no Purchased Subsidiary has received written notice, nor does it otherwise have knowledge, that any party to any such Material Contract (other than a Real Property Lease) intends to cancel, terminate, or refuse to renew such Material Contract (other than a Real Property Lease) or to exercise or decline to exercise any option or right thereunder, except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect and except to the extent any such notice would be ineffective and unenforceable as a result of the Bankruptcy Case. Without limiting the foregoing, to the knowledge of the Sellers and the Purchased Subsidiaries, no dispute has arisen in respect of any Environmental Indemnification Agreement and the Purchaser and the Purchased Subsidiaries will be entitled to the full benefit of the Environmental Indemnification Agreements following the Closing.

                  Section 3.10 Real Property.

                           (a) Ownership of the Premises. The Sellers and the
Purchased Subsidiaries are the owners of good and marketable fee simple title to the land described in Section 3.10(a) of the Seller Disclosure Schedule and to all of the buildings, structures and other improvements located thereon (collectively, the "OWNED REAL PROPERTY") free and clear of all Liens, except for Permitted Liens. The Owned Real Property constitutes all of the real property owned by the Sellers and the Purchased Subsidiaries.

                           (b) Leased Properties. Section 3.10(b) of the Seller
Disclosure Schedule contains a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the "REAL PROPERTY Leases") under which the Sellers and Purchased Subsidiaries use or occupy or have the right to use or occupy any real property that is not Owned Real Property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "LEASED REAL PROPERTY").

The Sellers have heretofore delivered to the Purchaser true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). Subject to the Bankruptcy Case, each Real Property Lease that is material to the conduct of the Business as presently conducted consistent with past practice is valid, binding and in full force and effect subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Each Seller or Purchased Subsidiary, as applicable, holds the leasehold estate and interest in each Real Property Lease free and clear of all Liens, except for Permitted Liens. Except as set forth in
Section 3.10(b)(i) of the Seller Disclosure Schedule, no Seller and no Purchased Subsidiary has received written notice, nor does it otherwise have knowledge, that any party to any such Real Property Lease intends to cancel, terminate, or refuse to renew such Real Property Lease or to exercise or decline to exercise any option or right thereunder, except as has not had and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect and except to the extent any such notice would be ineffective and unenforceable as a result of the Chapter 11 Case.

                           (c) Entire Premises. All of the land, buildings,
structures and other improvements used by the Sellers and the Purchased Subsidiaries in the conduct of the Business are included in the Owned Real Property and the Leased Real Property. The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the "REAL PROPERTY."

                           (d) Use of Real Property. Except for any Permitted
Liens (including any Real Property Lease and as otherwise expressly set forth in this Agreement), no Person other than a Seller or a Purchased Subsidiary, as the case may be, has any right to the possession, use, occupancy or enjoyment of any portion of the Real Property.

                           (e) Condemnation. No Seller or Purchased Subsidiary
has received written notice of, and to the knowledge of any of the Sellers or any Purchased Subsidiary, there is not any pending, threatened or contemplated condemnation or eminent domain proceeding affecting the Real Property or any part thereof, or any sale or other disposition of the Real Property or any part thereof in lieu of condemnation or eminent domain by any Government Entity.

                           (f) Casualty. No portion of the Real Property has
suffered any material damage by fire or other casualty which has not heretofore been repaired and restored to prior condition or better. No portion of the Real Property is located in a special flood hazard area as designated by Federal Governmental Entities.

                           (g) Access to Thunder Bay Property. The premises
located at 2001 Neebing Avenue, Thunder Bay, Ontario (the "THUNDER BAY PROPERTY") has direct access to a public street adjoining the landlord, Bowater Canadian Forest Products, Inc.'s ("BOWATER") property over the driveways and accessways currently being used in connection with the use and operation of the Thunder Bay Property, and no existing accessway crosses or encroaches upon any property or property interest not owned by

Bowater. The tenant, Pulp-Ontario has the right of ingress and egress to the demised premises and access to the common areas such as parking and other services necessary for Pulp-Ontario to operate its sodium chlorite production operations without hindrance or interruption subject to the terms of the lease entered into between Bowater and Pulp-Ontario.

                  Section 3.11 Environmental Matters. Except as would not have a Material Adverse Effect:

                           (a) Each Seller and each Purchased Subsidiary, to the
extent related to the Purchased Assets (or the Canadian Assets), has obtained those environmental Licenses required by Law and necessary for the conduct of the Business, such Licenses are in full force and effect, no proceedings have been commenced or threatened to revoke or amend such Licenses and each such Seller and Purchased Subsidiary is and has been in compliance with such Licenses and other requirements of applicable Environmental Laws.

                           (b) Each Seller and each Purchased Subsidiary, to the
extent related to the Purchased Assets (or the Canadian Assets), has not received any written notice from any Governmental Entity or any other Person alleging a violation or liability pursuant to any Environmental Laws or Licenses pursuant to Environmental Laws and no Seller or Purchased Subsidiary has knowledge of any circumstances which constitute such violation or are likely to result in such liability.

                           (c) To the knowledge of Sellers and the Purchased
Subsidiaries, there has been no Release of any Hazardous Materials at, on or under any of the Real Property in amounts or under circumstances that would require notification of any Person, investigation, remediation or monitoring pursuant to Environmental Laws.

                  Section 3.12 Taxes.

                           (a) There are no liens for Taxes upon any of the
Purchased U.S. Non-Stock Assets, the stock of any Purchased Subsidiary or the assets of any Purchased Subsidiary, except for statutory liens for Taxes or amounts collected or withheld on account of Taxes not yet due.

                           (b) There are no Tax deficiencies (including
penalties and interest) of any kind assessed against or relating to the Purchased Subsidiaries with respect to any taxable period of a character or nature that would result in any Lien on the assets of any Purchased Subsidiary.

                           (c) Each Purchased Subsidiary (i) has duly and timely
filed or caused to be filed all Tax Returns required to be filed on or before the date of this Agreement and all such filed Tax Returns are true, correct and complete in all material respects, (ii) has paid all Taxes that are shown as due on such Tax Returns, (iii) has paid, or provided adequate reserves in accordance with GAAP, for all deficiencies or other assessments of Tax that it owes (whether or not shown on any Tax Return) and (iv) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (d) Each Seller (i) has duly and timely filed or
caused to be filed all non-income Tax Returns related to the Purchased U.S. Non-Stock Assets required to be filed on or before the date of this Agreement and all such filed Tax Returns are true, correct and complete in all material respects, (ii) has paid all Taxes that are shown as due on such Tax Returns,
(iii) has paid, or provided adequate reserves in accordance with GAAP, for all deficiencies or other assessments of non-income Taxes (whether or not shown on any Tax Return) that it owes and (iv) has not waived any statute of limitations with respect to any non-income Tax or agreed to any extension of time with respect to any non-income Tax assessment or deficiency.

                           (e) To the knowledge of the Sellers, there are no
pending or threatened material audits, examinations, investigations or other proceedings in respect of non-income Taxes or non-income Tax matters of any of the Sellers related to any of the Purchased U.S. Non-Stock Assets.

                           (f) To the knowledge of the Sellers, there are no
pending or threatened material audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Purchased Subsidiaries. The Canadian federal and provincial income Tax Returns of each of the Purchased Subsidiaries (other than Sterling Pulp Chemicals (Australia) Pty Limited) have been audited for the fiscal years set forth in Section 3.12(f) of the Seller Disclosure Schedule.

                           (g) The Sellers have provided to the Purchaser copies
of all real estate Tax audit reports affecting the Purchased U.S. Non-Stock Assets that have been issued with respect to the previous five (5) taxable years of each of the Sellers.

                           (h) The Purchased Subsidiaries have provided to the
Purchaser copies of all notices of assessment relating to income Taxes that have been issued to them with respect to the previous five (5) taxable years of each the Purchased Subsidiaries.

                           (i) No Purchased Subsidiary is a party to, is bound
by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar Contract, and no Purchased Subsidiary has any potential liability or obligation to any Person as a result of, or pursuant to, any such Contract.

                           (j) All Tax deficiencies which have been claimed,
proposed or asserted against any Purchased Subsidiary have been fully paid or finally settled.

                           (k) All non-income Tax deficiencies relating to the
Business or the Purchased U.S. Stock Assets which have been claimed, proposed or asserted against any Seller have been fully paid or finally settled.

                           (l) None of the Sellers is a foreign Person within
the meaning of Section 1445 of the Code.

                           (m) None of the of the Purchased U.S. Non-Stock
Assets is (i) subject to a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) "tax exempt use property" within the meaning of Section 168(h) of the Code, or (iii) "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

                           (n) Neither the transactions described in Section
5.1(c) nor any other transaction undertaken pursuant to the joint plan of reorganization of the Debtors under the Bankruptcy Code under will result in:

                                    (i) the application to any Purchased
Subsidiary of the debt forgiveness rules set forth in Sections 80 and 80.01 of the Income Tax Act (Canada);

                                    (ii) the recognition of income by any
Purchased Subsidiary pursuant to any provisions of the Income Tax Act (Canada);
or

                                    (iii) the requirement on the part of any
Purchased Subsidiary to deduct and withhold tax pursuant to the provisions of
Part XIII of the Income Tax Act (Canada).

                  Section 3.13 Employee Matters.

                           (a) Section 3.13(a) of the Seller Disclosure Schedule
sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, agreement, understanding or arrangement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, Code Section 125 "cafeteria" or "flexible" benefit, employee loan, educational assistance, fringe benefit plan, whether written or oral (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), maintained, sponsored or contributed to by the Sellers, the Purchased Subsidiaries or any ERISA Affiliate for the benefit of current or former employees of the Sellers or a Purchased Subsidiary (each such plan, a "BENEFIT PLAN" and each Benefit Plan other than the Canadian Benefit Plans (as defined in Section 3.13(d)), a "SELLER BENEFIT PLAN").

                           (b) None of the Sellers, the Purchased Subsidiaries,
or any ERISA Affiliate sponsors, maintains or contributes to (i) any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) any "multiemployer plan" as defined in Section 3(37) of ERISA, (iii) any pension plan within the meaning of any applicable pension benefits legislation in Canada, or (iv) any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

                           (c) Except as required by COBRA or other applicable
law, none of the Sellers, the Purchased Subsidiaries or any ERISA Affiliate has any obligation to provide or make available post-retirement welfare benefits or welfare benefit coverage to any employee or former employee.

                           (d) Section 3.13(d) of the Seller Disclosure Schedule
sets forth a true and complete list of each of the Benefit Plans applicable to employees of the Sellers or a Subsidiary of the Sellers governed by the laws of Canada or a Canadian jurisdiction (the "CANADIAN EMPLOYEE BENEFIT PLANS"). None of the Sellers nor any of their Subsidiaries has made any promises with respect to increased benefits under such plans. All contributions (including premiums) required by Law or contract to and including 2002 have been paid or accrued, under or with respect to such Canadian Employee Benefit Plans, have been paid or accrued as at that date, as the case may be. Any distribution as a benefit or return of past contributions from a Canadian Employee Benefit Plan or a trust established in respect of such a plan has been made in accordance with the terms of such plan or trust.

                           (e) All required documents, including texts of the
Canadian Employee Benefit Plans, amendments to such plans and supporting documentation (including actuarial reports, information returns and registration documents) have been filed as required in accordance with the Laws, including tax laws, of such governing jurisdictions. Sellers have otherwise complied, in all material respects, with all the terms of and all applicable Laws in respect of the Canadian Employee Benefit Plans and the related obligations of the Sellers and their Subsidiaries, including the terms of any funding and investment contracts or obligations applicable thereto, arising under or relating to the Canadian Employee Benefit Plans. All the Canadian Employee Benefit Plans that are separately funded are fully funded, except as disclosed in writing or accrued in the Financial Statements, in accordance with generally accepted accounting principles in Canada.

                           (f) Neither the consummation of the transactions
contemplated hereby nor any step which has been taken, no event which has occurred and no condition or circumstances which exists has resulted in or could reasonably be expected to result in any of the Canadian Employee Benefit Plans being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Law refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Canadian Employee Benefit Plans or their assets which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

                           (g) Except for Benefit Plans disclosed in Section
3.13(a) of the Seller Disclosure Schedule, none of the Purchased Subsidiaries is a party to any written employment or consulting agreement or any verbal agreement or consulting agreement with a term which provides for payment to the employee on a change of control of any of the Sellers or their Subsidiaries or any other term which provides for payment to the employee upon severance of employment.

                  Section 3.14 Litigation.

                           (a) Except for the Bankruptcy Case and any and all
actions, adversary proceedings and litigation arising therefrom or related thereto and pending in the Bankruptcy Court or the United States District Court for the Southern District of Texas, and except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, inquiry or investigation (whether at law or equity) pending or, to the knowledge of any Seller or any Purchased Subsidiary, threatened (and no Seller or Purchased Subsidiary has any knowledge of any circumstances that may give rise thereto) against the Sellers or the Purchased Subsidiaries in respect of the Purchased Assets (or the Canadian Assets) or the conduct of the Business, the outcome of which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

                           (b) Subject to receipt of the Required Consents and
the Sale Order, and subject to the provisions of the Sale Order, there are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Purchased Assets (or the Canadian Assets) that restrict the ownership, disposition or use of the Purchased Assets (or the Canadian Assets) or the conduct of the Business and that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.15 Brokers. No broker, finder or investment banker (other than brokers, finders or investment bankers the fees and expenses of which shall be paid by Chemicals (subject to Bankruptcy Court approval) in connection with the transactions contemplated hereby) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

                  Section 3.16 Intellectual Property.

                           (a) Section 3.16(a) of the Seller Disclosure Schedule
sets forth all active registrations, issuances, filings and applications for any material Intellectual Property owned by any Seller or Purchased Subsidiary specifying as to each item, as applicable: the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates.

                           (b) Section 3.16(b) of the Seller Disclosure Schedule
sets forth all material Intellectual Property licenses, sublicenses and distributor agreements under which any Seller or Purchased Subsidiary is a (i) licensor, or (ii) licensee, distributor, or reseller.

                           (c) The Sellers or the Purchased Subsidiaries
exclusively own, or otherwise have the right to use pursuant to a valid license, sublicense or other agreement all material Intellectual Property used in the conduct of the Business as currently conducted consistent with past practice, and have the right (subject to any such license terms, if applicable) to use, make, have made, sell, offer to sell, import, license, sublicense and otherwise exploit all such owned Intellectual Property in the conduct of the Business as currently conducted consistent with past practice. To the knowledge of the Sellers and the Purchased Subsidiaries, all of the Sellers' and Purchased Subsidiaries' rights in the material Intellectual Property owned by the Sellers or the Purchased Subsidiaries and used in the Business as currently conducted consistent with past practice are valid and enforceable. All of the registrations for material Intellectual Property owned by the Sellers or the Purchased Subsidiaries and used in the Business as currently conducted consistent with past practice are valid, subsisting and unexpired.

                           (d) All of the material Intellectual Property owned
by the Sellers or the Purchased Subsidiaries and used in the conduct of the Business as currently conducted consistent with past practice is free of all Liens (other than Permitted Liens).

                           (e) To the Knowledge of the Sellers and the Purchased
Subsidiaries, none of the material Intellectual Property owned by the Sellers or the Purchased Subsidiaries and/or used in the Business or any of the products or services developed, sold or licensed by the Sellers or the Purchased Subsidiaries infringes or otherwise violates the Intellectual Property rights of any third party, and none of the Sellers or the Purchased Subsidiaries has received written notice of such a claim within the past twenty-four months. To the Knowledge of the Sellers and the Purchased Subsidiaries, no third party is infringing or otherwise violating any rights with respect to any material Intellectual Property owned by the Sellers or the Purchased Subsidiaries and used in the Business as currently conducted consistent with past practice.

                           (f) The Sellers and the Purchased Subsidiaries have
taken all commercially reasonable steps to maintain the confidentiality of their material trade secrets and to protect and maintain all other material Intellectual Property owned by the Sellers and the Purchased Subsidiaries and are prosecuting those patent applications which the Sellers or Purchased Subsidiaries in their reasonable business judgment deem to be of commercial or strategic value to the Business consistent with past practice.

                           (g) Since November 1, 1992, each present or past
employee, officer or consultant of the Business, in each case who developed any part of any material Intellectual Property that is or will be used or exploited by the Sellers or the Purchased Subsidiaries has executed a valid and enforceable invention assignment and confidentiality agreement (an "INVENTION AGREEMENT") substantially in the form provided to Purchaser, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. To the Knowledge of the Sellers and the Purchased Subsidiaries, no present or former employee, consultant or contractor of any Seller or Purchased Subsidiary (x) is in violation of any material term of any confidentiality agreement, patent or invention disclosure agreement related to the Business under which such person is bound (y) is obligated under any fiduciary duty or contract that would reasonably be likely to adversely affect any Seller's or Purchased Subsidiary's rights to its Intellectual Property or
(z) has misappropriated any Intellectual Property of any other Person in the course of the performance of his or her duties to the Sellers or Purchased Subsidiaries, except, in each case, where such violation or misappropriation would not reasonably be expected to result, individually in the aggregate, in a Material Adverse Effect.

                           (h) The Sellers and the Purchased Subsidiaries have
made available to the Purchaser all material user and operating manuals that are related to any material software currently used in the Business and in their possession.

                  Section 3.17 Customers. Section 3.17 of the Seller Disclosure Schedule sets forth (a) the names of the ten (10) highest revenue generating customers from chemicals sales of the Business for the September 30, 2002 billing run that together accounted for approximately 65% of the gross revenues of chemicals sales of the Business during the relevant billing period (the "TOP CUSTOMERS") and (b) the amount for which each such customer was invoiced during such period. To the knowledge of the Sellers and the Purchased Subsidiaries, except as set forth in Section 3.17 of the Seller Disclosure Schedule, none of the Sellers nor any Purchased Subsidiary has received any notice (written or oral) that since September 30, 2002, any Top Customer of the Business (i) has ceased, or will cease, to purchase the goods produced by the Business or (ii) has materially reduced or will reduce the purchase of the goods produced by the Business, including, in each case, after the consummation of the transactions contemplated hereby.

                  Section 3.18 Warranties; Product Claims.

                           (a) The products manufactured by the Sellers or the
Purchased Subsidiaries and sold to end user customers and, to the knowledge of the Sellers and the Purchased Subsidiaries, the products manufactured by the Sellers or the Purchased Subsidiaries and sold for use by original equipment manufacturer customers or the products sold by the Sellers or the Purchased Subsidiaries but manufactured by third parties, conform to design in all material respects and comply in all material respects with all applicable Laws. To the Sellers' and the Purchased Subsidiaries' knowledge, there is no pending federal or state legislation, not otherwise applicable to the Sellers' industry, which if adopted or enacted would reasonably be expected to result in a Material Adverse Effect as a result of the products sold by the Sellers or the Purchased Subsidiaries.

                           (b) Section 3.18(b) of the Seller Disclosure Schedule
sets forth a summary of each material recall (voluntary or involuntary) of products manufactured by the Sellers or the Purchased Subsidiaries during the 3 year period prior to the date hereof, describing in each case the nature of the problem giving rise to such recall, the approximate number of products recalled and the aggregate costs incurred by the Sellers for each such recall. Except as set forth in Section 3.18(b) of the Seller Disclosure Schedule, during the 3 year period prior to the date hereof, none of the Sellers have experienced any material return or any material claim as a result of the ownership, possession or use of any product manufactured, sold or delivered by the Sellers or the Purchased Subsidiaries (a "WARRANTY CLAIM") with respect to products sold or services performed by the Sellers or the Purchased Subsidiaries, nor are there any pending or, to the Sellers' or the Purchased Subsidiaries' knowledge, threatened material return or Warranty Claims with respect to products sold or services performed by the Sellers or the Purchased Subsidiaries for which the Sellers or the Purchased Subsidiaries may have continuing liability or obligations.

                  Section 3.19 Insurance. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Sellers and the Purchased Subsidiaries (or one or more members of the Holdings Group on behalf thereof) maintain, and have maintained, without interruption, policies or binders of insurance covering such risk, and events, including personal injury, property damage and general liability in amounts the Sellers and the Purchased Subsidiaries (or one or more members of the Holdings Group on behalf thereof) reasonably believe adequate for the Business, (ii) the Sellers and the Purchased Subsidiaries have not received notice of termination or cancellation of any such policy, (iii) the Sellers and the Purchased Subsidiaries (or one or more members of the Holdings Group on their behalf) are named insureds under such policies, (iv) all premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been paid and (v) there has been no lapse in coverage under such policies during any period for which the Sellers and the Purchased Subsidiaries have operated the Business. None of the Sellers or Purchased Subsidiaries have any obligation for retrospective premiums for any period prior to the Closing Date which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such policies are in full force and effect and will remain in full force and effect until the Closing Date (but not thereafter). Except as set forth in Section 3.19 of the Seller Disclosure Schedule, no insurer has put any Seller or Purchased Subsidiary on notice that coverage may be denied with respect to any claim submitted to such insurer by any Sellers or Purchased Subsidiary.

                  Section 3.20 Affiliate Transactions. Except as set forth in
Section 3.20 of the Seller Disclosure Schedule, no director or officer nor, to the knowledge of Sellers and the Purchased Subsidiaries, employee of the Sellers or the Purchased Subsidiaries (nor, with respect to clauses (b) and (c) below, to the knowledge of Sellers and the Purchased Subsidiaries, any spouse, child, sibling or parent of any such director or officer) (a) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, any Seller or Purchased Subsidiary, (b) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that is used in the operation of the Business or (c) receives any material payment or other benefit from any Seller or Purchased Subsidiary, has any material cause of action or other claim whatsoever against, or owes or has advanced any material amount to, any Seller or Purchased Subsidiary, except for
(i) ordinary course compensation in respect of the duties performed by such person, (ii) claims arising in the ordinary course of business on an arm's length basis such as for accrued vacation pay, accrued benefits under employee benefit plans, and (iii) similar matters and agreements existing as of the date hereof.

                  Section 3.21 Labor Matters.

                           (a) Except as set forth in Section 3.21(a) of the
Seller Disclosure Schedule, none of the Sellers or the Purchased Subsidiaries are a party to any collective bargaining agreement with any labor organization ("COLLECTIVE BARGAINING AGREEMENTS").

                           (b) Except as set forth in Section 3.21(b) of the
Seller Disclosure Schedule, there are no strikes, work stoppages, boycotts or concerted actions pending or, to the knowledge of any Seller or any Purchased Subsidiary, threatened (and no Seller or Purchased Subsidiary has any knowledge of any circumstances that may reasonably be expected to give rise thereto) against the Sellers or Purchased Subsidiaries in respect of the Purchased Assets (or the Canadian Assets) or the conduct of the Business, the outcome of which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

                           (c) Except as set forth in Section 3.21(c) of the
Seller Disclosure Schedule, none of the Sellers or Purchased Subsidiaries have received notice of any pending (and no Seller or Purchased Subsidiary has any knowledge of any circumstances that may reasonably be expected to give rise to)
(i) proceedings under the National Labor Relations Act or before the National Labor Relations Board, (ii) proceedings under the Labor Relations Code of Alberta or such other applicable provincial or federal legislation or any provincial or federal labor relations board, (iii) grievances or arbitrations, or (iv) organizational drives or unit clarification requests, in each case against or affecting the Purchased Assets (or the Canadian Assets) or the conduct of the Business and as to (i), (ii) and (iii), the outcome of which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Except (i) as disclosed in the Purchaser Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant readily apparent) and (ii) as expressly permitted under this Agreement and except for actions required to be taken under this Agreement, Purchaser represents and warrants to the Seller Parties as follows:

                  Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Canada. Purchaser has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

                  Section 4.2 Authority. Subject to receipt of the Required Consents,

Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby have been authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, upon receipt of the Required Consents (assuming this Agreement constitutes a valid and binding obligation of the Seller Parties), constitutes, and each Ancillary Agreement that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser, and, upon receipt of the Required Consents (assuming this Agreement constitutes a valid and binding obligation of the Seller Parties), a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                  Section 4.3 No Conflict; Required Filings and Consents.

                           (a) The execution and delivery of this Agreement by
Purchaser do not, and the performance by Purchaser of its obligations under this Agreement will not, (i) conflict with or violate any provision of the certificate or articles of incorporation or bylaws or other governing documents of Purchaser, or (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, (A) conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or (B) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Purchaser, except, with respect to clause (ii), for any such conflicts, violations, consents, approvals, breaches, losses, changes in control, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

                           (b) The execution and delivery of this Agreement by
Purchaser do not, and upon receipt of the Required Consents set forth in Section 4.3(b) of the Purchaser Disclosure Schedule, the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, (ii) under the HSR Act or the Competition Act (Canada), to the extent necessary, (iii) as set forth in Section 4.3(b) of the Purchaser Disclosure Schedule, (iv) consents, approvals or authorizations, declarations, filings or registrations already obtained or made and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

                  Section 4.4 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or related to Purchaser which could prevent or materially delay the performance of this Agreement or any Ancillary Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

                  Section 4.5 Financing. Purchaser has entered into a commitment letter (the "FINANCING LETTER") pursuant to which the financing source party thereto has committed to the Purchaser, on the terms and subject to the conditions therein, funds which shall be sufficient to consummate the transactions contemplated hereby, including payment of the Purchase Price hereunder and all fees and expenses payable by the Purchaser (the "FINANCING"). Purchaser has delivered a true, correct and complete copy of the Financing Letter to the Seller Parties. As of the date hereof, (a) the Financing Letter is in full force and effect and has not been amended or modified, (b) there is no breach or default existing (or which with notice or lapse of time or both may exist) thereunder and (c) the statements contained in Section 7(e) thereof and the penultimate sentence of Section 10 thereof are true and correct.

                  Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                  Section 4.7 Investigation by Purchaser. Without limiting Purchaser's right to rely on the representations and warranties set forth in
Article III, Purchaser has conducted its own independent review and analysis of the Purchased Assets (and the Canadian Assets), the Assumed Liabilities and the Business and acknowledges that Purchaser has been provided access to the personnel, properties, premises and records of the Sellers and their Affiliates relating to the Purchased Assets (and the Canadian Assets), the Assumed Liabilities and the Business for such purpose. In entering into this Agreement, Purchaser has relied solely upon the express representations, warranties and covenants of Sellers set forth in Article III of this Agreement and set forth in the Ancillary Agreements and Purchaser's own investigation and analysis. Purchaser acknowledges that, except as set forth in Article III of this Agreement, none of the Seller Parties or any of their Affiliates or any of their respective directors, officers, employees, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates or any of their respective directors, officers, employees, agents, advisors or representatives. Purchaser acknowledges that, except as expressly set forth in the representations and warranties in
Article III of this Agreement and in the Ancillary Agreements, there are no representations or warranties by the Seller Parties of any kind, express or implied, with respect to the Business, the

Purchased Assets (and the Canadian Assets) or the Assumed Liabilities, and that Purchaser is purchasing the Purchased Assets (and the Canadian Assets) "WHERE IS" and "AS IS" and "WITH ALL FAULTS". Purchaser acknowledges that the representations, warranties and covenants set forth in Article III of this Agreement are made solely for purposes of establishing conditions to Closing and shall not survive the Closing.

                  Section 4.8 Investment Canada Act. The Purchaser of the Non-U.S. Subsidiary Stock is a "Canadian" within the meaning of the Investment Canada Act (Canada).

                                    ARTICLE V

                                    COVENANTS

                  Section 5.1 Conduct of the Business.

                           (a) Subject to any obligations as a debtor or
debtor-in-possession under the Bankruptcy Code, or order of the Bankruptcy Court or other court of competent jurisdiction, the Sellers shall use commercially reasonable efforts to ensure that, after the date hereof and prior to the Closing Date, except (a) as expressly provided and except for actions required to be taken under (i) this Agreement, (ii) applicable Law or (iii) any Contract to which any of the Seller Parties or any Purchased Subsidiary is bound, (b) as disclosed in the Seller Disclosure Schedule (c) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed) or (d) as contemplated by Section 6.5 of the Plan:

                                    (i) the Business shall be conducted in all
material respects in the ordinary course consistent with past practice;

                                    (ii) the Purchased Subsidiaries shall: (a)
properly prepare, in the ordinary course of business and consistent with past practice, and timely file all Tax Returns required to be filed by them on or before the Closing Date ("POST-SIGNING RETURNS"); (b) deliver drafts of all Post-signing Returns relating to income Taxes to Purchaser no later than ten
(10) business days prior to the date (including extensions) on which such Post-signing Returns relating to income Taxes are required to be filed; (c) make such revisions to such Post-signing Returns relating to income Taxes as are reasonably requested by Purchaser; (d) fully and timely pay all Taxes due and payable in respect of all Post-signing Returns that are so filed; (e) properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with past practice and in the ordinary course of business, for all Taxes payable by it (or them) for which no Post-signing Return is due prior to the Closing Date; (f) promptly notify Purchaser of any suit, claim, action, investigation, proceeding or audit (collectively, "ACTIONS") pending against or with respect to a Purchased Subsidiary in respect of any Tax matter, including Tax liabilities, and not settle or compromise any such Tax matter or Action without Purchaser's consent; (g) not make or revoke any Tax election or adopt or change a tax accounting method without Purchaser's consent; and (h) terminate all Tax sharing agreements to which any of the Purchased Subsidiaries is a party such that there is no further Tax liability thereunder;

                                    (iii) no Purchased Subsidiary shall (A)
amend its articles of amalgamation or by-laws or similar organizational documents, (B) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for any shares of any class or series of its capital stock, (C) declare or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock,
(D) split, combine or reclassify any shares of any class or series of its capital stock or (E) redeem, purchase or otherwise acquire, directly or indirectly, any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

                                    (iv) no Seller and no Purchased Subsidiary
shall (A) incur or assume any Indebtedness (other than borrowings under the Canadian Facilities) or (B) assume or guarantee the obligations of any other Person, except in either case in the ordinary course of business;

                                    (v) no Seller and no Purchased Subsidiary
shall make any loans, advances or capital contributions to, or investments in, any other Person, other than travel and entertainment advances to employees in the ordinary course of business consistent with past practice;

                                    (vi) no Seller and no Purchased Subsidiary
shall sell, transfer, lease, sublease, license, relinquish, surrender, encumber or otherwise dispose of any material Purchased Asset or Canadian Asset, except for the sale, transfer, lease, sublease, license or other disposition of obsolete equipment and inventory in the ordinary course of business;

                                    (vii) no Seller and no Purchased Subsidiary
shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than a plan of reorganization in the Bankruptcy Case;

                                    (viii) no Seller and no Purchased Subsidiary
shall change any method of accounting or accounting practice used by it (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except for any change required by GAAP;

                                    (ix) no Seller and no Purchased Subsidiary
shall establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any employee benefit plan maintained by the Sellers or otherwise increase the compensation payable to any directors, officers, or employees of such Seller or Purchased Subsidiary, except in accordance with existing plans and agreements consistent with past practice, or establish, adopt or enter into any collective bargaining agreement;

                                    (x) each Seller and each Purchased
Subsidiary shall keep or cause to be kept its material existing insurance policies (or substantial equivalents) in such amounts duly in force until the Closing Date and shall give Purchaser notice of any material change in its insurance policies;

                                    (xi) no Seller and no Purchased Subsidiary
shall agree to make any capital expenditures except capital expenditures that do not exceed $1,000,000 (exclusive of goods and services, sales and similar Taxes), individually, and $5,000,000 (exclusive of goods and services, sales and similar Taxes), in the aggregate;

                                    (xii) the Sellers and the Purchased
Subsidiaries shall take all commercially reasonable actions to protect and maintain the Intellectual Property that is material to the Business, including by filing and/or prosecuting those patent applications which the Sellers and the Purchased Subsidiaries in their reasonable business judgment deem to be of commercial or strategic value to the Business consistent with past practice;

                                    (xiii) the Sellers and the Purchased
Subsidiaries shall not (x) take any action that would make any representation and warranty of the Sellers hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (y) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time;

                                    (xiv) each Seller and each Purchased
Subsidiary shall cause Real Property, Inventory and Equipment included in the Purchased Assets (or the Canadian Assets) to be maintained in substantially the same condition (normal wear and tear and obsolescence excepted) that it has heretofore maintained same and shall operate the Real Property in substantially the same manner as it has heretofore operated same, and the Sellers shall promptly inform the Purchaser in writing of any material adverse change to the ownership, use, occupancy, leasing or operation of any Real Property, whether or not insured against;

                                    (xv) no Seller and no Purchased Subsidiary
shall establish, amend, modify or terminate any Benefit Plan in respect of any Business Employee or otherwise modify (including the amount or timing of payment) the compensation of or benefits provided to, any Business Employee, or promise or become obligated to do any of the foregoing;

                                    (xvi) the Sellers and the Purchased
Subsidiaries shall conduct the Business in compliance with Laws in all material respects and no Seller and no Purchased Subsidiary shall fail to take such action as may be reasonably necessary to maintain, preserve, renew and keep in full force and effect all material Licenses of the Company in all material respects; and

                                    (xvii) no Seller and no Purchased Subsidiary
shall authorize or enter into any Contract to take any action that could reasonably be expected to constitute a breach of any of the foregoing paragraphs
(i)-(xvi).

                           (b) Prior to the Closing each Seller and each
Purchased Subsidiary shall (i) exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operation of the Business and (ii) use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties relating to the Business and to keep available the services of its respective current officers and key employees, subject to the terms of this Agreement, in each case, subject to any obligations as a debtor or debtor-in-possession under the Bankruptcy Code or order of the Bankruptcy Court or other court of competent jurisdiction.

                           (c) Notwithstanding anything to the contrary
contained in this Article V, nothing set forth herein shall prohibit, at the direction of Chemicals, (i) any Seller or any Purchased Subsidiary from distributing cash and cash equivalents held by them to any Seller or any member of the Holdings Group, (ii) the repayment of amounts due from Sterling Canada to NRO by set-off, settlement or assignment of any amount payable from NRO to Sterling Canada as a result of any return of paid-up capital and/or the cancellation of any such intercompany obligation in any manner (including by the distribution (as a return of paid-up capital) of a note with a principal amount equal thereto, so as to offset any such intercompany obligation), (iii) a transfer of stock of NRO by Sterling Canada to Pulp-Ontario by a share for share exchange or by contribution of the NRO stock to Pulp-Ontario followed in either case by the combination of Pulp-Ontario and NRO by an amalgamation of Pulp-Ontario and NRO or by a winding-up, liquidation or voluntary dissolution of NRO into Pulp-Ontario or (iv) a distribution by a Purchased Subsidiary to a Seller in respect of the refunds or rebates of Taxes identified in Section 2.1(b)(v) of the Seller Disclosure Schedule. Following a combination of Pulp-Ontario and NRO, references in this Agreement to Pulp-Ontario and NRO shall be deemed to be to the new entity, in case of an amalgamation, or to the surviving entity of such other combination.

                  Section 5.2 Access to Information; Confidentiality. (a) After the date hereof and prior to the Closing, the Seller Parties shall permit Purchaser and its authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to them and without material disruption to the business, to the books, records, documents (including work papers of accountants, environmental reports and actuarial reports), properties, plants, personnel and all other information as Purchaser may reasonably request that relate to the Business, the Purchased Assets (and the Canadian Assets) and the Assumed Liabilities and the Seller Parties and the Purchased Subsidiaries shall furnish promptly to Purchaser such information in their possession concerning the Purchased Assets (and the Canadian Assets), the Assumed Liabilities and the Business or in furtherance of the transactions contemplated hereby as Purchaser may reasonably request. Notwithstanding the foregoing, (i) the Seller Parties and the Purchased Subsidiaries need not disclose to Purchaser any information to the extent the disclosure of such information would violate applicable Law, and (ii) the Seller Parties and the Purchased Subsidiaries may redact such portions of their books and records that do not directly relate to the Sellers, the Purchased Assets (and the Canadian Assets), the Assumed Liabilities and the Business.

                           (b) Prior to Closing, each of the Seller Parties and
the Purchased Subsidiaries shall use its, and shall cause management to use their commercially reasonable efforts to cooperate with and assist Purchaser with respect to the Financing, including (i) providing to the Purchaser's financing sources all information reasonably requested by them to complete the Financing, (ii) assisting such financing sources upon their reasonable request in the preparation of information memoranda to be used in connection with the Financing, including requests for audits or similar accounting reviews of acquisitions by the Business prior to the Closing Date, and (iii) otherwise using commercially reasonable efforts to assist such financing sources in all reasonable respects in their efforts, including by making reasonably available officers of the Seller Parties and Purchased Subsidiaries, as appropriate, at meetings of prospective lenders in various locations.

                           (c) Prior to Closing, the Seller Parties and the
Purchased Subsidiaries shall provide and make available to Purchaser, and consent to the use of, (when available, but as soon as practicable after the date hereof and in any event by November 20, 2002, unless otherwise agreed by Purchaser) the Audited Financial Statements (in electronic format or otherwise, in each case to the extent readily available, as requested by Purchaser) which Audited Financial Statements may be required to be disclosed under applicable securities laws in any private or public offering documents of Purchaser and any amendments thereto. The Audited Financial Statements shall be prepared in accordance with GAAP. As soon as practicable after the date hereof, but in any event prior to November 20, 2002, the Seller Parties and the Purchased Subsidiaries shall use their commercially reasonable efforts to cause their auditors to prepare a reconciliation of the Audited Financial Statements to generally accepted accounting principles in Canada. Prior to the Closing, the Seller Parties and the Purchased Subsidiaries (i) agree to use commercially reasonable efforts to provide all necessary additional information to Purchaser for the purpose of preparing, any historical pro-forma financial statements which may be required to be disclosed under applicable securities laws in any private or public offering documents of Purchaser and any amendments thereto, and (ii) shall use their commercially reasonable efforts to cause its auditors to provide their consent to use of their reports and the use of their name in connection with any disclosure by Purchaser of the Audited Financial Statements.

                           (d) Information disclosed to Purchaser pursuant to
this Agreement (including in the Seller Disclosure Schedule) shall be subject to the terms and conditions of the Confidentiality Agreement, dated as of August 21, 2002, by and between Chemicals and Purchaser (the "CONFIDENTIALITY AGREEMENT") and Purchaser shall, and shall cause its Representatives (as defined in the Confidentiality Agreement) to, hold such information in accordance therewith, subject to Purchaser's ability to disclose information to the extent contemplated by this Section 5.2 and to obtain the Financing. The Confidentiality Agreement shall survive the Closing and continue in full force and effect thereafter.

                           (e) The Sellers covenant and agree that, following
the Closing Date, the Seller Parties shall not, and shall cause their Affiliates not to, disclose to any Person not employed by the Purchaser or not engaged to render services to the Purchaser, and that they will not use for the benefit of themselves or others, any confidential information or trade secrets of the Business obtained by them prior to the Closing; provided, however, that this provision shall not preclude the Seller Parties from use or disclosure of information if (x) use or disclosure of such information shall be required by applicable Law or (y) use or disclosure of such information is reasonably required in connection with any bona fide Claim against or involving the Seller Parties or (z) such information is readily ascertainable from public or published information or trade sources; provided that, in the case of clauses (x) and (y), the Sellers shall provide Purchaser, to the extent practicable, with adequate prior notice to allow Purchaser to seek an appropriate protective order and the Seller Parties shall cooperate therein.

                           (f) The Seller Parties covenant and agree that upon
the request of Purchaser, the Seller Parties shall use commercially reasonable efforts to provide Purchaser with the full benefit of any rights that any Seller Party may have under any confidentiality agreement entered into in connection with the sale of the Business. Without limiting the generality of the foregoing, the Seller Parties shall assist Purchaser in bringing legal action to enforce such rights, including instituting a claim in the name of one or more Seller Parties. The reasonable out-of-pocket costs and expenses of the Seller Parties incurred by the Seller Parties pursuant to this Section 5.2(f) shall be paid by Purchaser.

                  Section 5.3 Bankruptcy Actions. (a) Within three (3) days following the execution of this Agreement, Chemicals will file with the Bankruptcy Court a motion, together with supporting papers in form and substance reasonably satisfactory to Purchaser and otherwise consistent with this Agreement, seeking the Bankruptcy Court's approval of the payment of the Termination Fee and Expense Reimbursement on the terms and conditions set forth herein.

                           (b) Chemicals shall use commercially reasonable
efforts to obtain the Bankruptcy Court's approval of the Sale Order, in form and substance reasonably satisfactory to Purchaser and otherwise consistent with this Agreement, and an order, in form and substance reasonably satisfactory to Purchaser and otherwise consistent with this Agreement, approving the payment of the Termination Fee and Expense Reimbursement, as administrative expense claims of the Seller Debtors under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, on the terms and conditions set forth herein.

                           (c) Chemicals shall provide Purchaser's counsel with
copies of all motions, applications and supporting papers prepared by the Seller Parties (including forms of orders and notice to interested parties) relating to the transactions contemplated by this Agreement, including in connection with the approval of the Sale Order, the Termination Fee and the Expense Reimbursement, so as to provide Purchaser's counsel with a reasonable opportunity to review and comment on the same, prior to the filing thereof in the Bankruptcy Court if reasonably practicable.

                           (d) Chemicals shall give appropriate notice, and
provide appropriate opportunity for a hearing to all parties entitled thereto, of all motions, orders, hearings or other proceedings relating to this Agreement or the transactions contemplated hereby, including in connection with the approval of the Sale Order, the Termination Fee and the Expense Reimbursement.

                           (e) On or prior to the Closing, the Seller shall pay
any and all Cure Costs.

                           (f) Chemicals shall use its commercially reasonable
efforts to obtain the discharge of the General Liabilities in the Bankruptcy
Case.

                  Section 5.4 Books and Records. (a) Following the Closing, for so long as such information is retained by Purchaser (which shall be for a period of at least six years), Purchaser shall permit Holdings or Chemicals and its authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Purchaser and without material disruption to its business, to the books, records and personnel relating to the Purchased Assets (and the Canadian Assets), Assumed Liabilities and the Business, to the extent that such access may be reasonably required (i) in connection with the preparation of Holdings' or Chemicals accounting records or with any audits, (ii) in connection with any Claim, (iii) in connection with the Bankruptcy Case or any regulatory filing or matter or (iv) in connection with any other valid legal or reasonable business purpose of Holdings or Chemicals; provided, that Holdings or Chemicals shall reimburse Purchaser promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Purchaser in connection with any such request. Without limiting the generality of the foregoing, but subject to Section 5.2(e) hereof, Chemicals shall be entitled to retain copies of any files, documents, instruments, papers, books and records and any other written or recorded information to the extent it is used both in the Business and in the business of the members of the Holdings Group. Notwithstanding the foregoing, (A) Purchaser need not disclose to Holdings or Chemicals any information which would violate applicable Law, result in a breach of attorney-client privilege or similar privilege or violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Purchaser is a party and (B) Purchaser may redact such books and records that do not directly relate to the Purchased Assets (or the Canadian Assets), Assumed Liabilities or the Business

                           (b) Following the Closing, for so long as such
information is retained by Chemicals (which shall be for a period of at least six years), Chemicals shall permit Purchaser and its authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Chemicals and without material disruption to its business, to the Retained Information to the extent such access may be reasonably required (i) in connection with the preparation of Purchaser's accounting records or with any audits, (ii) in connection with any Claim, (iii) in connection with any regulatory filing or matter or (iv) in connection with any other valid legal or reasonable business purpose of Purchaser; provided, that Purchaser shall reimburse Chemicals promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Chemicals in connection with any such request. Notwithstanding the foregoing, (A) Chemicals need not disclose to Purchaser any information which would violate applicable Law, result in a breach of attorney-client privilege or similar privilege or violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Chemicals or an Affiliate thereof is a party and (B) Chemicals may redact such portions of the Retained Information that do not directly relate to the Purchased Assets, the Assumed Liabilities or the Business.

                           (c) Purchaser shall, and shall instruct its employees
to, at Chemicals' request, cooperate with Chemicals and its Affiliates as may be reasonably required in connection with the investigation and defense of any Claim relating to the Business that is brought against Chemicals or any of its Affiliates at any time after the Closing.

                           (d) Chemicals and its Affiliates shall, and shall
instruct its employees to, at the Purchaser's request, cooperate with the Purchaser as may be reasonably required in connection with the investigation and defense of any Claim relating to the Business that is brought against the Purchaser at any time after the Closing.

                  Section 5.5 Appropriate Action; Consents; Filings. (a) Except as otherwise expressly set forth herein and subject to Section 5.5(c) hereof, the Seller Parties and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to: (i) obtain from Governmental Entities any Licenses required (A) to be obtained or made by a Seller Party or Purchaser or any of their Affiliates to consummate the transactions contemplated by this Agreement or (B) to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act and antitrust and competition Laws of Canada or any other applicable jurisdiction) in connection with the authorization, execution and delivery of this Agreement and to permit the consummation of the transactions contemplated hereby to occur as promptly as practicable; and (ii) promptly (and in any event no later than November 27, 2002) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law and under the HSR Act and antitrust and competition Laws of Canada or any other applicable jurisdiction, in each case, to the extent required by applicable Law, and provide all such information concerning such parties as may be necessary or reasonably requested in connection with the foregoing. The Seller Parties and Purchaser shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Chemicals and Purchaser shall have the right to review in advance, and, to the extent practicable, each shall consult the other on, all the information relating to a Seller Party, a Purchased Subsidiary or Purchaser, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Chemicals and Purchaser may, as each deems reasonably advisable and necessary, designate any competitively sensitive information provided to the other under this Section 5.5(a) as "outside counsel only."

Such information shall be given only to outside counsel of the recipient. In addition, Purchaser and the Seller Parties may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission. Each of the Seller Parties and Purchaser shall bear its own costs and expenses in connection with its performance under this Section 5.5; except that Purchaser and Chemicals shall each pay half of the fees in connection with any required filings or submissions under the HSR Act or the Competition Act (Canada).

                           (b) Without limiting Section 5.5(a), but subject to
Section 5.5(c), Purchaser and Seller Parties shall use commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to assign or transfer any Purchased Asset (including any Canadian Asset, in the case of a "change of control" or similar provision) to Purchaser or to novate all obligations and liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of the Seller Parties and their Affiliates with respect to Assumed Liabilities so that, in any such case, Purchaser shall be solely responsible for the Assumed Liabilities.

                           (c) Notwithstanding anything in this Agreement to the
contrary (including paragraphs (a) and (b) of this Section 5.5), (i) neither the Seller Parties nor their Affiliates shall be required to remain liable or secondarily liable or to pay any consideration to any Person or to reimburse Purchaser for any costs or expenses of Purchaser incurred in connection with its compliance with paragraphs (a) and (b) of this Section 5.5, (ii) neither the Purchaser nor its Affiliates shall be required to remain liable or secondarily liable or to pay any consideration to any Person or to reimburse the Seller Parties for any costs or expenses of the Seller Parties incurred in connection with their compliance with paragraphs (a) and (b) of this Section 5.5 and (iii) neither Purchaser nor its Affiliates nor the Seller Parties nor their Affiliates shall be required to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of its business arrangements (including as they may exist after giving effect to the transactions contemplated hereby), whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

                  Section 5.6 Further Assurances; Financing. (a) Each party shall cooperate with the other parties, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents, approvals or authorizations of any Governmental Entity or other regulatory authority or any other Person under any permit, agreement or other instrument, and take all such other actions as such party may reasonably be requested to take by another party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby or in order to facilitate any Canadian withholding tax refunds available to Sterling Canada arising out of transactions occurring prior to Closing and any other refunds or rebates of Taxes available to NRO or its successor. The obligations of each of the Purchaser and the Seller Parties pursuant to this Article V shall be subject to any orders entered or approvals or authorizations granted by the Bankruptcy Court and the Bankruptcy Code.

                           (b) Purchaser shall use commercially reasonable
efforts to obtain the proceeds of the Financing. Without limiting the generality of the foregoing, if the Bank of Nova Scotia advises Purchaser or Purchaser otherwise becomes aware that the proceeds of the Financing will not be available pursuant to the Financing Letter, Purchaser shall use its commercially reasonable efforts to obtain the proceeds of the Financing from alternative financing sources; provided, however, that Purchaser shall not be required to obtain such alternative financing on terms that are less favorable (in the aggregate) than those set forth in the Financing Letter. Further, Purchaser shall use commercially reasonable efforts to enter into definitive financing agreements in respect of the Financing as soon as reasonably practicable following the date of this Agreement.

                  Section 5.7 Tax Matters.

                           (a) Transfer Taxes. The Seller Parties and the
Purchaser will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments, transfers and deliveries to be made to the Purchaser hereunder from any sales, use, stamp duty, transfer, documentary, registration, recording and other similar Taxes (collectively, "TRANSFER TAXES") payable in connection with such sale, conveyance, assignments, transfers and deliveries, to the extent provided by Section 1146(c) of the Bankruptcy Code and other applicable Law. In the event that any Transfer Taxes are assessed or are required to be paid with respect to such sale, conveyance, assignments, transfers or deliveries, such Transfer Taxes shall be borne and paid by the Seller Parties.

                           (b) Tax Cooperation. After the Closing Date, Seller
shall control, through counsel of its own choosing, any claim for refund in relation to the NRO, including any related administrative or judicial proceedings (the "NRO REFUND CLAIM"). After the Closing Date, Purchaser shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund (other than the NRO Refund Claim) with respect to any of the Purchased Subsidiaries (any such audit, claim for refund (other than the NRO Refund Claim), or proceeding relating to an asserted Tax liability is referred to herein as a "CONTEST"). Purchaser and the Seller Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including the Canadian Assets) (including providing access to books and records and executing and delivering such powers of attorney as are necessary to carry out the intent of this Section 5.7(b)) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any Contest or NRO Refund Claim. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it. Any information obtained under this Section 5.7(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest, NRO Refund Claim or other Tax proceeding.

                           (c) Preparation of Tax Returns. The Sellers shall
prepare (or cause to be prepared) consistent with past practice (except as required by applicable law or regulations) all income Tax Returns of the Purchased Subsidiaries that relate to periods ending on or before the Closing Date which are to be filed after the Closing Date ("PRE-CLOSING TAX RETURNS"). The Sellers shall permit the Purchaser to review and comment upon the Pre-Closing Tax Returns prior to the filing. Purchaser shall on a timely basis cause the Purchased Subsidiaries to execute and file the Pre-Closing Tax Returns.

                           (d) Tax Refunds. If after the Closing any refunds or
rebates relating to the NRO Refund Claim and described on Section 2.1(b)(v) of the Seller Disclosure Schedule are issued by a Governmental Entity to a Purchased Subsidiary, the Purchaser shall cause the amount of such refund or rebate to be remitted to the Sellers.

                  Section 5.8 Publicity. Following the date hereof, until the Closing, or the date the Agreement is terminated or abandoned pursuant to
Article VII, neither the Seller Parties nor the Purchaser, nor any of their respective Affiliates or representatives, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party (which consent shall not be unreasonably withheld).

                  Section 5.9 Use of Holdings Group Trademarks and Logos. The parties agree that during the period from the Closing Date until one year after the Closing Date (the "SELL-OFF PERIOD"), Purchaser shall be entitled to continue to use the name "Sterling" and any trade names, trademarks, service marks, slogans and identifying logos and designs employing the word "Sterling" or any confusingly similar variation thereof (collectively, "HOLDINGS GROUP TRADEMARKS AND LOGOS") solely to the extent that such Holdings Group Trademarks and Logos are contained, as of the Closing Date, on any Inventory, packaging, business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms and other material used in the Business, without any obligation on the part of Purchaser to pay royalties or similar fees to the Seller Parties. Purchaser agrees that immediately upon termination of the Sell-off Period, Purchaser shall cease and desist from all further use of the Holdings Group Trademarks and Logos and adopt new trade names, trademarks, service marks, slogans and identifying logos and designs related thereto which are not confusingly similar to or dilutive of the Holdings Group Trademarks and Logos. Purchaser shall not use the Holdings Group Trademarks and Logos in any manner that might tarnish, disparage or reflect adversely on Holdings, Chemicals, any of their Affiliates or the Holdings Group Trademarks and Logos. Nothing contained in this Agreement shall prevent Purchaser in any way from using the name "Sterling" when describing the transactions contemplated by this Agreement.

                  Section 5.10 Contacts with Suppliers, Customers and Other Parties. Without the prior written consent of Chemicals, prior to the Closing, Purchaser shall not, and shall cause its Representatives (as defined in the Confidentiality Agreement) not to, contact any suppliers to, or customers of, the Business, any employees of the Seller Parties or their Affiliates, counterparties (other than the Seller Parties) to any Contracts or any Governmental Entity (other than in connection with any filings made under the HSR Act or the Competition Act (Canada) or in connection with other consents, approvals or waivers required to be obtained by Purchaser from Governmental Entities in connection with the transactions contemplated hereby or as required by applicable Law) in




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                                                                              63


connection with or pertaining to the transactions contemplated by this Agreement.

                  Section 5.11 Employee Matters.

                           (a) Prior to the Closing Date, Purchaser shall, or
shall cause an Affiliate of Purchaser to, make an offer of employment effective as of the Closing Date (the "EMPLOYMENT OFFER") to each employee of Sellers (other than those set forth on Section 5.11 of the Seller Disclosure Schedule), including those on sick leave, vacation, other authorized leaves of absences or short-term disability (the "OFFERED EMPLOYEES") on terms and conditions that are in the aggregate no less favorable than those provided by the Sellers on the date hereof. Offered Employees who accept such offer of employment shall be referred to herein as "TRANSFERRED EMPLOYEES."

                           (b) Effective as of the Closing Date, and except with
respect to any Seller Benefit Plan sponsored or contributed to by a Purchased Subsidiary or described in Section 5.11(d), the Transferred Employees and employees of each Purchased Subsidiary who are employed by Purchaser or an affiliate of Purchaser immediately following the Closing Date (together with the Transferred Employees, the "BUSINESS EMPLOYEES") shall cease to accrue benefits under the Seller Benefit Plans and shall commence participation in employee benefit plans and arrangements of Purchaser or an Affiliate of Purchaser. Purchaser shall, or cause an Affiliate of Purchaser to, recognize and give full credit for all service by each Business Employee for purposes of eligibility and vesting under any employee benefit plans or arrangements of Purchaser or its Affiliates for such Business Employees' service with the Sellers and/or Purchased Subsidiaries to the same extent recognized by the Sellers and/or the Purchased Subsidiaries immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits. Purchaser shall have no obligation to establish any employee benefit plan or arrangement and, except as set forth in the preceding sentence, Purchaser shall have full discretion in determining the terms and conditions of any such plan or arrangement that is established.

                           (c) Purchaser shall, or cause an Affiliate of
Purchaser to, (i) waive all pre-existing condition limitations and waiting periods with respect to Business Employees to the extent such limitations and waiting periods have been satisfied under analogous Seller Benefit Plans and
(ii) provide each Business Employee with credit for any co-payments and deductibles paid during any plan year in progress as of the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any analogous welfare plans that such employees are eligible to participate in after the Closing Date.

                           (d) Purchaser shall, or cause an Affiliate of
Purchaser to, assume and agree to perform all liabilities, obligations and responsibilities under the Third Amended and Restated Key Employee Protection Plan and the Second Amended and Restated Severance Pay Plan maintained by Holdings and Chemicals with respect to each Business Employee who is a participant under any such plan. Purchaser shall communicate such assumption to each affected Business Employee.

                           (e) Following the Closing Date, Purchaser shall, or
cause an Affiliate of Purchaser to, credit each Business Employee with the number of his or her unused and accrued vacation days outstanding as of the Closing Date in accordance with the terms of the applicable vacation policy of the Seller or the Purchased Subsidiary prior to the Closing Date and shall not cause any forfeiture of any such vacation days (including by "cashing out" such vacation days)

                           (f) Purchaser and Sellers shall, to the extent
possible, (i) treat Purchaser or an Affiliate of Purchaser as a "successor employer" and the applicable Seller as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees to be employed by Purchaser or an Affiliate of Purchaser for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year in which the Closing Date occurs.

                           (g) With respect to any and all employees of the
Purchased Subsidiaries who are represented by any labor union, Sections 5.11(a)-(f) hereof shall not apply (except to the extent required under an applicable collective bargaining agreement or Law) and Purchaser shall honor or cause to be honored those collective bargaining agreements set forth in Section 5.11(g) of the Seller Disclosure Schedule to the extent required by Law.

                           (h) Purchaser shall indemnify and hold harmless the
Seller Indemnified Parties from and against any and all Claims, Liabilities and Losses that are imposed on, incurred by or asserted against any Seller Indemnified Party arising out of, related to or resulting from, directly or indirectly, any suit or claim of violation brought against any of the Seller Indemnified Parties under any Law, including the WARN Act or COBRA, which relates to actions taken or omissions by the Purchaser or any of its Affiliates on or after the Closing Date with regard to the employment, discharge or layoff of any Business Employee.

                           (i) Purchaser shall be responsible for, and shall
indemnify and hold harmless the Seller Indemnified Parties from and against, any and all Claims, Liabilities and Losses that are imposed on, incurred by or asserted against any Seller Indemnified Party arising out of, related to or resulting from, directly or indirectly, any employee benefit plans or arrangements sponsored or maintained by Purchaser and/or its Affiliates on and after the Closing Date for Business Employees.

                           (j) For immigration and visa purposes, Purchaser will
be the successor in interest to any and all pending (whether pending with the Immigration & Naturalization Service ("INS") or the Department of Labor) or approved visa petitions, including any and all labor condition and certification applications, made by Sellers with respect to the employees set forth on Section 5.11(j) of the Seller Disclosure Schedule (the "ALIEN EMPLOYEES") and Purchaser will adopt and accept all representations made by Sellers in any of these petitions and applications. Additionally, Purchaser agrees to take all necessary steps (or cause the steps necessary to be taken) in accordance with U.S. immigration laws on behalf of the Alien Employees, including petitioning the INS, so as to ensure that their employment continues without interruption immediately following the Closing and that they have continued, valid U.S. visa status in connection with such employment with the Purchaser.

                           (k) The Sellers shall, and shall cause each ERISA
Affiliate to, cause each Seller Benefit Plan (other than any such plan in which employees of a Purchased Subsidiary participate) that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, in which any Transferred Employee is a participant to be amended to provide that all Transferred Employees fully vest in all benefits accrued under such Seller Benefit Plan as of the Closing Date.

                  Section 5.12 Certain Shareholder Agreements. The Sellers shall take all necessary action to cause the shareholder agreements described on
Section 5.12 of the Seller Disclosure Schedule between certain Sellers and certain of the Purchased Subsidiaries to be terminated, with such termination to be effective as of the Closing.

                  Section 5.13 Transition Services Agreement. Promptly after the execution of this Agreement, the parties shall negotiate in good faith the terms and conditions of the Transition Services Agreement, the term of which shall be for a reasonable period of time following the Closing (not to exceed 180 days, or such other period as may be agreed upon between Chemicals and Purchaser). The services available to the Purchaser under the Transition Services Agreement shall be those services which are mutually agreed upon prior to the Closing to effect an orderly transition of the Business. The services under the Transition Services Agreement shall be provided to Purchaser at the Sellers' cost, including an appropriate overhead allocation and setup costs. From and after the date of this Agreement, the Sellers will cooperate with Purchaser to enable Purchaser to understand the Sellers' provision of the services to be provided under the Transition Services Agreement to enable the Purchaser to make appropriate arrangements for the provision of such services other than under the Transition Services Agreement. The Holdings Group shall have no liability whatsoever to Purchaser for any error, act or omission in connection with the Services to be rendered by the Holdings Group to Purchaser hereunder unless any such error, act or omission is attributable to the Holdings Group's willful misconduct or gross negligence.

                  Section 5.14 Ancillary Agreements. On or prior to the Closing Date, the Purchaser and Seller Parties shall execute and deliver to the other party thereto the Ancillary Agreements.

                  Section 5.15 Intercompany Balances. On the Closing Date, all intercompany balances, indebtedness, Accounts Receivable and accounts payable, to the extent provided for in Sections 2.1(b)(vi) and 2.2(b)(vi) hereof, shall be canceled and forgiven or shall be settled pursuant to the transactions provided for in Section 6.5 of the Plan, and the parties hereto shall take all necessary actions and execute all necessary documents in furtherance thereof.

                  Section 5.16 Cure of Defaults. Subject to the prior approval of the Bankruptcy Court, the Seller Parties shall, on or prior to the Closing, cure any and all defaults and breaches under and satisfy (or, with respect to any Assumed Liability or obligation that cannot be rendered non-contingent and liquidated prior to the Closing Date, make effective provision satisfactory to the Purchaser and the Bankruptcy Court for satisfaction from funds of the Sellers) any liability or obligation arising from or relating to pre-Closing periods under the Assumed Contracts and the Valdosta Lease so that such Assumed Contracts and the Valdosta Lease may be assumed by the Sellers and assigned to the Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement. Each Seller agrees that it will promptly take such actions as are reasonably necessary to obtain the Sale Order or another order of the Bankruptcy Court, in form and substance reasonably satisfactory to Purchaser and otherwise consistent with this Agreement, which shall provide for the assumption of and assignment to the Purchaser of the Assumed Contracts and the Valdosta Lease and the payment of all Cure Costs by the Seller Parties.

                  Section 5.17 Certain Litigations. The Sellers shall use their commercially reasonable efforts to remove the Purchased Subsidiaries as named defendants in each of the actions identified in Section 5.17 of the Seller Disclosure Schedule.

                  Section 5.18 Debt Facilities. On or prior to the Closing, the Seller Parties shall repay (including by remittance of a portion of the Purchase Price received by them in respect thereof) all amounts (including principal, interest, prepayment premiums or penalties and other fees and expenses) necessary to (a) discharge and terminate the Canadian Facilities and any Liabilities of the Purchased Subsidiaries pursuant to the DIP Facility and (b) release the Purchased Assets (and the Canadian Assets) of any and all Liens arising in connection therewith.

                  Section 5.19 Notification of Certain Matters. The Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Sellers, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected, individually or in the aggregate (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Closing Date and (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.19 shall not limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice.

                  Section 5.20 No Solicitation.

                           (a) From the date hereof until the termination
hereof, and except as expressly permitted by the following provisions of this
Section 5.20, Chemicals will not, nor will it permit any of its Affiliates to, nor will it authorize or permit any officer, director or employee of Chemicals or any of its Affiliates or any investment banker,




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                                                                              67


attorney, accountant or other advisor or representative of Chemicals or any of its Affiliates (collectively, "REPRESENTATIVES") to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or
(ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate, an Acquisition Proposal or the making of any Acquisition Proposal; provided, however, that, notwithstanding anything contained in this Section 5.20 or elsewhere in this Agreement, at any time prior to the entry of the Sale Order by the Bankruptcy Court, Chemicals' Board of Directors may, and at the direction of Chemicals' Board of Directors any of the Seller Parties or the Purchased Subsidiaries or their Representatives may, furnish information to, or enter into discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal (such Person, a "POTENTIAL ACQUIRER") if (A) Chemicals' Board of Directors, after consultation with its outside legal counsel, determines in good faith that such action is legally required for Chemicals' Board of Directors to comply with its duties under the Bankruptcy Code or their fiduciary duties under applicable Law, (B) Chemicals' Board of Directors determines in good faith that such Acquisition Proposal, based upon such matters as it deems relevant including applicable legal, regulatory and other relevant aspects of the Acquisition Proposal and after consultation with its financial advisor, would, or would reasonably be expected to lead to a transaction which would reasonably be expected to be consummated and, if consummated, result in a transaction more favorable to Chemicals from a financial point of view than the Acquisition, (C) as promptly as reasonably practicable (and in any event no later than twenty four (24) hours of receipt), Chemicals notifies Purchaser of (1) the receipt of such Acquisition Proposal and/or any request by the Potential Acquirer that has made such Acquisition Proposal (x) for nonpublic information relating to any Seller Party or any Purchased Asset (including the Canadian Assets) and / or (y) for access to the properties, books or records of any Seller Party or Purchased Subsidiary and (2) that Chemicals or any Seller Party intends to engage in negotiations with, or to provide information to such Potential Acquirer, (D) Chemicals receives from such Potential Acquirer an executed confidentiality agreement that is no more favorable to such Person than the Confidentiality Agreement, and (E) Chemicals furnishes or makes available to Purchaser the same information provided to such Person (to the extent not previously furnished or made available). Without limiting the foregoing, the Seller Parties agree that any breach of the restrictions set forth in this Section 5.20 by any Affiliate of Chemicals or any of their respective Representatives shall be deemed to be a breach by Chemicals of this Section 5.20.

                           (b) Immediately after the execution and delivery of
this Agreement, Chemicals will, and will cause its Affiliates and Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

                                   ARTICLE VI

                                   CONDITIONS

                  Section 6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by agreement of the Seller Parties and Purchaser in writing, in whole or in part, to the extent permitted by applicable Law:

                           (a) The Bankruptcy Court shall have entered the Sale
Order, in form and substance reasonably satisfactory to Purchaser and otherwise consistent with this Agreement, and the Sale Order shall have become a Final Order, and shall not have been vacated, modified, reversed or stayed (except in the case of any modification, to the extent such modification is acceptable to Purchaser in its reasonable discretion);

                           (b) All conditions precedent to consummation of a
confirmed plan of reorganization for the Debtors shall have been satisfied or waived in accordance with the terms of such plan and such plan shall be consummated substantially contemporaneously with the Closing;

                           (c) The waiting period (including any extensions
thereof) applicable to the consummation of the transactions contemplated by this Agreement required pursuant to the HSR Act, to the extent necessary, shall have expired or been terminated;

                           (d) (i) Sellers and Purchaser shall have obtained (A)
an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) or other written confirmation from the Canadian Competition Bureau to the effect that the Commissioner of Competition under the Competition Act (Canada) is satisfied that there would not be sufficient grounds upon which to apply to the Canadian Competition Tribunal under Section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement, or
(B) written notification pursuant to Section 123 of the Competition Act (Canada) that the Commissioner of Competition under the Competition Act (Canada) does not at that time intend to make application to the Canadian Competition Tribunal under Section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement without the imposition by any Governmental Entity of any request or order regarding the sale, disposition or holding separate of, or compliance with any conduct of business requirements, relating to any assets, business or operations of the Businesses, or (ii) the waiting period prescribed by Section 123 of the Competition Act (Canada) (and any extensions thereof) shall have expired unless within that waiting period the Commissioner of Competition under the Competition Act (Canada) has notified Sellers or the Purchaser that the Commissioner intends to make application to the Canadian Competition Tribunal under Section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement;

                           (e) No action, suit or proceeding (including any
proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C.
Section 157(b) and (c)) shall be pending to enjoin, restrain or prohibit the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement;

                           (f) There shall not be in effect any statute,
regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and

                           (g) The Required Consents set forth in Section 6.1(g)
of the Seller Disclosure Schedule shall have been obtained or given, as applicable, and be in full force and effect.

                  Section 6.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, compliance with which or the occurrence of which may be waived, in whole or in part, by Purchaser unless such waiver is prohibited by Law:

                           (a) (1) the Class 1 Representations and Warranties
that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Class 1 Representations and Warranties of the Sellers contained in Article III of this Agreement that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and
(2) the Class 2 Representations and Warranties shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such Class 2 Representations and Warranties to be true and correct would not, in the aggregate, be reasonably expected to result in a Material Adverse Effect;

                           (b) The Seller Parties shall have performed and
complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing;

                           (c) Purchaser shall have received from each of
Chemicals, on behalf of the Seller Parties, and Pulp Ontario a certificate, dated the Closing Date, duly executed by an officer of each of Chemicals and Pulp Ontario, as applicable, to the effect of Sections 6.2(a) and 6.2(b) above;

                           (d) The Seller Parties shall have delivered or caused
to be delivered to Purchaser each of the documents specified in Section 2.6(b) hereof;

                           (e) The Purchaser shall have received or otherwise
hold all approvals, clearances, consents, and authorizations, including the Required Consents, necessary to permit the Purchaser (or, if applicable, the Purchaser shall have received adequate assurances reasonably satisfactory to it that all such material approvals, clearances, consents, and authorizations will be given) to operate the Business as it is currently conducted and no such authorizations shall be revoked, or, to the extent applicable, shall fail to be transferred to the Purchaser without additional expense and subject to no additional restrictions or burdens on the Purchaser; provided, however, that the condition set forth in this Section 6.2(e) shall be deemed satisfied unless the failure to obtain any such approvals, clearances, consents, authorizations or Required Consents, in the aggregate, would reasonably be expected to materially and adversely impair Purchaser's ability to conduct the Business as presently conducted consistent with past practice;

                           (f) All of the Assumed Contracts shall (i) be in full
force and effect, (ii) be assignable to and assumable by the Purchaser without the consent of any other party thereto (whether pursuant to Section 365 of the Bankruptcy Code or by the terms of such Assumed Contract) or consent to assignment to and assumption by the Purchaser shall have been obtained with respect thereto, and (iii) have had breaches and defaults thereunder cured, if necessary; provided, however, that the condition provided for in this Section 6.2(f) shall be deemed to be satisfied (a) with respect to any Assumed Contract which is not assignable to and assumable by the Purchaser solely as result of the Purchaser having failed to provide adequate assurance of future performance as required by Section 365(f)(2)(B) of the Bankruptcy Code or (b) if the failure to satisfy clauses (i), (ii) and (iii) hereof, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

                           (g) There shall be no actual or threatened labor
strikes, disputes, grievances arbitrations, union organizing efforts, picketing, handbilling, organized work stoppages, organized work slowdowns or other labor trouble or disputes affecting the Business which, individually or in the aggregate, would reasonably be expected to materially and adversely impair Purchaser's ability to conduct the Business as presently conducted consistent with past practice;

                           (h) Each of the Sellers shall have furnished
Purchaser with a certificate stating that such Seller is not a "foreign" Person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2);

                           (i) The Purchaser shall have received the proceeds of
the Financing;

                           (j) The Seller Parties shall have paid any and all
Cure Costs in full;

                           (k) The payments contemplated by Section 5.18 shall
have been (or concurrently with the Closing will be) made in full, the Canadian Facilities shall have been (or concurrently with the Closing will be) discharged and terminated and the Purchased Subsidiaries shall have been (or concurrently with the Closing will be) fully and forever released from all Liabilities under the DIP Facility and the Canadian Facilities and all Liens arising by virtue thereof that affect any of the Purchased Assets (or the Canadian Assets) shall have been (or concurrently with the Closing will be) released and the Sellers shall have provided (or concurrently with the Closing will provide) to the Purchaser evidence of the foregoing, satisfactory to the Purchaser in its reasonable judgment;

                           (l) The consents and approvals set forth in Section
6.2(l) of the Seller Disclosure Schedule shall have been obtained or given, as applicable, and be in full force and effect; and

                           (m) Each Business Employee shall no longer be
eligible to participate in, or to receive benefits under, the Amended and Restated Retention Bonus Plan, the Amended and Restated Supplemental Bonus Plan and the Amended and Restated Supplemental Pay Plan.

                  Section 6.3 Conditions to Obligations of Seller Parties. The obligations of the Seller Parties to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Chemicals:

                           (a) The representations and warranties of Purchaser
contained in Article IV of this Agreement shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, reasonably be expected to prevent or materially delay the performance or consummation of the transactions contemplated by this Agreement;

                           (b) Purchaser shall have performed and complied in
all material respects with all agreements and covenants required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing;

                           (c) The Seller Parties shall have received from
Purchaser a certificate dated the Closing Date, duly executed by an officer of Purchaser, to the effect of Section 6.3(a) and Section 6.3(b) above;

                           (d) Purchaser shall have delivered or caused to be
delivered to the Seller Parties each of the documents specified in Section 2.6(c) hereof;

                           (e) Purchaser (and the Escrow Agent in respect of the
Good Faith Deposit) shall have paid to Sellers (or to such Sellers or accounts as are designated by Chemicals) the Purchase Price as specified in Section 2.3; and

                           (f) Sellers shall have obtained Section 116
Certificates with respect to the capital stock of each Non-U.S. Subsidiary and each such certificate shall contain a certificate limit that is not less than the amount of the Purchase Price allocable to the corresponding stock.

                                   ARTICLE VII

                                   TERMINATION

                  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing, and the transactions contemplated hereby may be abandoned, by:

                           (a) mutual written consent of Chemicals, on behalf of
the Seller Parties, and Purchaser;

                           (b) (1) Chemicals, on December 31, 2002, on behalf of
the Seller Parties, upon written notice given to Purchaser, if the Closing shall not have occurred on or before December 31, 2002; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(1) shall not be available to Chemicals if the Seller Parties have failed to perform in all material respects their obligations under this Agreement and such failure has been the cause of, or results in, the failure of the Closing to occur on or before December 31, 2002 or (2) either Purchaser or Chemicals, upon written notice given to the other party, if the Closing shall not have occurred by January 31, 2003; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(2) shall not be available to a party if such party has failed to perform in all material respects its obligations under this Agreement and such failure has been the cause of, or results in, the failure of the Closing to occur on or before January 31, 2003;

                           (c) either Chemicals, on behalf of the Seller
Parties, or Purchaser if the Bankruptcy Court or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

                           (d) either Chemicals, on behalf of the Seller
Parties, or Purchaser, if the Bankruptcy Court or any Governmental Entity or any other Person shall have denied or otherwise refuses to provide a Required Consent that must be issued by it in order to consummate the transactions contemplated hereby; provided, however, that (i) the right to terminate this Agreement under this Section 7.1(d) shall not be available to a terminating party if the terminating party has failed to perform in all material respects its obligations under Section 5.5 hereof and such failure has been the cause of, or results in, the issuance by the Bankruptcy Court, the Governmental Entity or other Person of any such denial, ruling, order, injunction or other action or otherwise results in the withholding of such Required Consent, and (ii) the party seeking to terminate this

Agreement pursuant to this Section 7.1(d) shall have used commercially reasonable efforts to remove such denial, ruling, order, injunction or other action or obtain such Required Consent in all material respects in accordance with Section 5.5 hereof;

                           (e) either Chemicals, on behalf of the Seller
Parties, or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the other party which, if not cured, would reasonably be expected to render the satisfaction of any conditions contained in Article VI hereof impossible, such violation or breach has not been waived by the terminating party and the breach has not been cured within 30 days following the terminating party's written notice of such breach; provided, however, that if, with respect to any such breach by any Seller Party that cannot reasonably be expected to be cured within 30 days, such Seller Party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 7.1(e);

                           (f) Purchaser, if the Sale Order shall have been
amended or modified in any manner which Purchaser has determined, in its reasonable judgment, to be adverse (other than in an immaterial manner) to the interests of Purchaser (other than any amendment or modification thereto consented to in writing by Purchaser, such consent (with respect to immaterial amendments or modifications) not to be unreasonably withheld);

                           (g) by Purchaser, upon (x) the conversion of the
Bankruptcy Case to cases under Chapter 7 of the Bankruptcy Code, (y) the filing by the Debtors or confirmation of a plan of reorganization that provides for the sale of the Purchased Assets (or the Canadian Assets) to a Person other than the Purchaser, or (z) the appointment of a Chapter 11 trustee in the Bankruptcy Case;

                           (h) by Purchaser, within five (5) Business Days after
the earlier of (x) the denial by the Bankruptcy Court of the payment of the Termination Fee or the Expense Reimbursement and (y) November 27, 2002 if the payment of the Termination Fee and Expense Reimbursement, on the terms and conditions set forth herein, are not approved by the Bankruptcy Court; provided, however, that if the Sale Order is entered by the Bankruptcy Court on or before November 27, 2002, failure of the Bankruptcy Court to approve the Termination Fee shall not give the Purchaser a right to terminate this Agreement pursuant to this Section 7.1(h); or

                           (i) by Purchaser, on or prior to December 2, 2002, if
the Audited Financial Statements shall, in the reasonable judgment of Purchaser, present a material and adverse change in the financial position, results of operations or cash flows of the Business from that reflected in the Unaudited Financial Statements (other than any changes in respect of matters which relate to Excluded Assets or Excluded Liabilities).

It is understood that Chemicals' rights to terminate this Agreement pursuant to this Article VII are subject to it obtaining the prior written consent of the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor.

                  Section 7.2 Termination for Alternative Transaction. At any time prior to the entry of the Sale Order by the Bankruptcy Court, if not previously terminated pursuant to Section 7.1 hereof, this Agreement (a) may be terminated by either Chemicals (on behalf of the Seller Parties) or Purchaser, if the Board of Directors of Chemicals authorizes Chemicals or the Seller Parties to enter into a definitive agreement with respect to the sale of the Business to any Person other than the Purchaser, or (b) by either Chemicals (on behalf of the Seller Parties) or Purchaser if Chemicals or the Seller Parties enter into a definitive agreement with respect to the sale of the Business to any Person other than the Purchaser; provided, however, that Chemicals may not terminate this Agreement under this Section 7.2 unless (i) Chemicals is not and has not been in breach of Section 5.20, (ii) the Board of Directors of Chemicals authorizes Chemicals, subject to complying with the terms of this Agreement, to enter into a binding written agreement arising from an Acquisition Proposal and Chemicals notifies Purchaser in writing that it intends to enter into such an agreement (and subsequently provides the most current version of such agreement as soon as practicable to Purchaser), (iii) during the five (5) Business Day period after the notice of Chemicals, (x) Chemicals shall have offered to negotiate with (and, if accepted by Purchaser, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and if accepted by Purchaser, negotiate with), Purchaser to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as will enable Chemicals to proceed with this Agreement and (y) the Board of Directors of Chemicals shall have concluded, after considering the results of such negotiations and the revised proposal made by Purchaser, if any, that any Acquisition Proposal giving rise to the notice delivered by Chemicals to Purchaser in respect thereof continues to satisfy the requirements of Sections 5.20(a)(ii)(A) and (B), (iv) such termination is following the five (5) Business Day period referred to above and (v) contemporaneously with the termination, Chemicals makes the payment of the Termination Fee to Purchaser.

                  Section 7.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given as promptly as practicable to the other party to this Agreement and this Agreement and the Ancillary Agreements shall terminate and the transactions contemplated hereby and thereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                           (a) there shall be no liability or obligation on the
part of the Seller Parties, the Purchaser or their respective officers, directors and Affiliates, and all obligations of the parties shall terminate, except as otherwise provided in this Section 7.3 and except that (i) if this Agreement is terminated pursuant to Section 7.1(g)(y) or 7.2 hereof, the Seller Parties, if and at the time the Seller Parties enter into an agreement with respect to an Alternative Proposal, shall be obligated to pay (as an administrative expense pursuant to Sections 503(b) and 507(a) of the Bankruptcy
Code) to the Purchaser a termination fee of $11,250,000 (the "TERMINATION FEE") in immediately available funds by wire transfer to an account designated by Purchaser, (ii) if this Agreement is terminated pursuant to (x) Section 7.1(c) or 7.1(d) (but only if such termination occurs after December 31, 2002) or (y) Section 7.1(b)(2), 7.1(f), 7.1(g)(x) or 7.1(g)(z) (irrespective of when such termination occurs), the Seller Parties shall be obligated to pay (as an administrative expense pursuant to Sections 503(b) and 507(a) of the Bankruptcy Code) the Purchaser an amount (the "EXPENSE REIMBURSEMENT") not to exceed (A) if such termination occurs on or before December 31, 2002, $6,562,500 or (B) if such termination occurs after December 31, 2002, $11,250,000, in each case, in immediately available funds by wire transfer to an account designated by Purchaser, equal to all of the actual out of pocket fees, costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated by this Agreement (including financing (including with respect to the Financing), reasonable legal, accounting and investment banking fees and expenses); provided, however, that
(1) the Expense Reimbursement shall not be payable in connection with a termination of this Agreement pursuant to Section 7.1(b)(2), 7.1(c) or 7.1(d) hereof if at the time of termination the conditions set forth in Sections 6.2(i), 6.3(a) or 6.3(b) hereof shall not have been satisfied (or, in the case of conditions which by their nature can only be satisfied at Closing, shall not have been capable of being satisfied at such time were the Closing to occur on the date of such termination), (iii) subject to Sections 2.3(d) and (e), if a party has committed fraud or shall have willfully breached its representations, warranties, covenants or agreements set forth in this Agreement, such party shall be liable for Losses resulting from such breach, including the reasonable fees and expenses of attorneys, accountants and other agents incurred by the other party in connection with this Agreement and the transactions contemplated hereby and (iv) the provisions of Sections 2.3(c), 2.3(d), 2.3(e) 5.2(d) and 7.3 hereof shall survive such termination;

                           (b) all filings, applications and other submissions
made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the Person to which made;

                           (c) Purchaser will redeliver all documents, work
papers and other materials of the Seller Parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, in accordance with the terms of the Confidentiality Agreement; and

                           (d) if applicable, Chemicals shall have the right to
retain the Good Faith Deposit in accordance with Section 2.3(b) hereof.

                  Section 7.4 Extension; Waiver. Either party hereto may (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto,
(c) waive compliance with any of the agreements of the other party contained herein or (d) waive any condition to its obligations hereunder (it being understood that any extensions and/or waivers made by Chemicals and the Sellers hereunder are subject to the prior written consent of the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor). Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1 Survival of Representations, Warranties and Agreements. No representations, warranties or covenants (other than covenants which contemplate performance following the Closing, including Sections 2.2(c) and (d)) in this Agreement or in any instrument delivered pursuant to this Agreement (including the Ancillary Agreements) shall survive beyond the Closing.

                  Section 8.2 Holdings Merger. It is expressly understood and agreed that, notwithstanding anything to the contrary contained in this Agreement (including Section 5.1 hereof), Holdings may, at any time and at its option, merge with and into Chemicals.

                  Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement or the Ancillary Agreements shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt of a legible copy when transmitted by facsimile transmission (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by an internationally recognized overnight courier, addressed in each case as follows (or to such other address which has been delivered in accordance with this Section 8.3):

If to Purchaser:                                    With a copy to:

Superior Propane Inc.                               Paul, Weiss, Rifkind, Wharton & Garrison
1111-49th Avenue N.E.                               1285 Avenue of the Americas
Calgary, Alberta T2E 8V2                            New York, NY 10019-6064
Attention:  Mark Schweitzer                         Attention: Douglas R. Davis and
Fax:  (403) 730-7519                                           Kenneth M. Schneider
                                                    Fax:  (212) 757-3990

If to any Seller Party:                             With a copy to:

c/o Sterling Chemicals, Inc.                        Skadden, Arps, Slate, Meagher & Flom LLP
1200 Smith Street, Suite 1900                       Four Times Square
Houston, TX  77002                                  New York, New York  10036
Attention: General Counsel                          Attention: D.J. Baker and
Fax: 713-654-9577                                              Howard L. Ellin
                                                    Fax: 212-735-2000

                  Section 8.4 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  Section 8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

                  Section 8.6 Amendment. This Agreement may be amended or modified at any time by the Seller Parties and Purchaser, but only by an instrument in writing signed by or on behalf of the Seller Parties and Purchaser; provided, however, that the Sellers Parties and Purchaser may not amend this Agreement in any manner that is materially adverse to the holders of Chemicals' 12-3/8% Senior Secured Notes due 2006, the holders of unsecured claims against any of the Debtors or the interests of the Investor, without the prior written consent of the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor, as the case may be.

                  Section 8.7 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Sale Order, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  Section 8.8 Fees and Expenses. Except as otherwise expressly provided in this Agreement, regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements.

                  Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York (other than Section 5-1401 of the General Obligations Law of the State of New York) or any other jurisdiction that would require the application of any other jurisdiction's laws. The Purchaser and Seller Parties irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).

                  Section 8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  Section 8.11 Assignment. Subject to Section 8.2 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that, without the consent of the other parties, a party may (in whole or in part) assign this Agreement for collateral purposes or, in the case of Purchaser, transfer, assign and delegate its rights, interests and obligations to one or more Affiliates of Purchaser, provided that such party remains liable for its obligations hereunder.

                  Section 8.12 Parties in Interest; Certain Consent Matters. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and except for the Purchaser Indemnified Parties and the Seller Indemnified Parties (and except for the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor, as the case may be (each of which is an intended third party beneficiary with respect to its consent rights under Sections 7.1,
7.4 and 8.6 of this Agreement)) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement. In addition, notwithstanding anything to the contrary contained in this Agreement, whenever the written consent of the Unofficial Noteholders Committee Majority or the Creditors Committee Majority is required, such requirement shall be deemed satisfied if a written consent is signed on behalf of the Unofficial Noteholders Committee Majority or the Creditors Committee Majority, as the case may be, (a) by any authorized member of the Unofficial Noteholders Committee or the Creditors Committee, as the case may be, (b) by any Person designated to execute such consent by the Unofficial Noteholders Committee Majority or the Creditors Committee Majority or (c) by counsel to the Unofficial Noteholders Committee or the Creditors Committee, as the case may be.

                  Section 8.13 Interpretation. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  Section 8.14 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

                  Section 8.15 Payments. Unless otherwise provided herein, (i) all payments required to be made pursuant to this Agreement shall be made in U.S. dollars in the form of cash or by wire transfer of immediately available funds to an account designated by the party receiving such payment and (ii) all references in this Agreement to "$" or dollars shall be deemed to be references to U.S. dollars.

                  Section 8.16 Bulk Sales Laws. Purchaser waives compliance by Seller Parties with any bulk sales or similar Laws applicable to the transactions contemplated hereby.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first written above.


                                STERLING CHEMICALS, INC.


                                By:
                                   --------------------------------
                                     Name:
                                     Title:


                                STERLING CANADA, INC.


                                By:
                                   --------------------------------
                                     Name:
                                     Title:


                                STERLING PULP CHEMICALS US, INC.


                                By:
                                   --------------------------------
                                     Name:
                                     Title:


                                STERLING PULP CHEMICALS, INC.


                                By:
                                   --------------------------------
                                     Name:
                                     Title:


                                STERLING CHEMICALS ACQUISITIONS, INC.


                                By:
                                   --------------------------------
                                     Name:
                                     Title:

                                SUPERIOR PROPANE INC.


                                By:
                                   --------------------------------
                                     Name:
                                     Title:

                                                                       EXHIBIT A


                              FORM OF BILL OF SALE

         BILL OF SALE, made, executed and delivered on [   ], 2002 from Sterling
Canada, Inc., a Delaware corporation ("STERLING CANADA"), Sterling Pulp Chemicals US, Inc., a Delaware corporation ("PULP-DE"), Sterling Pulp Chemicals, Inc., a Georgia corporation ("PULP-GA"), and Sterling Chemicals Acquisitions, Inc., a Delaware corporation ("STERLING ACQUISITIONS", and together with Sterling Canada, Pulp-DE and Pulp-GA, the "SELLERS"), to Superior Propane Inc.,(1) a Canadian corporation ("PURCHASER"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

                                   WITNESSETH:

         WHEREAS, on July 16, 2001, Sterling Chemicals Holdings, Inc., a Delaware corporation, the indirect parent company of each of the Sellers, and the other Debtors filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division;

         WHEREAS, Purchaser, Sterling Chemicals, Inc., a Delaware corporation, and the Sellers have entered into an Asset and Stock Purchase Agreement dated as of November 13, 2002 (the "PURCHASE AGREEMENT"), providing for, among other things, the transfer, sale, assignment and delivery to Purchaser of the Purchased Assets;

         WHEREAS, the assignment and assumption of the Assumed Liabilities is taking place simultaneously with the execution and delivery of this Bill of Sale; and

         WHEREAS, Purchaser and the Sellers now desire to carry out the intent and purpose of the Purchase Agreement by the Sellers' execution and delivery to Purchaser of this Bill of Sale evidencing the transfer, sale, assignment, and delivery to Purchaser of the Purchased Assets;


----------

(1) Or its assignee pursuant to the Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

         1. The Sellers do hereby, effective from and after the Closing, transfer, sell, assign, convey, delegate and deliver (or cause to be transferred, sold, assigned, conveyed, delegated and delivered) unto Purchaser and its successors and assigns, to have and to hold forever, their entire right, title and interest in or to the Purchased Assets, free and clear of all Liens other than Permitted Liens. Purchaser hereby accepts such transfer, sale, assignment, conveyance, delegation and delivery. Notwithstanding the foregoing, nothing contained herein shall be construed to include an assignment or transfer of any of the Sellers' right, title or interest in or to the Excluded Assets.

         2. This Bill of Sale is subject to all of the terms, conditions and limitations set forth in the Purchase Agreement, and the obligations of the Sellers pursuant to this Bill of Sale and the Purchase Agreement shall be subject to any orders entered or approvals or authorizations granted by the Bankruptcy Court under the Bankruptcy Code. All Purchased Assets, including all Real Property, transferred, sold, assigned and delivered hereunder are being transferred, sold, assigned, conveyed, delegated and delivered to Purchaser "AS IS, WHERE IS, WITH ALL FAULTS (IF ANY)" on the date hereof, subject to all latent and patent defects. THE SELLERS MAKE NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES AS TO THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING AS TO THEIR PHYSICAL CONDITION, USABILITY, MERCHANTABILITY, PROFITABILITY OR FITNESS FOR ANY PURPOSE.

         3. In the event that any provision of this Bill of Sale shall be construed to conflict with a provision in the Purchase Agreement, the provision of the Purchase Agreement shall be deemed to be controlling.

         4. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York (other than Section 5-1401 of the General Obligations Law of the State of New York) or any other jurisdiction that would require the application of any other jurisdiction's laws. Purchaser and the Sellers irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Bill of Sale and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).

         5. This Bill of Sale shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and nothing in this Bill of Sale, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Bill of Sale.

         6. This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized representative of each party on the date first above written.


                                    STERLING CANADA, INC.



                                    By:
                                       -----------------------------------------
                                        Name:
                                        Title:


                                    STERLING PULP CHEMICALS US, INC.



                                    By:
                                       -----------------------------------------
                                        Name:
                                        Title:


                                    STERLING PULP CHEMICALS, INC.



                                    By:
                                       -----------------------------------------
                                        Name:
                                        Title:


                                    STERLING CHEMICALS ACQUISITIONS, INC.



                                    By:
                                       -----------------------------------------
                                        Name:
                                        Title:

Accepted and agreed:

SUPERIOR PROPANE INC.


By:
   -------------------------------
   Name:
   Title:

                                                                       EXHIBIT B


                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

         ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment and Assumption
Agreement"), dated [     ], 2002, by and among Sterling Canada, Inc., a Delaware
corporation ("STERLING CANADA"), Sterling Pulp Chemicals US, Inc., a Delaware corporation ("PULP-DE"), Sterling Pulp Chemicals, Inc., a Georgia corporation ("PULP-GA"), and Sterling Chemicals Acquisitions, Inc., a Delaware corporation ("STERLING ACQUISITIONS", and together with Sterling Canada, Pulp-DE, and Pulp-GA, the "SELLERS"), and Superior Propane Inc.,(1) a Canadian corporation ("PURCHASER"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

                                   WITNESSETH:

         WHEREAS, on July 16, 2001, Sterling Chemicals Holdings, Inc., a Delaware corporation, the indirect parent company of each of the Sellers, and the other Debtors filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division;

         WHEREAS, Purchaser, Sterling Chemicals, Inc., a Delaware corporation ("CHEMICALS"), and the Sellers have entered into an Asset and Stock Purchase Agreement dated as of November 13, 2002 (the "PURCHASE AGREEMENT"), pursuant to which the Purchased Assets are to be assigned from the Sellers to Purchaser and the Assumed Liabilities are to be assumed by Purchaser from the Sellers under the terms and subject to the conditions contained therein; and

         WHEREAS, the assignment of the Purchased Assets to Purchaser is taking place simultaneously with the execution and delivery of this Assignment and Assumption Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged:

         1. The Sellers hereby transfer, assign, convey, deliver and delegate to Purchaser and Purchaser hereby assumes from the Sellers and agrees to pay, perform and discharge, when due, all of the Sellers' Liabilities that are Assumed Liabilities. Notwithstanding the foregoing, nothing contained herein shall be construed to include a transfer, assignment, conveyance, delivery or delegation of any of the Sellers' Liabilities that are Excluded Liabilities.


----------

(1) Or its assignee pursuant to the Purchase Agreement.

         2. This Assignment and Assumption Agreement is subject to all of the terms, conditions and limitations set forth in the Purchase Agreement, and the obligations of the Sellers pursuant to this Assignment and Assumption Agreement and the Purchase Agreement shall be subject to any orders entered or approvals or authorizations granted by the Bankruptcy Court under the Bankruptcy Code.

         3. In the event that any provision of this Assignment and Assumption Agreement shall be construed to conflict with a provision of the Purchase Agreement, the provision of the Purchase Agreement shall be deemed to be controlling.

         4. This Assignment and Assumption Agreement may be amended or modified, and any provision of this Assignment and Assumption Agreement may be waived at any time by the Sellers and Purchaser, but only by an instrument in writing signed by or on behalf of the Sellers and Purchaser; provided, however, that the Sellers and Purchaser may not amend or modify this Assignment and Assumption Agreement or waive any of the provisions hereunder in any manner that is materially adverse to the holders of Chemicals' 12-3/8% Senior Secured Notes due 2006, the holders of unsecured claims against any of the Debtors or the interests of the Investor, without the prior written consent of the Unofficial Noteholders Committee Majority, the Creditors Committee Majority or the Investor, as the case may be.

         5. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York (other than Section 5-1401 of the General Obligations Law of the State of New York) or any other jurisdiction that would require the application of any other jurisdiction's laws. Purchaser and the Sellers irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Assignment and Assumption Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).

         6. Subject to Section 8.2 of the Purchase Agreement, neither this Assignment and Assumption Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by the Sellers or by Purchaser, in whole or in part, without the prior written consent of the other parties hereto, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that, without the consent of the other parties hereto, a party may (in whole or in part) assign this Assignment and Assumption Agreement for collateral purposes or transfer, assign and delegate its rights, interests and obligations to one or more Affiliates of such party, provided that such party remains liable for its obligations hereunder.

         7. This Assignment and Assumption Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and nothing in this Assignment and Assumption Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Assignment and

Assumption Agreement (other than, where expressly provided in this Assignment and Assumption Agreement, the Unofficial Noteholders Committee Majority, the Creditors Committee Majority or the Investor, as the case may be (each of which is an intended third party beneficiary with respect to its consent rights under
Section 4 of this Assignment and Assumption Agreement)). In addition, notwithstanding anything to the contrary contained in the Purchase Agreement or this Assignment and Assumption Agreement, whenever the written consent of the Unofficial Noteholders Committee Majority or the Creditors Committee Majority is required, such requirement shall be deemed satisfied if a written consent is signed on behalf of the Unofficial Noteholders Committee Majority or the Creditors Committee Majority, as the case may be, (a) by any authorized member of the Unofficial Noteholders Committee or the Creditors Committee, as the case may be, (b) by any Person designated to execute such consent by the Unofficial Noteholders Committee Majority or the Creditors Committee Majority or (c) by counsel to the Unofficial Noteholders Committee or the Creditors Committee, as the case may be.

         8. This Assignment and Assumption Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written.


                                    STERLING CANADA, INC.



                                    By:
                                       -----------------------------------------
                                        Name:
                                        Title:



                                    STERLING PULP CHEMICALS US, INC.



                                    By:
                                       -----------------------------------------
                                        Name:
                                        Title:



                                    STERLING PULP CHEMICALS, INC.



                                    By:
                                       -----------------------------------------
                                        Name:
                                        Title:



                                    STERLING CHEMICALS ACQUISITIONS, INC.



                                    By:
                                       -----------------------------------------
                                        Name:
                                        Title:

                                    SUPERIOR PROPANE INC.



                                    By:
                                       -----------------------------------------
                                        Name:
                                        Title:

                            DEPOSIT ESCROW AGREEMENT

                  DEPOSIT ESCROW AGREEMENT (this "DEPOSIT ESCROW AGREEMENT"), dated as of November 13, 2002, by and among Sterling Chemicals, Inc., a Delaware corporation ("CHEMICALS"), Superior Propane Inc., a Canadian corporation ("PURCHASER"), and JPMorgan Chase Bank, a New York State bank (the "ESCROW AGENT"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

                                   WITNESSETH:

                  WHEREAS, the parties hereto are entering into this Deposit Escrow Agreement pursuant to the Asset and Stock Purchase Agreement, dated as of the date hereof (the "PURCHASE AGREEMENT"), among Chemicals, Sterling Canada, Inc., a Delaware corporation, Sterling Pulp Chemicals US, Inc., a Delaware corporation, Sterling Pulp Chemicals, Inc., a Georgia corporation, Sterling Chemicals Acquisitions, Inc., a Delaware corporation, and Purchaser, a copy of which has been provided to the Escrow Agent; and

                  WHEREAS, this Deposit Escrow Agreement is designed to implement the provisions of Section 2.3 of the Purchase Agreement pursuant to which the Good Faith Deposit (in an amount equal to $US11,250,000.00 in immediately available funds) is being deposited with the Escrow Agent to be distributed to Chemicals or returned to Purchaser, in each case with any interest thereon accruing and to be payable to Purchaser, as provided in the Purchase Agreement;

                  NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:

                  1. APPOINTMENT OF ESCROW AGENT. Chemicals and Purchaser hereby appoint the Escrow Agent to act as escrow agent hereunder and the Escrow Agent agrees to act as such, pursuant to the terms hereinafter set forth herein.

                  2. DEPOSIT OF ESCROW FUND. On the date hereof, in accordance with Section 2.3(b) of the Purchase Agreement, Purchaser is delivering to the Escrow Agent by wire transfer the Good Faith Deposit, in U.S. dollars (such sum, the "ESCROW AMOUNT"), to an account specified by the Escrow Agent and the Escrow Agent is accepting such sum for deposit in escrow pursuant to the provisions of this Deposit Escrow Agreement. All interest in respect of the Escrow Amount shall be invested and maintained by the Escrow Agent in the same manner as the Escrow Amount (the "INTEREST AMOUNT") and be subject to the terms hereof. The Interest Amount and the Escrow Amount are collectively referred to herein as the "ESCROW FUND."

                  3. ESCROW ACCOUNT. Escrow Agent shall invest and reinvest the Escrow Fund in the JPMorgan Chase Cash Escrow Product as shown on Exhibit C hereto, unless otherwise instructed in writing by Chemicals and Purchaser. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which Chemicals and Purchaser direct the Escrow Agent to use in respect of such investment, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may require. Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless Escrow Agent is otherwise directed in such written instructions, Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Agent or any of its affiliates. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Deposit Escrow Agreement.

Receipt, investment and reinvestment of the Escrow Fund shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Chemicals or Purchaser to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety. For purposes of this paragraph, (a) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) five "Business Days" (hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid and (b) the term "Business Day" shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Houston, Texas, New York, New York or Calgary (Alberta), Canada.

                  4. TAXES ON INTEREST AMOUNT. The Purchaser shall bear in full all federal, state and local taxes based upon or measured by net or gross income arising from the Escrow Fund and shall provide the Escrow Agent with sufficient information so that the Escrow Agent can comply with reporting obligations imposed under any laws relating to such taxes. Upon execution of this Escrow Agreement, Chemicals shall provide Escrow Agent with its taxpayer identification number documented by an appropriate Form W-9 and Purchaser shall provide Escrow Agent with a Certificate of Foreign Status of Beneficial Owner for Untied States Tax Withholding on Form W-8BEN.

                  5. RIGHTS TO ESCROW FUND. The Escrow Amount shall be for the exclusive benefit of Purchaser and Chemicals and their respective successors and permitted assigns, and no other Person shall have any right, title or interest therein, except as otherwise contemplated herein or by the Purchase Agreement. The Escrow Amount shall not be property of Chemicals or Purchaser unless and until released to Chemicals or Purchaser, as the case may be, in accordance with the Purchase Agreement and Section 6 below. The Interest Amount shall be for the exclusive benefit of Purchaser and its successors and assigns and shall be released to the Purchaser periodically, at Purchaser's request.

                  6. CLAIMS, PROCEDURES AND PAYMENT FROM ESCROW ACCOUNT. The Escrow Amount shall be held and disposed of by the Escrow Agent for the benefit of Purchaser or Chemicals, as the case may be, as follows:

                           (a) General.

                                    (i) If the transactions contemplated by the
         Purchase Agreement are consummated, then pursuant to Section 2.3 thereof, the Escrow Amount shall be credited to the Purchase Price thereunder and Chemicals shall deliver a letter (a "DIRECTION LETTER") (with a copy to the Purchaser) instructing the Escrow Agent to pay (A) to the Sellers (or to such Sellers or accounts as are designated by Chemicals in writing pursuant to Section 2.3 of the Purchase Agreement) an amount, in immediately available funds, equal to the entire Escrow Amount and (B) to the Purchaser an amount, in immediately available funds, equal to the entire Interest Amount.

                                    (ii) If (i) the Purchase Agreement is
         terminated by Sellers (x) pursuant to Section 7.1(e) of the Purchase Agreement or (y) pursuant to Section 7.1(b)(1) as of December 31, 2002,
         (ii) all of the conditions contained in Article VI of the Purchase Agreement have been satisfied (other than those conditions which, by their nature, can only be satisfied at Closing), except that the condition set forth in Section 6.2(i) of the Purchase Agreement has not been satisfied (as determined in accordance with Section 1.2(q) of the Purchase Agreement), and (iii) the conditions set forth in Sections 6.1(a) and 6.1(b) of the Purchase Agreement are satisfied as of the date of such termination (except to the extent that such conditions by their nature can only be satisfied at Closing), then Chemicals shall deliver to the Escrow Agent (with a copy to Purchaser) a Direction Letter instructing the Escrow Agent to pay (A) to Chemicals, in accordance with Section 2.3(c) of the Purchase Agreement, an amount, in immediately available funds, equal to the entire Escrow Amount and (B) to the Purchaser an amount, in immediately available funds, equal to the entire Interest Amount.

                                    (iii) If the Purchase Agreement is
         terminated under any circumstance other than as specified in clause
         (ii) above, Purchaser shall deliver to the Escrow Agent (with a copy to Chemicals) a Direction Letter instructing the Escrow Agent to pay to Purchaser, in accordance with Section 2.3(c) of the Purchase Agreement, an amount, in immediately available funds, equal to the entire Escrow Fund.

                                    (iv) A Direction Letter delivered hereunder
         (i) shall clearly identify itself as a Direction Letter delivered pursuant to this Deposit Escrow Agreement, (ii) shall direct the Escrow Agent to distribute the Escrow Amount and the Interest Amount in accordance with this Section 6(a) at a specified time or times and in a specified manner or manners, subject to Section 6(b) hereof, and (iii) may contain such other directions to the Escrow Agent as may be required by this Deposit Escrow Agreement, reasonably requested by the Escrow Agent or mutually agreeable in writing to Chemicals and Purchaser.

                           (b) Payment; Disputes.

                                    (i) Subject to the following provisions of
         this Section 6(b) and the provisions of Section 9, Escrow Agent shall, within five (5) Business Days following the receipt by it of a Direction Letter, deliver as specified in such Direction Letter, an amount, in immediately available funds equal to all of the Escrow Amount, all of the Interest Amount or all of the Escrow Fund, as the case may be.

                                    (ii) If the Purchaser or Chemicals, as the
         case may be, shall, in good faith, notify the Escrow Agent and Chemicals in writing of any objections or disputes with respect to the instructions of the Direction Letter within five (5) Business Days following the Escrow Agent's receipt of such Direction Letter pursuant to Sections 6(a)(ii) or 6(a)(iii) hereof (a "DISPUTED CLAIM"), then the Escrow Agent shall instead set aside such Direction Letter and not make payment thereof until (a) the Purchaser and Chemicals have agreed in writing upon the terms of the Direction Letter and shall have notified the Escrow Agent of such an agreement in writing in a joint Direction Letter signed by both Chemicals and Purchaser, or (b) such rights are finally determined pursuant to the provisions of this Section 6(b) and
         Section 9 of this Deposit Escrow Agreement as notified to the Escrow Agent (A) in writing by the Bankruptcy Court, (B) in a joint Direction Letter signed by both Chemicals and Purchaser or (C) in a Direction Letter signed by either Chemicals or Purchaser accompanied by a copy of a final order of the Bankruptcy Court.

                                    (iii) Chemicals and Purchaser shall use
         commercially reasonable efforts to resolve promptly any Disputed Claims. If the parties are unable to resolve the Disputed Claim within five (5) Business Days after the date Purchaser or Chemicals, as the case may be, objects to the payment of the Disputed Claim, then such Disputed Claim shall be submitted to the exclusive jurisdiction of the Bankruptcy Court for resolution.

                                    (iv) The Escrow Agent may conclusively rely
         on a final order of the Bankruptcy Court. The Bankruptcy Court shall have discretion to award expenses of such litigation or arbitration, including reasonable attorneys' fees, to the prevailing party.

                                    (v) During the pendency of the Disputed
         Claim, the Escrow Agent shall not make any distributions of the Escrow Amount, but may distribute the Interest Amount to the Purchaser from time to time at the request of the Purchaser.

                                    (vi) No later than two (2) Business Days
         following the issuance of a final order of the Bankruptcy Court resolving the Disputed Claim, (a) Chemicals and Purchaser shall deliver a joint Direction Letter or (b) either Chemicals or Purchaser shall submit a Direction Letter accompanied by a copy of such final order, in either case, to the Escrow Agent requesting payment of the Escrow Amount in accordance with such final order, and the Escrow Agent shall
         (x) make payment out of the Escrow Amount in accordance with such joint Direction Letter or such Direction Letter accompanied by a copy of such final order, as the case may be and (y) pay the Interest Amount, if any, to the Purchaser.

                           (c) Other. In addition to the foregoing procedure,
the Escrow Agent may make payments from the Escrow Amount in accordance with any final order of the Bankruptcy Court requiring the release of all or a specified portion of the Escrow Amount at any time on and after five (5) days following receipt by the Escrow Agent of a copy of such final order from Chemicals, Purchaser or the Bankruptcy Court.

                  7. LIABILITY OF ESCROW AGENT. The Escrow Agent shall not incur any liability to any party for damages, losses or expenses for (a) any act or failure to act made or omitted in good faith and without gross negligence or willful misconduct or (b) any action taken or omitted in reliance upon any instrument that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Deposit Escrow Agreement and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Deposit Escrow Agreement.

                  8. PAYMENT OF THE ESCROW AGENT; EXPENSES. Concurrently with the execution and delivery of this Deposit Escrow Agreement and in consideration of the services to be provided by the Escrow Agent under this Deposit Escrow Agreement, Purchaser shall pay to the Escrow Agent 50% of the amounts specified on Exhibit A hereto and Chemicals shall pay to the Escrow Agent 50% of the amounts specified on Exhibit A hereto. The Escrow Agent may incur reasonable expenses in connection with its duties and incur reasonable legal fees and expenses in connection with Section 7 of this Deposit Escrow Agreement and such expenses shall be paid or reimbursed, as the case may be, equally by Purchaser and Chemicals upon presentation by the Escrow Agent of invoices or other documentation evidencing the amounts of such expenses. In the event that the conditions of this Deposit Escrow Agreement are not properly fulfilled, or if the Escrow Agent renders any service not provided for in this Deposit Escrow Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary service and reimbursed for all reasonable costs, attorneys' fees and expenses of any firm occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs and expenses are paid.

                  9. CONTROVERSIES. If any controversy arises relating to this Deposit Escrow Agreement, or with any other party concerning the subject matter of this Deposit Escrow Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. Subject to Section 6 of this Deposit Escrow Agreement, if any such controversy arises, the Escrow Agent may hold the Escrow Amount and may wait until it is directed otherwise (i) by an order of the Bankruptcy Court, (ii) in a joint Direction Letter from Chemicals and Purchaser or (iii) in a Direction Letter signed by either Chemicals or Purchaser accompanied by a copy of a final order of the Bankruptcy Court. In such event, the Escrow Agent will not be liable for damages as long as the Escrow Agent acts in good faith and without gross negligence or willful misconduct. The Escrow Agent is authorized to deposit with the clerk of any court the Escrow Amount held hereunder. Upon initiating an interpleader or declaratory judgment or any other action seeking to determine the rights of the parties hereunder and depositing the Escrow Amount, the Escrow Agent shall be fully released and discharged of and from all further obligations and liability imposed by the terms of this Deposit Escrow Agreement, but not as to acts of the Escrow Agent prior thereto.

                  10. INDEMNIFICATION OF ESCROW AGENT. Chemicals and Purchaser and their respective successors and assigns agree to, severally and not jointly, equally indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and reasonable counsel fees and disbursements, that may be imposed on the Escrow Agent or incurred by the Escrow Agent in good faith and without gross negligence or willful misconduct in connection with the performance of the duties under this Deposit Escrow Agreement, including, but not limited to, any litigation arising from this Deposit Escrow Agreement or involving its subject matter.

                  11. RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign at any time upon giving at least thirty (30) days' written notice to Chemicals and Purchaser; provided, however, that no such resignation shall become effective until the appointment of a successor to the Escrow Agent which shall be accomplished as follows: Chemicals and Purchaser shall use commercially reasonable efforts to select a successor to the Escrow Agent within thirty (30) days after receiving such notice. If Chemicals and Purchaser fail to agree on a successor to the Escrow Agent within such time, the Escrow Agent shall have the right to appoint a successor to the Escrow Agent or deliver the documents to the American Arbitration Association to have such association appoint an Escrow Agent who shall be entitled to customary fees. The successor Escrow Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named as escrow agent. Thereafter, the

Escrow Agent shall be discharged from any further duties and liabilities under this Deposit Escrow Agreement but not as to acts of the Escrow Agent prior thereto.

                  12. MAILING INSTRUCTIONS, ETC. Any Direction Letters, notices or other communications required or permitted under, or otherwise in connection with, this Deposit Escrow Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt of a legible copy when transmitted by facsimile transmission (but only if followed by transmittal by overnight courier or hand for delivery on the next Business
Day) or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by an internationally recognized overnight courier, addressed in each case as follows (or to such other address which has been delivered in accordance with this Section 12):

(a) If to Chemicals, at:               With a required copy to:

Sterling Chemicals Inc.                Skadden, Arps, Slate, Meagher & Flom, LLP
1200 Smith Street, Suite 1900          Four Times Square
Houston, TX  77002                     New York, New York 10036
Attention: General Counsel             Attention: Howard E. Ellin
Telecopier No. 713-654-9577            Telecopier No. 212-735-2000

                                       Houlihan Lokey Howard & Zukin
                                       685 Third Avenue, 15th Avenue
                                       New York, New York 10017
                                       Attention: Dorian Lowell
                                       Telecopier No. 212-661-3070

                                       Lazard Freres & Co, LLC
                                       30 Rockefeller Plaza, 61st Floor
                                       New York, New York 10020
                                       Attention: Andrew Yearly
                                       Telecopier No. 212-332-1748

                                       Kramer Levin Naftalis & Frankel LLP
                                       919 Third Avenue
                                       New York, New York 10022
                                       Attention: Peter Kolevzon
                                       Telecopier No. 212-715-8000

                                       Resurgence Asset Management, L.L.C.
                                       10 New King Street
                                       White Plains, New York 10604
                                       Attention: Mark Kirschner
                                       Telecopier No. 914-683-3610

(b) If to Purchaser, at:               With required copies to:

Superior Propane Inc.                  Paul, Weiss, Rifkind, Wharton & Garrison
1111-49th Avenue N.E.                  1285 Avenue of the Americas
Calgary, Alberta T2E 8V2               New York, NY 10019-6064
Attn: Mark Schweitzer                  Attn: Douglas R. Davis and
Telecopier No. 403-730-7519                  Kenneth M. Schneider
                                       Telecopier No. 212-757-3990

(c) If to the Escrow Agent, at:

JPMorgan Chase Bank
600 Travis, Suite 1150
Houston, Texas 77002
Attn: Colette L. Potier
Phone No. 713-216-5793
Telecopier No. 713-216-6927

                  13. AMENDMENT. This Deposit Escrow Agreement may be amended or modified, and any provision of this Deposit Escrow Agreement may be waived, at any time by Chemicals, Purchaser and the Escrow Agent, but only by an instrument in writing signed by or on behalf of Chemicals, Purchaser and the Escrow Agent; provided, however, that Chemicals, Purchaser and the Escrow Agent may not amend or modify this Deposit Escrow Agreement or waive any of the provisions hereunder in any manner that is materially adverse to the holders of Chemicals' 12-3/8% Senior Secured Notes due 2006, the holders of unsecured claims against any of the Debtors or the interests of the Investor, without the prior written consent of the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor, as the case may be. In addition, any agreement or consent of Chemicals contemplated hereby shall be in writing and shall require the prior written approval of the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor.

                  14. BINDING; CERTAIN CONSENT MATTERS. This Deposit Escrow Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and nothing in this Deposit Escrow Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Deposit Escrow Agreement (other than, where expressly provided in this Deposit Escrow Agreement, the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor, as the case may be (each of which is an intended third party beneficiary with respect to its consent rights under Section 13 of this Deposit Escrow Agreement)). In addition, notwithstanding anything to the contrary contained in this Deposit Escrow Agreement or the Purchase Agreement, whenever the written consent of the Unofficial Noteholders Committee Majority or the Creditors Committee Majority is required, such requirement shall be deemed satisfied if a written consent is signed on behalf of the Unofficial Noteholders Committee Majority or the Creditors Committee

Majority, as the case may be, (a) by any authorized member of the Unofficial Noteholders Committee or the Creditors Committee, as the case may be, (b) by any Person designated to execute such consent by the Unofficial Noteholders Committee Majority or the Creditors Committee Majority or (c) by counsel to the Unofficial Noteholders Committee or the Creditors Committee, as the case may be.

                  15. TERM. This Deposit Escrow Agreement shall terminate upon the disbursement, in accordance with Sections 6 or 11 hereof, of the Escrow Fund in full; provided, however, that in the event all fees, expenses, costs and other amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 8 and 10 hereof shall survive the termination hereof.

                  16. ASSIGNMENT. Subject to Section 8.2 of the Purchase Agreement, neither this Deposit Escrow Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by Chemicals, Purchaser or the Escrow Agent, in whole or in part, without the prior written consent of the other parties hereto, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that, without the consent of the other parties hereto, Chemicals or Purchaser may transfer, assign and delegate its rights, interests and obligations to one or more Affiliates of such party, provided that such party remains liable for its obligations hereunder.

                  17. GOVERNING LAW. This Deposit Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York (other than Section 5-1401 of the General Obligations Law of the State of New York) or any other jurisdiction that would require the application of any other jurisdiction's laws. Purchaser, Chemicals and the Escrow Agent irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Deposit Escrow Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).

                  18. COUNTERPARTS. This Deposit Escrow Agreement may be executed simultaneously in counterparts, each of which shall all be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Deposit Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

                  19. CAPTIONS. Any captions are solely for convenience of reference and shall not be used in construing or interpreting this Deposit Escrow Agreement.

                  20. ENTIRE AGREEMENT. Except with respect to the Purchase Agreement, to which Chemicals and Purchaser are parties, this Deposit Escrow Agreement sets forth the entire agreement among the parties with respect to the subject matter thereof and hereof and supersedes all prior or oral agreements or understandings with respect thereto. The Escrow Agent undertakes to perform only such duties as are specifically set forth herein, and is not charged with knowledge of, or any duties or responsibilities in connection with, any other document.

                  21. FUNDS TRANSFER. Subject to Section 6(a):

                           (a) In the event funds transfer instructions are
given (other than in writing at the time of execution of the Deposit Escrow Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Exhibit B hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. If the Escrow Agent is unable to contact any of the authorized representatives identified in Exhibit B, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Chemicals' and Purchaser's executive officers, ("Executive Officers"), which shall include the title of Chief Financial Officer, as the Escrow Agent may select. Such "Executive Officer" shall deliver to the Escrow Agent upon request a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Deposit Escrow Agreement acknowledge that such security procedure is commercially reasonable.

                           (b) It is understood that the Escrow Agent and the
beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank, designated.

                  IN WITNESS WHEREOF, the parties hereto have executed this Deposit Escrow Agreement as of the day and year first above written.


                                    STERLING CHEMICALS, INC.


                                    By:
                                           -------------------------------------
                                           Name:
                                           Title:
                                           Tax Id No.:

                                    SUPERIOR PROPANE INC.


                                    By:
                                           -------------------------------------
                                           Name:
                                           Title:
                                           Tax Id No.:

                                    JPMORGAN CHASE BANK


                                    By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                    Exhibit A

                                 [JPMORGAN LOGO]


                                SCHEDULE OF FEES
                                       FOR
                              ESCROW AGENT SERVICES


NOTE: WE REQUIRE UNDER THE FOLLOWING FEE SCHEDULE THAT THE DEPOSIT PROCEEDS WILL BE CONTINUALLY INVESTED IN JPMORGAN CASH ESCROW PRODUCT.


NEW ACCOUNT ACCEPTANCE FEE .......................................     $    750
         Payable upon Account Opening

MINIMUM ADMINISTRATIVE FEE .......................................     $  3,500
         Payable Upon Account Opening and in Advance
         for each year in which we act as Escrow Agent

ACTIVITY FEES:

DISBURSEMENTS

Per Check                               $      35
Per Wire        U.S.                    $      35
                International           $     100

RECEIPTS

Per Check                               $      10
Per Wire                                $      10

PREPARATION OF 1099

 Per 1099                               $      15

INVESTMENTS
Per directed buy/sell)                  $      50

LEGAL EXPENSES:                         NONE

A New Account Acceptance Fee will be charged for the Bank's review of the Escrow Agreement along with any related account documentation. A one (1) year Minimum Administrative Fee will be assessed for any account which is funded. The account will be invoiced in the month in which the account is opened and annually thereafter. Payment of the invoice is due 30 days following receipt.

The Administrative Fee will cover a maximum of fifteen (15) annual administrative hours for the Bank's standard Escrow services including account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement.

EXTRAORDINARY SERVICES AND OUT-OF POCKET EXPENSES:

Any additional services beyond our standard services as specified above, such as annual administrative activities in excess of fifteen (15) hours and all reasonable out-of-pocket expenses including attorney's fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's standard rate.

MODIFICATION OF FEES:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will attempt at all times, however, to maintain the fees at a level which is fair and reasonable in relation to the responsibilities assumed and the duties performed.

ASSUMPTIONS:

o The escrow deposit shall be continuously invested in JPMorgan Cash Escrow Product. The Minimum Administrative Fee would include A SUPPLEMENTAL CHARGE OF 50 BASIS POINTS on the escrow deposit amount if another investment option is chosen.

o The account will be invoiced in the month in which the account is opened and annually thereafter.

o        Payment of the invoice is due 30 days following receipt.

                                    Exhibit B

                TELEPHONE NUMBER(S) FOR CALL-BACKS AND PERSON(S)
                DESIGNATED TO CONFIRM FUNDS TRANSFER INSTRUCTIONS


If to Chemicals:


          Name                                                                  Telephone Number
          ----                                                                  ----------------

1.  Paul Vanderhoven                                                                713-654-9549
2.  Bruce Moore                                                                     713-654-9556


If to Purchaser:

          Name                                                                  Telephone Number
          ----                                                                  ----------------

1.  Mark Schweitzer                                                                 403-730-5802
2.  Derren Newell                                                                   403-730-6930


Telephone call-backs shall be made to either Chemicals or Purchaser if joint instructions are required pursuant to the Deposit Escrow Agreement.

                                    Exhibit C

                                 [JPMORGAN LOGO]

                         JPMORGAN'S CASH ESCROW PRODUCT

         Financial transaction structures often require that the trustee or escrow agent hold cash for various purposes, e.g. reserve or collection accounts. Usually the escrow agent or trustee invests these funds in AAA-rated money market funds or certain other investments having the necessary liquidity, which are specified as permitted or eligible investments in the governing documents, and which are specifically selected by the party for whose benefit they are held.

         JPMorgan offers a variation on these investments: its own Cash Escrow Product. JPMorgan establishes a trust account for each required account and agrees to pay a specified compensation for its maintenance of the balance of funds involved. This permits instant, seamless investment and liquidity without fees or expenses.

LIQUIDITY

         Funds are not held in a third party investment and are 100% liquid.

SAFETY

         The funds are maintained in a segregated trust account on the corporate trust ledger, and as trust accounts they share the highest priority in JPMorgan's assets (which exceed $715 billion). Also, there is no operational risk of failed trades in respect of third-party investments.

CONTROL

Trust accounts are under the direct supervision of an administration officer assigned to the relationship. In addition, the party benefiting from the account has the option to review the accounts electronically.

                                                                       EXHIBIT D

                   FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

                  THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this "LEASE ASSIGNMENT"), dated [ ], 2002, by and between Sterling Pulp Chemicals US, Inc., a Delaware corporation ("ASSIGNOR") and Superior Propane Inc.,(1) a Canadian corporation ("ASSIGNEE"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

                                   WITNESSETH:

                  WHEREAS, on July 16, 2001, Sterling Chemicals Holdings, Inc., a Delaware corporation, the indirect parent company of each of the Sellers, and the other Debtors filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division;

                  WHEREAS, Assignee, Sterling Chemicals, Inc., a Delaware corporation, and the Sellers have entered into an Asset and Stock Purchase Agreement dated as of November 13, 2002 (the "PURCHASE AGREEMENT"), pursuant to which the Purchased Assets are to be assigned from the Sellers to Assignee and the Assumed Liabilities are to be assumed by Assignee from the Sellers under the terms and subject to the conditions contained therein;

                  WHEREAS, the assignment of the Purchased Assets to Assignee is taking place simultaneously with the execution and delivery of this Lease Assignment; and

                  WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume and acquire from Assignor, all right, title and interest of Assignor in, to and under that certain Indenture of Lease, dated as of October 1, 1995, by and between Valdosta-Lowndes County Industrial Authority and Pulp-DE relating to real property located in the County of Lowndes, State of Georgia as more particularly described therein (the "LEASE"), subject to and upon the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged:

         1. Assignor hereby transfers, assigns, conveys, and delivers to Assignee to Assignee, all of Assignor's right, title and interest in, to and under the Lease (the "LEASE INTEREST").


----------

(1) Or its assignee pursuant to the Purchase Agreement.

         2. Assignee hereby assumes from Assignor the Lease Interest and agrees to pay, perform and discharge, when due, all of Assignor's Liabilities relating to such Lease Interest.

         3. This Lease Assignment is subject to all of the terms, conditions and limitations set forth in the Purchase Agreement, and the obligations of the Assignor pursuant to this Lease Assignment and the Purchase Agreement shall be subject to any orders entered or approvals or authorizations granted by the Bankruptcy Court under the Bankruptcy Code.

         4. Assignee, for itself and its successors and assigns, does covenant with Assignor, it successors and assigns, that Assignee will do, execute and deliver, or will cause to have done, executed and delivered, all such further acts and instruments which Assignor may reasonably request in order to more fully effectuate the assignment and assumption provided for in this Lease Assignment.

         5. This Lease Assignment shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York (other than Section 5-1401 of the General Obligations Law of the State of New York) or any other jurisdiction that would require the application of any other jurisdiction's laws.

         6. This Lease Assignment shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and nothing in this Lease Assignment, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Lease Assignment.

         7. This Lease Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Lease Assignment to be executed as of the date first above written.


                                    ASSIGNOR:

                                    STERLING PULP CHEMICALS US, INC.



                                    By:
                                       -----------------------------------------
                                        Name:
                                        Title:


                                    ASSIGNEE:

                                    SUPERIOR PROPANE INC.



                                    By:
                                       -----------------------------------------
                                        Name:
                                        Title:

                                                                       EXHIBIT E

                               AGREED UPON BUDGET

A. WORKING CAPITAL
(000'S) USD

                                                                       DEC-02                            JAN-03
                                                                       ------                            ------

CURRENT ASSETS

Accounts Receivable - Trade                                                  $     29,882                      $     31,120

Accounts Receivable Other                                   $      5,722                      $      5,696
Less:
Withholding Taxes                                           $     (4,357)                     $     (4,357)
Income Taxes                                                $       (500)    $        865     $       (500)    $        839
                                                            ------------                      ------------

Prepaids                                                    $        704                      $        615
Less: Prepaid Insurance                                     $       (687)    $         17     $       (601)    $         14
                                                            ------------                      ------------

Total Inventory                                                              $     10,473                      $     10,212

                                                                             ------------                      ------------
TOTAL CURRENT ASSETS                                                         $     41,237                      $     42,185
                                                                             ============                      ============

CURRENT LIABILITIES

Accounts Payable - Trade                                    $     10,179                      $     11,563
Less: Income Taxes                                          $       (922)    $      9,257     $       (922)    $     10,641
                                                            ------------                      ------------

Accrued Liabilities                                                          $      6,032                      $      6,060
Accrued Interest Payable
Accrued Insurance Deductibles
Outstanding Checks
Deferred Revenue Related to Paid-up Royalties
Prepaid Insurance Credited to Purchaser
                                                                             ------------                      ------------
TOTAL CURRENT LIABILITIES                                                    $     15,289                      $     16,701
                                                                             ============                      ============

                                                                             ------------                      ------------
WORKING CAPITAL                                                              $     25,948                      $     25,484
                                                                             ============                      ============


B. CAPITAL EXPENDITURES
(000'S) USD

October-02                                                                   $      2,610
November-02                                                                  $      1,051
December-02                                                                  $        965
January-03                                                                   $      1,147